UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

HANDY & HARMAN LTD.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Handy & Harman Ltd.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

Dear Handy & Harman Ltd. Stockholders:

Please be advised that on January 21, 2015, the potential issuance of shares of our Common Stock, $.01 par value (the “Common Stock”) to SPH Group Holdings LLC (“SPHG Holdings”), the holder of approximately 66.2% of our Common Stock, was approved by the written consent of SPHG Holdings, the holder of a majority of our issued and outstanding Common Stock. If consummated, SPHG Holdings will transfer the shares that it holds in JPS Industries, Inc. in exchange for shares of our Common Stock. If the issuance occurs in full, our outstanding shares of Common Stock will increase by approximately 8.0% and the percentage ownership of SPHG Holdings in our Company will increase by approximately 2.5% to approximately 68.7%.

For more information concerning the issuance, please see the attached Notice and the accompanying Information Statement.

By order of the Board of Directors,

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN
Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the potential issuance, passed upon the merits or fairness of the potential issuance or passed upon the adequacy or accuracy of the disclosures in this letter to stockholders or the accompanying Notice and Information Statement. Any representation to the contrary is a criminal offense.

NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

HANDY & HARMAN LTD.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

DATE FIRST MAILED TO STOCKHOLDERS: February 10, 2015

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of Handy & Harman Ltd.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Handy & Harman Ltd., a company incorporated in Delaware (“we,” “us,” “our,” “HNH,” or the “Company”), to advise our stockholders of the potential issuance (the “Issuance”) of our shares of common stock, $.01 par value (the “Common Stock”) to SPH Group Holdings LLC (“SPHG Holdings”), the holder of approximately 66.2% of our Common Stock and an entity affiliated with certain of our directors and officers. The Issuance relates to a tender offer (the “Offer”) commenced by HNH Group Acquisition LLC (the “Purchaser”), a wholly owned subsidiary of Handy & Harman Group Ltd., a wholly owned subsidiary of us, for up to 10,028,724 shares or approximately 96.5% of the outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “JPS Shares”) of JPS Industries, Inc., a corporation organized under the laws of Delaware (“JPS”). The Issuance will be made if (i) the Offer is consummated and (ii) SPHG Holdings elects to tender JPS Shares that it owns (the “Steel JPS Shares”) in the Offer. Consummation of the Offer is not contingent upon the Issuance.

In connection with the Offer, the Purchaser has delivered to the stockholders of JPS an Offer to Purchase (the “Offer to Purchase”) dated January 26, 2015 in accordance with Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Offer to Purchase, the Purchaser will offer $10.00 in cash for each JPS Share other than the Steel JPS Shares. In lieu of cash, the Purchaser will pay for the Steel JPS Shares through the Issuance. The Issuance relates to 863,946 shares of Common Stock. The number of shares of our Common Stock to be issued to SPHG Holdings in the Offer was determined by reference to the ten days’ trailing volume weighted average price for shares of our Common Stock ($46.549), and such number of shares of our Common Stock was announced on February 5, 2015. The closing price of our Common Stock on the trading date before the commencement of the Offer as reported by the NASDAQ Capital Market was $44.53 per share. SPHG Holdings currently owns 4,021,580 shares of JPS. If SPHG tenders all of its Steel JPS Shares in the Offer, we will issue 863,946 shares of Common Stock to SPHG Holdings and the percentage ownership of SPHG Holdings in our Common Stock will increase by approximately 2.5% to approximately 68.7%.

The Issuance and the related transactions have been approved by our Audit Committee, consisting solely of independent directors and our board of directors approved the Offer, the Issuance and the related transactions. Because of the stockholder approval requirements of the NASDAQ Stock Market, the Issuance also had to be approved by our stockholders. The Issuance has been approved by the written consent of SPHG Holdings, the holder of a majority of our issued and outstanding common stock. We urge you to read the entire Information Statement included with this Notice carefully for a more complete description of these matters.

Pursuant to Rule 14c−2 under the Exchange Act, the Issuance can be made no sooner than 20 calendar days after the definitive form of the accompanying Information Statement is first mailed to the Company’s stockholders. Since the definitive form of the accompanying Information Statement is first being mailed to our stockholders on February 10, 2015, the Issuance of our Common Stock to SPHG Holdings may be made on or after March 2, 2015. The Issuance is also conditioned upon the closing of the Offer and SPHG Holdings electing to tender its Steel JPS Shares in the Offer. As the matter set forth in this Notice and accompanying Information Statement has been duly authorized and approved by the written consent of the holders of a majority of the voting power of the Company’s issued and outstanding voting securities, your vote or consent is not requested or required to approve the Issuance. The accompanying Information Statement is provided solely for your information and we are not, by sending this Information Statement, asking any of our stockholders to vote.

By order of the Board of Directors,

/s/ Warren G. Lichtenstein
WARREN G. LICHTENSTEIN
Chairman of the Board

White Plains, New York
February 6, 2015

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the potential issuance, passed upon the merits or fairness of the potential issuance or passed upon the adequacy or accuracy of the disclosures in this Notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

ANNEXES
Annex A: Handy & Harman Ltd.’s Consolidated Annual Financial Statements
Annex B: Handy & Harman Ltd.’s Unaudited Consolidated Interim Financial Statements
Annex C: Handy & Harman Ltd.’s Unaudited Pro Forma Condensed Consolidated Financial Information
Annex D: Management’s Discussion and Analysis of Financial Condition and Results of Operations

HANDY & HARMAN LTD.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

ABOUT THIS INFORMATION STATEMENT

General

This Information Statement is being furnished by Handy & Harman Ltd., a Delaware corporation (“we,” “us,” “our,” “HNH” or the “Company”), to advise our stockholders of the potential issuance (the “Issuance”) of our shares of common stock, $.01 par value (the “Common Stock”) to SPH Group Holdings LLC (“SPHG Holdings”), the holder of approximately 66.2% of our Common Stock and an entity affiliated with certain of our directors and officers. The Issuance relates to a tender offer (the “Offer”) commenced by HNH Group Acquisition LLC (the “Purchaser”), a wholly owned subsidiary of Handy & Harman Group Ltd., a wholly owned subsidiary of us, for up to 10,028,724 shares or approximately 96.5% of the outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “JPS Shares”) of JPS Industries, Inc., a corporation organized under the laws of Delaware (“JPS”). The Issuance will be made if (i) the Offer is consummated and (ii) SPHG Holdings elects to tender JPS Shares that it owns (the “Steel JPS Shares”) in the Offer. Consummation of the Offer is not contingent upon the Issuance.

In connection with the Offer, the Purchaser has delivered to the stockholders of JPS an Offer to Purchase (the “Offer to Purchase”) dated January 26, 2015 in accordance with Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Offer to Purchase, the Purchaser will offer $10.00 in cash for each JPS Share other than the JPS Shares held by SPHG Holdings. In lieu of cash, the Purchaser will pay for the Steel JPS Shares through the Issuance. The Issuance relates to 863,946 shares of Common Stock. The number of shares of our Common Stock to be issued to SPHG Holdings in the Offer was determined by reference to the ten days’ trailing volume weighted average price for shares of our Common Stock ($46.549), and such number of shares of our Common Stock was announced on February 5, 2015. The closing price of our Common Stock on the trading date before the commencement of the Offer as reported by the NASDAQ Capital Market was $44.53 per share. SPHG Holdings currently owns 4,021,580 shares of JPS. If SPHG tenders all of its Steel JPS Shares in the Offer, we will issue 863,946 shares of Common Stock to SPHG Holdings and the percentage ownership of SPHG Holdings in our Common Stock will increase by approximately 2.5% to approximately 68.7%.

This Information Statement is first being mailed on or about February 10, 2015 to stockholders of record of the Company as of February 4, 2015 (the “Record Date”), and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c−2 of the Exchange Act. As the Issuance is contingent upon the closing of the Offer and SPHG Holdings agreeing to tender in the Offer, you are urged to review this Information Statement for a more complete description of the Offer to Purchase.

In addition the Issuance will not become effective until at least March 2, 2015, which is more than 20 calendar days following the date on which this Information Statement was first sent to our stockholders.

Our principal executive offices are located at 1133 Westchester Avenue, Suite N222, White Plains, New York, 10604 and our main telephone number is (914) 461-1300.

Approval of the Issuance by Our Audit Committee and Our Board of Directors

On January 20, 2015 our Audit Committee, consisting solely of independent directors, approved the Issuance and the related transactions and also on January 20, 2015 our Board approved the Offer, the Issuance and the related transactions.

Requirement to Obtain Stockholder Approval

We are subject to the NASDAQ Stock Market Listing Rules because our Common Stock is currently listed on the NASDAQ Capital Market. As described in the next paragraph, the Issuance required stockholder approval under the NASDAQ Stock Market Listing Rules because we will be issuing Common Stock to an affiliate of ours in exchange for shares such affiliate owns in an entity that the affiliate has a greater than 5% interest in.

Pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ−listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ−listed company. Because SPHG Holdings currently owns approximately 66.2% of our outstanding Common Stock, SPHG Holdings is considered a substantial stockholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3). In addition, SPHG Holdings owns approximately 4,021,580 Steel JPS Shares, or approximately 38.7% of the outstanding JPS Shares and the Issuance will be made in connection with the exchange of the Steel JPS Shares for our Common Stock. If the Issuance is consummated in full, our outstanding shares of Common Stock will increase by approximately 8.0% and the percentage ownership of SPHG Holdings in our Company will increase by approximately 2.5%.

The Action by Written Consent

In order to consummate the Issuance, pursuant to the Delaware General Corporation Law (the “DGCL”), the Company had to obtain the approval of a majority of the outstanding Common Stock of the Company present in person or represented by proxy and entitled to vote on the matter. Abstentions and broker non-votes count against the action. On January 21, 2015, SPHG Holdings, the holder of a majority of our outstanding shares of Common Stock, approved the Issuance by written consent. The Written Consent will become effective 20 calendar days after this Information Statement is first sent or given to our stockholders.

No Voting Required

We are not seeking a vote, authorizations, or proxies from you. Our amended and restated certificate of incorporation, amended and restated bylaws, as amended, and Section 228 (“Section 228”) of the DGCL provide that stockholders may take action without a meeting of the stockholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a stockholders meeting. The approval by at least a majority of the outstanding voting power of our Common Stock is required to approve the Issuance.

Impact of the Issuance on our Stockholders

As of December 31, 2014, we had 10,779,451 shares of Common Stock issued and outstanding and entitled to vote on the Issuance, of which SPHG Holdings owns 7,131,185 shares, or approximately 66.2% of our outstanding shares. SPHG Holdings also directly owns 4,021,580 Steel JPS Shares. As the ten days’ trailing volume weighted average exercise price for shares of our Common Stock was $46.549, then based on an Offer Price of $10.00 per share for each Steel JPS Share, our issued and outstanding shares will increase by 863,946 shares of Common Stock or approximately 8.0% to 11,643,397 shares of Common Stock and SPHG Holdings will own 7,995,131 shares of our Common Stock or approximately 68.7% as opposed to the current approximate of 66.2%.

Notice Pursuant to Section 228

Pursuant to Section 228, we are required to provide prompt notice of the taking of a corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters approved by the Written Consent.

GENERAL

This Information Statement is being delivered in connection with the potential Issuance by the Company of our Common Stock to SPHG Holdings, the holder of approximately 66.2% of our outstanding Common Stock. The Issuance is being made in connection with the Offer but consummation of the Offer is not contingent upon the Issuance. Because of the stockholder approval requirements of the NASDAQ Stock Market, the Issuance requires stockholder approval. The Issuance and the related transactions have been approved by our Audit Committee which consists solely of independent directors and our Board of Directors has approved the Offer, the Issuance and the related transactions. In addition, the Issuance has been approved by the holder of a majority of our outstanding shares of Common Stock. Accordingly, your vote or consent is not requested or required to approve the Issuance.

The Parties

Our Company. We are a Delaware corporation with our principal executive offices located at 1133 Westchester Avenue, Suite N222, White Plains, New York 10604. HNH is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through our wholly owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH sells its products and services through direct sales forces, distributors and manufacturer’s representatives. HNH is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities Exchange Commission (the “SEC”) relating to its business, financial condition and other matters.

JPS. According to its website, JPS is a major U.S. manufacturer of mechanically formed glass and aramid substrate materials for specialty applications in a wide expanse of markets requiring highly engineered components. JPS’s products are used in a wide range of applications including: printed electronic circuit boards, advanced composite materials, civilian and military aerospace components, filtration and insulation products, specialty commercial construction substrates, medical, automotive and industrial components, and soft body armor for civilian and military applications. JPS’s common stock is quoted on the OTC Markets under the symbol “JPST”. JPS does not file periodic reports such as Forms 10-Q and 10-K with the Commission as it ceased to be a reporting company under applicable securities laws in 2004 when it terminated its registration under the Securities Act of 1933, as amended (the “Securities Act”).

Steel Holdings. Steel Partners Holdings L.P. (“Steel Holdings”) is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies.

SPHG Holdings. The principal business of SPHG Holdings is holding securities for the account of Steel Holdings.

Purchaser. The Purchaser is a Delaware limited liability company and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of Handy & Harman Group Ltd., which is a wholly owned subsidiary of HNH.

Corporate Actions

The JPS Offer. The Purchaser has offered to purchase up to 96.5% of the outstanding JPS Shares at a purchase price of $10.00 per share. The consideration for all JPS Shares, other than the Steel JPS Shares, is cash. Each of the Steel JPS Shares will be exchanged for the number of shares of Common Stock which was determined by reference to the ten days’ trading volume weighted average price for our Common Stock for the period commencing January 27, 2015 through February 5, 2015. If the Issuance is consummated in full, we will issue 863,946 shares of Common Stock to SPHG Holdings.

Audit Committee and Board Approval. After consideration and review of the merits of the Offer, our Audit Committee, consisting solely of independent directors, approved the Issuance and the related transactions and our Board approved the Offer, the Issuance and the transactions contemplated thereby.

Requirement to Obtain Stockholder Approval. We are subject to the NASDAQ Stock Market Listing Rules because our Common Stock is currently listed on the NASDAQ Capital Market. As described in the next paragraph, the Issuance requires stockholder approval under the NASDAQ Stock Market Listing Rules because we will be issuing Common Stock to an affiliate of ours in exchange for shares such affiliate owns in an entity that the affiliate has a greater than 5% interest in.

Pursuant to NASDAQ Stock Market Listing Rule 5635(a)(2), when a NASDAQ−listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NASDAQ Stock Market Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NASDAQ−listed company. Because SPHG Holdings currently owns approximately 66.2% of our outstanding Common Stock, SPHG Holdings is considered a substantial stockholder of the Company under NASDAQ Stock Market Listing Rule 5635(e)(3). In addition, SPHG Holdings owns approximately 4,021,580 Steel JPS Shares, or approximately 38.7% of the outstanding JPS Shares and the Issuance will be made in connection with the exchange of the Steel JPS Shares for our Common Stock. If the Issuance is consummated in full, our outstanding shares of Common Stock will increase by approximately 8.0% and the percentage ownership of SPHG Holdings in our Company will increase by approximately 2.5%.

Approval by Written Consent. On January 21, 2015, SPHG Holdings, the beneficial owner of approximately 66.2% of the outstanding shares of our Common Stock, executed the Written Consent in lieu of a meeting approving the Issuance. As a result, no further approval of our stockholders is required to approve the Issuance.

No Fairness Opinion or Separate Vote by Our Unaffiliated Stockholders. In connection with the Issuance, our Board did not receive a report, opinion or appraisal from an outside party as to the value of our Common Stock or seek the approval of a vote by a majority of the shares of our Common Stock held by our unaffiliated stockholders. The Issuance and the related transactions were approved by our Audit Committee, which consists solely of independent directors, and our Board of Directors approved the Offer, the Issuance and the related transactions. In addition, our Board as well as our Audit Committee believes that linking the value of our Common Stock to a ten days’ trailing weighted average price provides sufficient procedural safeguards. The Board believes that there is sufficient liquidity in the trading volume of the Common Stock to enable the trading price of the Common Stock to provide sufficient indicia of the value of the Common Stock. The Board also believes that by tying the value to a ten day weighted average, as opposed to a one day trading price, ensures that the value of our Common Stock in the Issuance will not be subject to a random one-day price change in the trading price of our Common Stock.

Dilutive Effect. Our stockholders will incur dilution of their percentage of stock ownership in HNH if and when the Issuance is consummated and no dilution if HNH does not tender its Steel JPS Shares in the Offer. This means that our current stockholders will own a smaller percentage interest in HNH as a result of the Issuance.

Based on a ten days’ volume weighted average price of our Common Stock of $46.549, the incremental impact that the Issuance will have upon the number of shares of our Common Stock outstanding (assuming no additional Issuances of shares of our Common Stock) is as follows:

Number of Shares Outstanding Prior to Issuance	Shares Issued	Number of Shares Outstanding After issuance
10,779,451	863,946	11,643,397

Following the Issuance, SPHG Holdings will own approximately 68.7% of our outstanding Common Stock, an increase of approximately 2.5% from its current ownership of approximately 66.2%.

THE OFFER TO PURCHASE

Explanatory Note Regarding the Offer to Purchase

Since the Issuance will be made in connection with the closing of the Offer to Purchase, we have included the below description of the Offer to Purchase to provide you with information regarding the material terms of the Offer. While the closing conditions of the Offer include mailing this Information Statement in accordance with Section 228 and Rule 14c-2 of the Exchange Act, consummation of the Offer is not contingent on the Issuance. Hence, the Purchaser may, at its discretion, proceed with the Offer even if SPHG Holdings does not elect to tender its JPS Steel Shares in the Offer.

Consideration

Pursuant to the terms of the Offer to Purchase, we will offer $10.00 in cash for each JPS Share other than the JPS Shares held by SPHG Holdings. In lieu of cash, in the Offer to Purchase we will pay for the Steel JPS Shares through the Issuance. The number of shares of our Common Stock to be issued to SPHG Holdings was determined by reference to the ten days’ trailing volume weighted average price for shares of HNH Stock commencing January 27, 2015 through February 5, 2015. If the Issuance is consummated in full, we will issue 863,946 shares of Common Stock to SPHG Holdings.

Effect of the Offer

Upon the consummation of the Offer, the Purchaser shall own such amount of stock of JPS which was tendered in the Offer. It is impossible to determine how many JPS Shares will tender in the Offer.

Expiration

The Offer will expire at 5:00 p.m., New York City time, on February 26, 2015, unless extended by the Purchaser (such time and date with respect to the Offer, as it may be extended, the “Offer Expiration Date”).

Conditions to the Offer

The obligation of the Purchaser to consummate the Offer pursuant to the Offer to Purchase and the transactions contemplated thereby is subject to, among other things, the satisfaction or waiver of the following conditions:

•	the mailing of this Information Statement in accordance with Section 228 of the DGCL and Rule 14c-2 of the Exchange Act;

•
there being validly tendered and not withdrawn before the Offer Expiration Date a number of JPS Shares which, together with the JPS Shares then owned by our affiliates, represents at least a majority of the total number of JPS Shares outstanding on a fully diluted basis;

•
the JPS Board having redeemed the Rights, or the Purchaser being satisfied, in its reasonable discretion, that such Rights have been invalidated or are otherwise inapplicable to the Offer as described herein;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or been terminated;

•
there shall not have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, decision, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of JPS Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer, or (ii) could, in the judgment of the Purchaser, materially affect the business, condition (financial or other), assets, income, distributions, dividends, payments, operations or prospects of JPS and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of JPS and its subsidiaries, taken as a whole, or materially impair the Offer’s contemplated benefits to the Purchaser, including without limitation any distributions, dividends or payments to be made by JPS on account of the JPS Shares;

•
there shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, the Purchaser or any of its affiliates or JPS or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the judgment of the Purchaser, would or might directly or indirectly result in any of the consequences referred to in the immediately preceding paragraph;

•
the Purchaser shall not have determined that the acceptance for payment of, or payment for, some or all of the JPS Shares would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which the Purchaser or any of its affiliates may be bound or subject;

•
the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

•
there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a material change in United States currency exchange rates or a general suspension of or material limitation on the markets thereof, (iv) any limitation (whether or not mandatory) by any federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (v) any significant adverse change in the market price of the JPS Shares or in the United States securities or financial markets, (vi) a material impairment in the trading market for debt securities, (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof, (viii) any decline in either the Nasdaq Composite Index or the S&P 500 Composite Index by an amount in excess of 15%, measured from the close of business on January 23, 2015, or (ix) any major disruption of settlements of securities;

•
the Purchaser believes, in its sole discretion, that it will not own the JPS Shares or possess any and all rights to receive any distributions, dividends and other payments on account of such JPS Shares, so tendered pursuant to the Offer; or

•
there shall not be any change or changes that have occurred or are threatened in the business, condition (financial or other), assets, income, operations, restructuring, prospects or ownership of JPS or its subsidiaries that, in the Purchaser’s sole judgment, is or may be material to either JPS and its subsidiaries, or the value of the JPS Shares.

Termination; Extension; Amendment

The Purchaser may, at any time or from time to time, on or prior to the Offer Expiration Date (a) waive any and all conditions to the Offer, (b) extend or terminate the Offer, (c) increase or decrease the number of JPS Shares being sought in the Offer or increase or decrease the consideration being offered for the JPS Shares, or (d) otherwise amend the Offer in any respect. There can be no assurance that the Purchaser will exercise its right to terminate or amend the Offer.

 Irrespective of any amendment to the Offer, all JPS Shares previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by the Purchaser. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional materials relating to the Offer and extend the Offer to the extent required by Rules 14e-1(b) and (d) under the Exchange Act. The Purchaser may also, if it deems appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer or the number of JPS Shares subject to the Offer is changed, the Offer will remain open at least 10 business days from the date the Purchaser first gives notice of such change to holders of JPS Shares subject to the Offer, by press release or otherwise. If for any reason the acceptance for payment of, or (whether before or after any JPS Shares have been accepted for payment pursuant to the Offer) the payment for, JPS Shares subject to the Offer is delayed or if the Purchaser is unable to accept for payment or pay for JPS Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer, tendered JPS Shares may be retained by the Purchaser and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

Procedures for Tendering and Withdrawing

The Offer to Purchase includes typical procedures for JPS stockholders to tender shares in the Offer or withdraw previously tendered shares.

Affiliated Parties and Related Party Transactions

Set forth below is a description of various affiliated party and related party transactions between us and JPS.

Certain Directors of JPS Are Affiliated With Us. Jack L. Howard and John J. Quicke, directors of JPS, are affiliated with us. Mr. Howard is the Principal Executive Officer and Vice Chairman of the Board of HNH and the President of Steel Holdings GP. Mr. Quicke is a Vice President of HNH and a Managing Director and operating partner of a subsidiary of Steel Holdings.

Certain Affiliates of HNH Own Shares of JPS. The following affiliates of HNH currently own or may be deemed to beneficially own Shares of JPS: Steel Holdings, SPH Group LLC (“SPHG”), SPHG Holdings, Steel Partners Holdings GP Inc. (“Steel Holdings GP”), EMH Howard, LLC (“EMH”) and Messrs. Howard and Quicke. SPHG Holdings currently owns 7,131,185 shares or approximately 66.2% of our outstanding Common Stock. Mr. Howard may be deemed to beneficially own 255,642 shares or approximately 2.4% of our outstanding Common Stock. Mr. Quicke may be deemed to beneficially own 10,000 shares or approximately 0.09% of our outstanding Common Stock.

Steel Holdings is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies.

The principal business of SPHG Holdings is holding securities for the account of Steel Holdings. The principal business of SPHG is serving as the sole member of SPHG Holdings and other affiliates. The principal business of Steel Holdings GP is serving as the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Steel Holdings owns 99% of the membership interests of SPHG. The principal business of EMH is investing in securities. Mr. Howard is the Managing Member of EMH.

As of the date hereof, SPHG Holdings directly owned 4,021,580 JPS Shares (“Steel JPS Shares”) and has been an investor in JPS since 2001. By virtue of their relationships with SPHG Holdings described above, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the Steel JPS Shares owned directly by SPHG Holdings. As of the date hereof, Mr. Howard directly owned 6,500 JPS Shares, which includes (i) 2,500 JPS Shares that were granted to him pursuant to JPS’s 2008 Stock Incentive Plan on May 15, 2013 and vested May 15, 2014 and (ii) 4,000 shares of restricted stock granted on May 20, 2014 pursuant to JPS’s 2008 Stock Incentive Plan that will vest on May 20, 2015. As the Managing Member of EMH, Mr. Howard may also be deemed to beneficially own 500 JPS Shares directly owned by EMH. As of the date hereof, Mr. Quicke directly owned 6,500 JPS Shares, which includes (i) 2,500 JPS Shares that were granted to him pursuant to the JPS’s 2008 Stock Incentive Plan on May 15, 2013 and vested May 15, 2014 and (ii) 4,000 shares of restricted stock granted on May 20, 2014 pursuant to the JPS’s 2008 Stock Incentive Plan that will vest on May 20, 2015. Accordingly, the foregoing entities and individuals collectively own an aggregate of 4,035,080 JPS Shares, which we believe represent approximately 38.8% of the outstanding JPS Shares.

JPS Has Done Business With HNH. JPS is a supplier of fiberglass to two former divisions of HNH. From November 1, 2013 through November 1, 2014, these former divisions of HNH paid to JPS an aggregate of approximately $2,035,163 for such product and from November through December 31, 2014, approximately $238,978.

SELECTED FINANCIAL DATA

The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our consolidated annual financial statements and the notes thereto, our unaudited consolidated interim financial statements and notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as Annex A, Annex B and Annex D, respectively, to this Information Statement. The selected consolidated financial data has been derived from our annual consolidated financial statements and our unaudited consolidated financial statements for the nine months ended September 30, 2014. Amounts reflected include the operations of our Arlon Electronic Materials (“Arlon”) segment. On January 22, 2015 the Company completed the sale of the issued and outstanding equity interests of Arlon, LLC, a Delaware limited liability company and its subsidiaries (other than Arlon India (Pvt) Limited), which operations comprised substantially all of the Company’s Arlon segment. For information relating to the effect of the disposition of Arlon, LLC, please see the Unaudited Pro Forma Condensed Consolidated Financial Information attached as Annex C to this Information Statement.

(in thousands, except per share amounts)	Nine Months Ended September 30, 2014 (a)	2013 (b)	2012	2011 (c)	2010 (d)	2009 (e)
Consolidated Statement of Operations Data:
Net sales	$546,040	$655,224	$579,528	$579,764	$488,048	$392,787
Operating income	$55,138	$50,950	$49,790	$45,538	$35,481	$6,605
Income (loss) from continuing operations before tax and equity investment	$50,251	$38,149	$35,214	$28,328	$3,085	$(20,150)
Income (loss) from continuing operations, net of tax	$22,524	$28,127	$22,149	$134,416	$—	$(19,653)
Income (loss) from continuing operations, net of tax, per share—basic and diluted	$1.75	$2.12	$1.70	$10.71	$—	$(1.61)
Consolidated Balance Sheet Data:
Total assets	$535,927	$509,723	$512,361	$493,190	$353,548	$353,840
Total debt	$221,253	$157,191	$158,444	$163,281	$171,292	$174,073

a)	Income from continuing operations, net of tax in the nine months ended September 30, 2014 includes a $7.8 million loss from our investment in ModusLink Global Solutions, Inc. (“ModusLink”).

b)
2013 income from continuing operations before tax and equity investment includes expenses totaling $6.5 million associated with the Company’s redemption of its outstanding 10% subordinated secured notes due 2017. Income from continuing operations, net of tax in 2013 includes a $6.0 million gain from our investment in ModusLink.

c)
2011 operating income includes an asset impairment charge of $0.7 million to write-down vacant land located in Rancho Cucamonga, California to fair value. Income from continuing operations, net of tax in 2011 reflects a tax benefit of $106.1 million, primarily due to the reversal of a deferred income tax valuation allowance.

d)
2010 operating income includes a gain of $1.3 million related to insurance proceeds from a fire claim settlement, $0.5 million of costs related to restructuring activities and a $1.6 million asset impairment charge associated with certain real property located in Atlanta, Georgia.

e)
2009 operating income includes a non-cash asset impairment charge of $0.9 million to write-down certain equipment formerly used in the manufacture of a discontinued product line. Also, a $1.1 million goodwill impairment charge was recorded to adjust the carrying value of one of the Arlon segment’s reporting units to its estimated fair value.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 12, 2013, the Company, following a competitive bidding process, notified Grant Thornton LLP (“GT”) that it was dismissing GT as its independent registered public accounting firm effective immediately. The Audit Committee of the Board of Directors of HNH approved the dismissal.

The reports of GT on the financial statements of HNH for the years ended December 31, 2012 and 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2012 and 2011 and through September 12, 2013, there were no:

(i) disagreements with GT on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years; or

(ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

On September 12, 2013, the Company also engaged BDO USA LLP (“BDO”) as its independent registered public accountant effective immediately. The engagement was approved by the Audit Committee of the Board of Directors of HNH, and was made after a competitive bidding process and evaluation. During the Company’s two most recent fiscal years and the subsequent interim period through September 12, 2013, HNH did not consult BDO with respect to any of the matters or events listed in Regulation S-K Item 304(a)(2).

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

General

Our authorized capital stock consists of 180,000,000 shares of Common Stock, $0.01 par value per share and 5,000,000 shares designated as preferred stock, $0.01 par value per share. As of December 31, 2014, there were 10,779,451 shares of Common Stock outstanding. As of December 31, 2014, there were no shares of preferred stock outstanding.

Common Stock

Voting Rights. Subject to the preferences applicable to any preferred stock outstanding at any time, holders of common stock vote together as a single class on all matters submitted to a vote of the stockholders. Each holder of Common Stock is entitled to cast one vote per share held by such holder on all matters submitted to a vote of the stockholders. Generally, all matters submitted to a vote of the stockholders must be approved by a majority of the votes cast on the matter by the holders of Common Stock present in person or represented by proxy, voting together as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Conversion Rights. Shares of Common Stock are not convertible into other securities of the Company.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights. Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding−up, the holders of Common Stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Our Board is authorized, subject to limitations imposed by the DGCL, to issue up to a total of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. As of December 31, 2014, no shares of preferred stock were issued or outstanding. Our board of directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the designations, preferences and rights of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions, subject to the provisions of any series of preferred stock. Our board of directors is also able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Other Terms

Classification of Our Board of Directors. The Amended and Restated Certificate of Incorporation provides that our Board of Directors has the power to make, alter, amend, or repeal the By-Laws, and to adopt any new By-Law, except a By-Law classifying directors for election for staggered terms. The entire Board is elected annually, and each member will serve a one−year term.

Charter Transfer Restrictions. There are transfer restrictions contained in our Amended and Restated Certificate of Incorporation to help preserve our net operating tax loss carry forwards that will generally prevent any person from acquiring amounts of our Common Stock such that such person would hold 5% or more of our Common Stock, for up to ten years after July 29, 2005, as specifically provided in our Amended and Restated Certificate of Incorporation.

Calling of a Special Meeting of Stockholders by a Stockholder. The Amended and Restated By−laws, as amended, provide that the Secretary may call a special meeting at the direction of a majority of the voting power of all the then outstanding shares of the voting stock, voting together as a single class upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting.

Action of the Stockholders by Written Consent. The Amended and Restated Certificate of Incorporation permits action by the written consent of a majority of the stockholders entitled to vote with respect to the subject matter of the action.

Anti−Takeover Effects of Delaware Law. The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	The transaction is approved by the board before the date the interested stockholder attained that status;

•
Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
On or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two−thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Nasdaq Capital Market Listing Symbol. Our Common Stock is traded on the NASDAQ Capital Market under the ticker symbol “HNH.”

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our Common Stock as of December 31, 2014, by (a) each beneficial owner of 5% or more of our outstanding Common Stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 10,779,451 shares of our Common Stock outstanding as of December 31, 2014. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our Common Stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Handy & Harman Ltd., 1133 Westchester Avenue, Suite N222, White Plains, New York 10604.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power and those shares of Common Stock that the stockholder has the right to acquire within 60 days after December 31, 2014, including through the exercise of an option or vesting of restricted stock. The “Percentage of Shares” column treats as outstanding all shares underlying options that are exercisable within 60 days after December 31, 2014, or vesting of restricted stock held by the Directors and named executive officers individually and as a group, but not shares underlying equity awards that are exercisable by other stockholders.

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares Outstanding
Directors and Named Executive Officers:
Warren G. Lichtenstein (1)	300,000	2.8%
Patrick A. DeMarco (2)	9,000	*
Robert Frankfurt (2)	12,000	*
Jack L. Howard (3)	255,642	2.4%
Glen M. Kassan (4)	203,000	1.9%
James F. McCabe, Jr. (5)	46,086	*
John H. McNamara, Jr. (2)	32,500	*
Garen W. Smith (6)	11,415	*
Jeffrey A. Svoboda (7)	134,577	1.2%
Directors and executive officers as a group (10 persons) (8)	1,015,277	9.4%
5% Stockholders:	-
SPH Group Holdings LLC (9) 590 Madison Avenue 32 Floor New York, New York 10022	7,131,185	66.2%

______________

*	Less than one percent.

(1)
Includes 50,000 and 25,000 unvested shares of restricted stock issued as of March 21, 2014 and March 25, 2014, respectively, pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 21, 2015 and March 25, 2015 respectively, provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(2)
Includes 3,000 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 21, 2015 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(3)
Includes (a) 57,642 shares owned directly by EMH which may be deemed beneficially owned by Mr. Howard by virtue of his position as the managing member of EMH and (b) 75,000 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 21, 2015 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause. Mr. Howard disclaims beneficial ownership of the shares owned by EMH except to the extent of his pecuniary interest therein.

(4)
Includes (a) 3,000 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights but do not vest until March 21, 2015 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause, and (b) 100,000 shares held in a grantor retained annuity trust (the “GRAT”) for the benefit of Mr. Kassan’s two adult children, Mr. Kassan’s wife, who shares Mr. Kassan’s household, is the trustee and sole recipient of annuity payments of the GRAT. Mr. Kassan disclaims beneficial ownership of the shares held in the GRAT.

(5)
Includes (a) 5,000 shares of common stock issuable upon exercise of options that are currently exercisable, (b) 2,380 unvested shares of restricted stock issued as of March 22, 2012 pursuant to the 2007 Plan, which currently have voting rights and will vest on March 22, 2015, (c) 2,720 unvested shares of restricted stock issued as of April 27, 2012 pursuant to the 2007 Plan, which currently have voting rights and will vest on each of April 27, 2015, (d) 2,564 unvested shares of restricted stock issued as of March 19, 2013 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 19, 2015 and 2016, and (e) 3,827 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 21, 2015, 2016 and 2017.

(6)
Includes (a) 1,000 shares of common stock issuable upon exercise of options that are currently exercisable and (b) 3,000 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights but do not vest March 21, 2015 provided, however, that the Compensation Committee may accelerate vesting in its sole discretion when and in the event his status as a member of the Board of Directors has terminated by reason of his death, disability, voluntary resignation or termination by the Company without cause.

(7)
Includes (a) 10,000 shares of common stock issuable upon exercise of options that are currently exercisable, (b) 23,800 unvested shares of restricted stock issued as of March 22, 2012 pursuant to the 2007 Plan, which currently have voting rights and will vest on March 22, 2015, (c) 7,102 unvested shares of restricted stock issued as of March 19, 2013 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 19, 2015 and 2016, and (d) 10,600 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 21, 2015, 2016 and 2017.

(8)
Includes 11,057 shares of common stock beneficially owned by Leonard J. McGill, our Senior Vice President, Chief Legal Officer and Assistant Secretary. The 11,057 shares held by Mr. McGill includes (a) 2,380 unvested shares of restricted stock issued as of March 22, 2012 pursuant to the 2007 Plan, which currently have voting rights and will vest on March 22, 2015, (b) 2,010 unvested shares of restricted stock issued as of March 19, 2013 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 19, 2015 and 2016, and (c) 3,000 unvested shares of restricted stock issued as of March 21, 2014 pursuant to the 2007 Plan, which currently have voting rights and will vest in approximately equal installments on each of March 21, 2015, 2016 and 2017.

(9)
Based upon Amendment No. 29 to the Schedule 13D filed on September 12, 2014, SPHG Holdings directly owns 7,131,185 shares of the Company’s common stock. SPHG is the sole member of SPHG Holdings and Steel Holdings owns 99% of the membership interests of SPHG. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Steel Holdings, SPHG and Steel Holdings GP disclaim beneficial ownership of the shares owned by SPHG Holdings except to the extent of their pecuniary interest therein.

DELIVERY OF INFORMATION STATEMENT

To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of house holding rules that permit us to deliver only one Information Statement to stockholders who share the same address unless otherwise requested.

If you share an address with another stockholder and have received only one Information Statement, you may write or call us to request a separate copy at no cost to you. For future mailings, you may request separate materials or, if you are receiving multiple copies you may request that we only send one set of materials, by writing to us at Handy & Harman Ltd., 1133 Westchester Avenue, Suite N222, White Plains, New York 10604, Attention: Corporate Secretary, or by calling us at (914) 461-1300.

COST OF THIS INFORMATION STATEMENT

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

FORWARD−LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “believes,” “could,” “may,” “will,” “projects,” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our ability to deploy our capital in a manner that maximizes stockholder value; the consummation of the Offer; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our products; environmental and other health and safety laws and regulations; general economic conditions and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at Station Place, 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov and on our corporate website, www.handyharman.com.

Copies of material filed by us with the SEC, including the information we are incorporating by reference, may also be obtained free of charge and within one business day of our receipt of such request, by writing to us at our corporate headquarters, Handy & Harman Ltd., Attention: Investor Relations, 1133 Westchester Avenue, Suite N222, White Plains, New York 10604, or by calling us at (914) 461-1300.

Annex A

Handy & Harman Ltd.’s Consolidated Annual Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Handy & Harman Ltd.

We have audited the accompanying consolidated balance sheet of Handy & Harman Ltd. and subsidiaries (the “Company”) as of December 31, 2013 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handy & Harman Ltd. and subsidiaries at December 31, 2013 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, New York
February 28, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Handy & Harman Ltd.

We have audited the accompanying consolidated balance sheet of Handy & Harman Ltd. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handy & Harman Ltd. and subsidiaries as of December 31, 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York
February 28, 2013 (except Note 5, as to which the date is February 28, 2014)

HANDY & HARMAN LTD.
Consolidated Balance Sheets

	December 31,	December 31,
(in thousands, except par value)	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$10,300	$15,301
Trade and other receivables - net of allowance for doubtful accounts of $1,981 and $2,004, respectively	77,546	66,628
Inventories, net	65,750	47,530
Deferred income tax assets - current	20,507	24,373
Prepaid and other current assets	9,578	8,016
Assets of discontinued operations	651	32,111
Total current assets	184,332	193,959
Property, plant and equipment at cost, less accumulated depreciation	91,197	81,729
Goodwill	77,512	59,783
Other intangibles, net	48,336	33,218
Investment in associated company	33,983	17,229
Deferred income tax assets	59,686	112,568
Other non-current assets	14,677	13,875
Total assets	$509,723	$512,361
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$34,823	$29,530
Accrued liabilities	28,483	25,735
Accrued environmental liabilities	3,213	6,346
Accrued interest - related party	—	634
Short-term debt	304	778
Current portion of long-term debt	12,818	8,943
Deferred income tax liabilities - current	433	1,022
Liabilities of discontinued operations	151	9,160
Total current liabilities	80,225	82,148
Long-term debt	144,069	128,807
Long-term debt - related party	—	19,916
Accrued pension liability	143,705	217,141
Other post-retirement benefit obligations	2,065	5,452
Other liabilities	5,787	6,969
Total liabilities	375,851	460,433
Commitments and Contingencies
Stockholders’ Equity:
Common stock - $.01 par value; authorized 180,000 shares; issued 13,444 and 13,140 shares, respectively	134	131
Accumulated other comprehensive loss	(181,931)	(226,168)
Additional paid-in capital	565,441	559,970
Treasury stock, at cost - 458 and 0 shares, respectively	(9,796)	—
Accumulated deficit	(239,976)	(282,005)
Total stockholders’ equity	133,872	51,928
Liabilities and stockholders’ equity	$509,723	$512,361

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Income Statements

	Year Ended December 31,
(in thousands, except per share)	2013	2012	2011
Net sales	$655,224	$579,528	$579,764
Cost of goods sold	470,349	410,042	421,886
Gross profit	184,875	169,486	157,878
Selling, general and administrative expenses	128,583	116,383	105,283
Pension expense	5,342	3,313	6,357
Asset impairment charge	—	—	700
Operating income	50,950	49,790	45,538
Other:
Interest expense	13,705	16,719	16,268
Realized and unrealized gain on derivatives	(1,195)	(2,582)	(418)
Other expense	291	439	1,360
Income from continuing operations before tax and equity investment	38,149	35,214	28,328
Tax provision (benefit)	16,028	13,065	(106,088)
Gain from associated company, net of tax	(6,006)	—	—
Income from continuing operations, net of tax	28,127	22,149	134,416
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(997)	4,311	1,678
Gain on disposal of assets, net of tax	14,899	21	2,681
Net income from discontinued operations	13,902	4,332	4,359
Net income	$42,029	$26,481	$138,775
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$2.12	$1.70	$10.71
Discontinued operations, net of tax, per share	1.05	0.33	0.34
Net income per share	$3.17	$2.03	$11.05
Weighted-average number of common shares outstanding	13,251	13,032	12,555

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(in thousands)	2013	2012	2011
Net income	$42,029	$26,481	$138,775

Other comprehensive income (loss), net of tax:
Changes in pension liability and post-retirement benefit obligations	68,328	(43,702)	(82,805)
Tax effect of changes in pension liability and post-retirement benefit obligations	(25,653)	14,455	27,211
Change in market value of securities	7,113	(14,948)	7,835
Tax effect of change in market value of securities	(3,041)	6,054	(3,014)
Foreign currency translation adjustments	(2,510)	362	(1,751)
Other comprehensive income (loss)	44,237	(37,779)	(52,524)

Comprehensive income (loss)	$86,266	$(11,298)	$86,251

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(in thousands)
	Common Stock		Accumulated Other	Additional Paid-In	Treasury Stock,	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Comprehensive Loss	Capital	at Cost	Deficit	(Deficit)
Balance, January 1, 2011	12,179	$122	$(135,865)	$552,844	$—	$(447,261)	$(30,160)
Amortization, issuance and forfeitures of restricted stock grants	467	5	—	2,902	—	—	2,907
Unrealized gain on available-for-sale investments, net of tax	—	—	4,821	—	—	—	4,821
Changes in pension liability and post-retirement benefit obligations, net of tax	—	—	(55,594)	—	—	—	(55,594)
Foreign currency translation adjustments	—	—	(1,751)	—	—	—	(1,751)
Net income	—	—	—	—	—	138,775	138,775
Balance, December 31, 2011	12,646	127	(188,389)	555,746	—	(308,486)	58,998
Amortization, issuance and forfeitures of restricted stock grants	494	4	—	4,224	—	—	4,228
Unrealized loss on available-for-sale investments, net of tax	—	—	(8,894)	—	—	—	(8,894)
Changes in pension liability and post-retirement benefit obligations, net of tax	—	—	(29,247)	—	—	—	(29,247)
Foreign currency translation adjustments	—	—	362	—	—	—	362
Net income	—	—	—	—	—	26,481	26,481
Balance, December 31, 2012	13,140	131	(226,168)	559,970	—	(282,005)	51,928
Amortization, issuance and forfeitures of restricted stock grants	304	3	—	5,471	—	—	5,474
Unrealized gain on available-for-sale investments, net of tax	—	—	1,710	—	—	—	1,710
Reclassification of unrealized loss on available-for-sale investments, net of tax	—	—	2,362	—	—	—	2,362
Changes in pension liability and post-retirement benefit obligations, net of tax	—	—	42,675	—	—	—	42,675
Foreign currency translation adjustments	—	—	(2,510)	—	—	—	(2,510)
Purchases of treasury stock	—	—	—	—	(9,796)	—	(9,796)
Net income	—	—	—	—	—	42,029	42,029
Balance, December 31, 2013	13,444	$134	$(181,931)	$565,441	$(9,796)	$(239,976)	$133,872

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2013	2012	2011
Cash flows from operating activities:
Net income	$42,029	$26,481	$138,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,138	13,343	14,148
Non-cash stock-based compensation	4,860	4,476	3,146
Non-cash gain from investment in associated company, net of tax	(6,006)	—	—
Amortization of debt issuance costs	852	2,654	2,628
Loss (gain) on early retirement of debt	5,662	1,368	(189)
Accrued interest not paid in cash	93	1,333	2,358
Deferred income taxes	23,001	11,014	(105,669)
Gain from asset dispositions	(63)	(145)	(50)
Asset impairment charge	—	—	700
Non-cash loss (gain) from derivatives	1,051	(2,389)	(1,465)
Reclassification of net cash settlements on precious metal contracts to investing activities	(2,346)	(193)	1,047
Discontinued operations:
Net cash provided by (used in) operating activities	1,554	7,429	(2,677)
Non-cash gain on disposal of assets	(27,573)	(21)	(6,041)
Change in operating assets and liabilities, net of acquisitions:
Trade and other receivables	2,177	7,573	(7,621)
Inventories	1,920	(421)	(170)
Prepaid and other current assets	(3,371)	1,006	(443)
Other current liabilities	(9,544)	(14,417)	(14,876)
Other items, net	(1,271)	(652)	(2,047)
Net cash provided by operating activities	49,163	58,439	21,554
Cash flows from investing activities:
Additions to property, plant and equipment	(16,226)	(20,295)	(12,046)
Net cash settlements on precious metal contracts	2,346	193	(1,047)
Acquisitions, net of cash acquired	(68,640)	(12,434)	(8,508)
Proceeds from sales of assets	413	2,257	186
Investments in associated company	—	(6,321)	(18,021)
Proceeds from sale of discontinued operations	45,334	—	26,532
Net cash used in investing activities of discontinued operations	(102)	(1,282)	(1,380)
Net cash used in investing activities	(36,875)	(37,882)	(14,284)
Cash flows from financing activities:
Proceeds from term loans - domestic	10,000	116,838	50,000
Net revolver borrowings (repayments)	30,950	(23,849)	(18,785)
Net (repayments) borrowings on loans - foreign	(3,517)	1,547	(707)
Repayments of term loans	(9,318)	(91,374)	(4,452)
Repurchases of Subordinated Notes	(36,307)	(10,847)	(35,074)
Deferred finance charges	(771)	(2,743)	(1,469)
Net change in overdrafts	1,761	(1,365)	95
Purchases of treasury stock	(9,796)	—	—
Other financing activities	(424)	(437)	1,200
Net cash used in financing activities	(17,422)	(12,230)	(9,192)
Net change for the year	(5,134)	8,327	(1,922)
Effect of exchange rate changes on cash and cash equivalents	133	133	1
Cash and cash equivalents at beginning of year	15,301	6,841	8,762
Cash and cash equivalents at end of year	$10,300	$15,301	$6,841

Cash paid during the year for:
Interest	$8,704	$11,272	$11,159
Taxes	$7,519	$4,191	$4,344

Non-cash financing activities:
Sale of property for mortgage note receivable	$—	$842	$—

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – The Company and Nature of Operations

Handy & Harman Ltd. (“HNH”) is a diversified manufacturer of engineered niche industrial products. HNH’s diverse product offerings are marketed throughout the United States and internationally. HNH owns Handy & Harman Group Ltd. (“H&H Group”), which owns Handy & Harman (“H&H”) and Bairnco Corporation (“Bairnco”). HNH manages its group of businesses on a decentralized basis with operations principally in North America. HNH’s business units encompass the following segments: Joining Materials, Tubing, Building Materials, Arlon Electronic Materials (“Arlon”) and Kasco Blades and Route Repair Services (“Kasco”). The Building Materials segment was formerly known as the Engineered Materials segment. All references herein to “we,” “our” or the “Company” refer to HNH together with all of its subsidiaries.

Note 2 – Summary of Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of HNH and its subsidiaries. All material intercompany transactions and balances have been eliminated.

Discontinued Operations

The results of operations for businesses that have been disposed of or classified as held-for-sale are segregated from the results of the Company’s continuing operations and classified as discontinued operations for each period presented in the Company’s consolidated income statement. Similarly, the assets and liabilities of such businesses are reclassified from continuing operations and presented as discontinued operations for each period presented in the Company’s consolidated balance sheet. Businesses are reported as discontinued operations when the Company no longer has continuing involvement in their operations and no longer has significant continuing cash flows from their operation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued expenses, income taxes, pensions and other post-retirement benefits, and contingencies and litigation. Estimates are based on historical experience, future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Revenue Recognition

Revenues are recognized when title and risk of loss has passed to the customer. This condition is normally met when product has been shipped or the service performed. An allowance is provided for estimated returns and discounts based on experience. Cash received by the Company from customers prior to shipment of goods, or otherwise not yet earned, is recorded as deferred revenue. Rental revenues are derived from the rental of certain equipment to the food industry where customers prepay for the rental period, usually three to six month periods. For prepaid rental contracts, sales revenue is recognized on a straight-line basis over the term of the contract. Service revenues consist of repair and maintenance work performed on equipment used at mass merchants, supermarkets and restaurants.

The Company experiences a certain degree of sales returns that varies over time, but is able to make a reasonable estimation of expected sales returns based upon history. The Company records all shipping and handling fees billed to customers as revenue, and related costs are charged principally to cost of goods sold, when incurred. The Company has also entered into agreements with certain customers under which the Company has agreed to pay rebates to such customers. These programs are typically structured to incentivize the customers to increase their annual purchases from the Company. The rebates are usually calculated as a percentage of the purchase amount, and such percentages may increase as the customer’s level of purchases rise. Rebates are recorded as a reduction of net sales in the consolidated income statement and are accounted for on an accrual basis. As of December 31, 2013 and 2012, accrued rebates payable totaled $5.4 million and $4.5 million, respectively, and are included in accrued liabilities on the consolidated balance sheet. In limited circumstances, the Company is required to collect and remit sales tax on certain of its sales. The Company accounts for sales taxes on a net basis, and such sales taxes are not included in net sales in the consolidated income statement.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. As of December 31, 2013 and 2012, the Company had cash held in foreign banks of $6.5 million and $8.0 million, respectively. The Company’s credit risk arising from cash deposits held in U.S. banks in excess of insured amounts is reduced given that cash balances in U.S. banks are generally utilized to pay down the Company’s revolving credit loans (see Note 11 - “Debt”). At December 31, 2013, the Company held cash and cash equivalents which exceeded federally-insured limits by approximately $2.2 million.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to customers based on its evaluation of the customer’s financial condition. The Company does not require that any collateral be provided by its customers. The Company has established an allowance for accounts that are expected to be uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of the financial condition of the customer and historical experience. The Company monitors its accounts receivable and charges to expense an amount equal to its estimate of expected credit losses. Accounts that are outstanding longer than contractual payment terms are considered past due. The Company considers a number of factors in determining its estimates, including the length of time its trade receivables are past due, the Company’s previous loss history and the customer’s current ability to pay its obligation. Accounts receivable balances are charged off against the allowance when it is determined that the receivable will not be recovered, and payments subsequently received on such receivables are credited to recovery of accounts written-off. The Company does not charge interest on past due receivables.

The Company believes that the credit risk with respect to trade accounts receivable is limited due to the Company’s credit evaluation process, the allowance for doubtful accounts that has been established and the diversified nature of its customer base. There were no customers which accounted for more than 5% of consolidated net sales in 2013, 2012 or 2011. In 2013, 2012 and 2011, the 15 largest customers accounted for approximately 26%, 28% and 27% of consolidated net sales, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (“LIFO”) method for certain precious metal inventory held in the United States. Non-precious metal inventories and remaining precious metal inventory are stated at the lower of cost (determined by the first-in, first-out method or average cost method) or market. For precious metal inventory, no segregation among raw materials, work in process and finished products is practicable.

Non-precious metal inventories are evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and are adjusted accordingly. If actual market conditions are less favorable than those projected, write-downs may be required.

Derivatives and Risks

Precious Metal and Commodity Risk

H&H’s precious metal and commodity inventories are subject to market price fluctuations. H&H enters into commodity futures and forward contracts to mitigate the impact of price fluctuations on its precious and certain non-precious metal inventories that are not subject to fixed price contracts. The Company’s hedging strategy is designed to protect it against normal volatility; therefore, abnormal price increases in these commodities or markets could negatively impact H&H’s earnings. H&H does not enter into derivatives or other financial instruments for trading or speculative purposes. H&H accounts for these contracts as either fair value hedges or economic hedges under the guidance in Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging.

Fair Value Hedges. The fair values of these derivatives are recognized as derivative assets and liabilities on the consolidated balance sheet. The net change in fair value of the derivative assets and liabilities and the change in the fair value of the underlying hedged inventory are recognized in the consolidated income statement, and such amounts principally offset each other due to the effectiveness of the hedges. The fair value hedges are associated primarily with the Company’s precious metal inventory carried at fair value.

Economic Hedges. As these derivatives are not designated as accounting hedges under ASC 815, they are accounted for as derivatives with no hedge designation. The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the consolidated income statement. The economic hedges are associated primarily with the Company’s precious metal inventory valued using the LIFO method.

Interest Rate Risk

HNH enters into interest rate swap agreements in order to economically hedge a portion of its debt, which is subject to variable interest rates. As these derivatives are not designated as accounting hedges under U.S. GAAP, they are accounted for as derivatives with no hedge designation. The Company records the expense (or gain) both from the mark-to-market adjustments and net settlements in interest expense in the consolidated income statement as the hedges are intended to offset interest rate movements.

Foreign Currency Exchange Rate Risk

H&H and Bairnco are subject to the risk of price fluctuations related to anticipated revenues and operating costs, firm commitments for capital expenditures and existing assets or liabilities denominated in currencies other than U.S. dollars. H&H and Bairnco have not generally used derivative instruments to manage this risk.

Property, Plant and Equipment

Property, plant and equipment is recorded at historical cost. Depreciation of property, plant and equipment is provided principally on the straight line method over the estimated useful lives of the assets, which range as follows: machinery and equipment 3 – 15 years and buildings and improvements 10 – 30 years. Interest cost is capitalized for qualifying assets during the asset’s acquisition period. Maintenance and repairs are charged to expense, and renewals and betterments are capitalized. Gain or loss on dispositions is credited or charged to operating income.

Goodwill, Other Intangibles and Long-Lived Assets

Goodwill represents the difference between the purchase price and the fair value of net assets acquired in a business combination. Goodwill is reviewed annually for impairment in accordance with U.S. GAAP as of the end of the fourth quarter. The Company uses judgment in assessing whether assets may have become impaired between annual impairment tests. Circumstances that could trigger an interim impairment test include, but are not limited to: the occurrence of a significant change in circumstances, such as continuing adverse business conditions or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; or results of testing for recoverability of a significant asset group within a reporting unit.

The testing of goodwill for impairment is performed at a level referred to as a reporting unit. Goodwill is allocated to each reporting unit based on the goodwill valued in connection with each business combination consummated within each reporting unit. Five reporting units of the Company have goodwill assigned to them.

Goodwill impairment testing consists of a two-step process. Step 1 of the impairment test involves comparing the fair values of the applicable reporting units with their carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Step 2 of the goodwill impairment test is performed to determine the amount of impairment loss. Step 2 of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill against the carrying value of that goodwill. In performing the first step of the impairment test, the Company also reconciles the aggregate estimated fair value of its reporting units to its enterprise value, which includes a control premium.

Accounting Standards Update (“ASU”) 2011-08 provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the two-step quantitative impairment test discussed above; otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the two-step quantitative impairment test.

Intangible assets with finite lives are amortized over their estimated useful lives. The Company also estimates the depreciable lives of property, plant and equipment, and reviews the assets for impairment if events, or changes in circumstances, indicate that it may not recover the carrying amount of an asset. Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value and are included primarily in other non-current assets on the consolidated balance sheet. A reduction in the carrying value of such long-lived assets used in previously operating businesses is recorded as an asset impairment charge in the consolidated income statement.

Investments

Investments are accounted for using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, or additional shares held by affiliates, are considered in determining whether the equity method of accounting is appropriate.

Investments in equity securities that have readily determinable fair values that are classified as available-for-sale are measured at fair value on the consolidated balance sheet. Unrealized holding gains and losses on available-for-sale securities (including those classified as current assets) are excluded from earnings and reported in other comprehensive income (loss) until realized. Dividend and interest income, if any, are included in earnings. The Company uses the specific identification method to determine the cost of a security sold and the amount of realized gain or loss associated with any sales. The Company assesses whether an available-for-sale investment is impaired in each quarterly reporting period. If it is determined that an impairment is other than temporary, then an impairment loss is recognized in earnings equal to the difference between the investment’s cost and its fair value at the balance sheet date of the reporting period for which the assessment is made. The measurement of an impairment does not include partial recoveries after the balance sheet date if they occur.

Stock-Based Compensation

The Company accounts for stock options and restricted stock granted to employees, directors and service providers as compensation expense, which is recognized in exchange for the services received. The compensation expense is based on the fair value of the equity instruments on the grant-date and is recognized as an expense over the service period of the recipients.

Income Taxes

Income taxes currently payable or tax refunds receivable are recorded on a net basis and included in accrued liabilities on the consolidated balance sheet. Deferred income taxes reflect the tax effect of net operating loss carryforwards (“NOLs”), capital loss or tax credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established if, based on the weight of available evidence, it is more likely than not that some portion or the entire deferred income tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Earnings Per Share

Basic earnings per share is based on the weighted-average number of shares of common stock outstanding during each year. Diluted earnings per share gives effect to dilutive potential common shares outstanding during each year.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at current exchange rates and related revenues and expenses are translated at average rates of exchange in effect during the year. Resulting cumulative translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss).

Advertising Costs

Advertising costs consist of sales promotion literature, samples, cost of trade shows, and general advertising costs, and are included in selling, general and administrative expenses in the consolidated income statement. Advertising, promotion and trade show costs totaled approximately $2.8 million in 2013, $2.4 million in 2012 and $2.2 million in 2011.

Legal Contingencies

The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably estimable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which a change in estimate occurs.

Environmental Liabilities

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Reclassifications

Certain amounts for prior years have been reclassified to conform to the current year presentation. In particular, the assets, liabilities and income or loss of discontinued operations (see Note 5 - “Discontinued Operations”) have been reclassified into separate lines on the consolidated financial statements to segregate them from continuing operations.

Note 3 – New or Recently Adopted Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02 that requires entities to disclose the following additional information about items reclassified out of accumulated other comprehensive income (“AOCI”):

•	Changes in AOCI balances by component, with separate presentation of (1) reclassification adjustments and (2) current period other comprehensive income.

•	Significant items reclassified out of AOCI by component either on the face of the income statement or as a separate footnote to the financial statements.

The Company adopted the ASU in the first quarter of 2013, and such adoption did not have an effect on the Company’s consolidated financial position or results of operations.

In March 2013, the FASB issued ASU 2013-05, which indicates that the entire amount of a cumulative translation adjustment related to an entity’s investment in a foreign entity should be released when there has been a:

•	Sale of a subsidiary or group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity.

•	Loss of a controlling financial interest in an investment in a foreign entity (i.e. the foreign entity is deconsolidated).

•	Step acquisition for a foreign entity (i.e. when an entity has changed from applying the equity method for an investment in a foreign entity to consolidating the foreign entity).

The ASU is effective for the Company’s 2014 fiscal year and is to be applied prospectively from the beginning of the fiscal year of adoption.

Note 4 – Acquisitions

2013 Acquisitions

Wolverine Joining Technologies, LLC

On April 16, 2013, the Company and its indirect subsidiary, Lucas-Milhaupt Warwick LLC (together with the Company, “Buyer”), entered into an asset purchase agreement (“Purchase Agreement”) with Wolverine Tube, Inc. (“Wolverine”) and its subsidiary, Wolverine Joining Technologies, LLC (“Wolverine Joining” and, together with Wolverine, “Seller”), pursuant to which the Buyer agreed to purchase substantially all of the assets of the Seller used in the business of Wolverine Joining, consisting of assets used for the development, manufacturing and sale of brazing, flux and soldering products and the alloys for electrical, catalyst and other industrial specialties, other than certain leased real property, and to assume certain liabilities related to such business. By acquiring Wolverine Joining, the Company increased its capacity to produce brazing filler metals and fluxes, and broadened its platform for continued global expansion. The purchase price for the acquisition was approximately $59.7 million, reflecting a final working capital adjustment and certain other reductions totaling approximately $0.3 million as provided in the Purchase Agreement. The closing of this transaction occurred on April 26, 2013. Funding of the purchase price for the acquisition was from cash on hand and borrowings under the Company’s senior secured credit facility, which was amended in connection with the acquisition as discussed in Note 11 - “Debt.”

In connection with the acquisition of Wolverine Joining, the Company currently expects to incur employee severance charges totaling approximately $0.4 million associated with the Company’s integration activities. The majority of the costs have been recorded and paid as of December 31, 2013, and are reflected in selling, general and administrative expenses.

The following table summarizes the amounts of the assets acquired and liabilities assumed at the acquisition date on a preliminary basis (in thousands):

Trade and other receivables	$9,491
Inventories	17,864
Prepaid and other current assets	81
Property, plant and equipment	5,549
Goodwill	14,767
Other intangibles	13,657
Total assets acquired	61,409
Trade payables	(1,167)
Accrued liabilities	(495)
Net assets acquired	$59,747

The preliminary purchase price allocation is subject to finalization of valuations of certain acquired assets. The goodwill of $14.8 million arising from the acquisition consists largely of the synergies expected from combining the operations of the Buyer and Seller. All of the goodwill is assigned to the Company’s Joining Materials segment and is expected to be deductible for income tax purposes. Other intangibles consist primarily of acquired trade names of $4.6 million and customer relationships of $9.0 million. These intangible assets have been assigned 20-year useful lives based on the long operating history, broad market recognition and continued demand for the associated brands, and the limited turnover and long-standing relationships Wolverine Joining has with its existing customer base. The valuation of acquired trade names was performed utilizing a relief from royalty method, and significant assumptions used in the valuation include the royalty rate assumed and the expected level of future sales. The acquired customer relationships were valued using an excess earnings approach, and significant assumptions used in the valuation include the customer attrition rate assumed and the expected level of future sales.

The amount of net sales and operating income of the acquired business included in the consolidated income statement for the year ended December 31, 2013 was approximately $43.3 million and $1.6 million, respectively, including $3.5 million of intercompany sales which were eliminated in consolidation. The results of operations of the acquired business are reported within the Company’s Joining Materials segment. Unaudited pro forma net sales and net income of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Year Ended
	December 31,
(in thousands, except per share)	2013	2012
Net sales	$680,374	$662,072
Net income	$43,411	$28,720
Net income per share	$3.28	$2.20
Weighted-average shares outstanding	13,251	13,032

This unaudited pro forma data is presented for informational purposes only and does not purport to be indicative of the results of future operations or of the results that would have occurred had the acquisition taken place on January 1, 2012. Such information for fiscal 2013 and 2012 is based on historical financial information with respect to the acquisition and does not include operational or other changes which might have been effected by the Company. The 2013 supplemental unaudited pro forma earnings were adjusted to exclude $0.6 million of acquisition-related costs incurred in 2013 and $0.5 million of nonrecurring expense related to the fair value adjustment to acquisition-date inventories. The 2012 supplemental unaudited pro forma earnings were adjusted to include these charges.

PAM Fastening Technology, Inc.

On November 7, 2013, the Company, through its indirect subsidiary, OMG, Inc., acquired 100% of the stock of PAM Fastening Technology, Inc. (“PAM”) for a cash purchase price of $9.2 million, net of cash acquired. PAM is a distributor of screw guns, collated screws and hot melt systems to the manufacturing and building industries in North America. The assets acquired and liabilities assumed included net working capital of accounts receivable, inventories and trade payables; property, plant and equipment; and intangible assets, primarily trade names and customer relationships, valued at $2.9 million, $0.2 million and $5.1 million, respectively. This acquisition provides the Company with an add on product category to its existing fastening system product line. The amount of net sales and operating income of the acquired business included in the consolidated income statement for the year ended December 31, 2013 was approximately $1.5 million and $0.2 million, respectively. The results of operations of the acquired business are reported within the Company’s Building Materials segment. In connection with the PAM acquisition, the Company has recorded goodwill totaling approximately $3.4 million, which is not expected to be deductible for income tax purposes.

2012 Acquisitions

Zaklad Przetwórstwa Metali INMET Sp. z o.o.

On November 5, 2012, a subsidiary of H&H acquired 100% of the stock of Zaklad Przetwórstwa Metali INMET Sp. z o.o., a Polish manufacturer of brazing alloys and contact materials, for a cash purchase price of $4.0 million, net of cash acquired. The assets acquired and liabilities assumed included net working capital of accounts receivable, inventories and trade payables totaling $3.1 million; property, plant and equipment of $2.2 million; as well as assumed debt of $1.6 million. This acquisition provides H&H with a new family of fabricated joining materials and a broader presence in the European market. The amount of net sales and operating loss of the acquired business included in the consolidated income statement for the year ended December 31, 2013 was approximately $18.0 million and $0.6 million, respectively, including $8.7 million of intercompany sales which were eliminated in consolidation, as compared to net sales and operating loss of $1.7 million and $0.1 million, respectively, for the period from acquisition through December 31, 2012, including $1.2 million of intercompany sales which were eliminated in consolidation. The results of operations of the acquired business are reported within the Company’s Joining Materials segment.

W.P. Hickman Company

On December 31, 2012, a subsidiary of H&H acquired substantially all of the assets of W.P. Hickman Company (“Hickman”), a North American manufacturer of perimeter metal roof edges for low slope roofs. The final cash purchase price was $8.2 million, which reflects proceeds from a final working capital adjustment of $0.3 million received in February 2013. The assets acquired and liabilities assumed included net working capital of accounts receivable, inventories and trade payables; property, plant and equipment; and intangible assets, primarily trade names and customer relationships, valued at $2.6 million, $1.2 million and $1.8 million, respectively. This acquisition provides H&H with an add on product category to its existing roofing business. The amount of net sales and operating income of the acquired business included in the consolidated income statement for the year ended December 31, 2013 was approximately $17.1 million and $1.3 million, respectively. The results of operations of the acquired business are reported within the Company’s Building Materials segment. In connection with the Hickman acquisition, the Company has recorded goodwill totaling $2.8 million, which is expected to be deductible for income tax purposes.

There is additional contingent consideration that could be due from the Company under the Hickman asset purchase agreement if the combined net sales of certain identified products exceed the parameters set forth in the asset purchase agreement in 2013 and 2014. In no event shall the additional contingent consideration exceed $1.5 million. In accordance with ASC 805, Business Combinations, the estimated fair value, $0.2 million, related to the contingent portion of the purchase price was recognized at the acquisition date. There was no significant change in the estimated fair value of this liability during the year ended December 31, 2013.

2011 Acquisition

Tiger Claw, Inc.

Pursuant to an asset purchase agreement dated March 23, 2011, a subsidiary of H&H acquired certain assets and assumed certain liabilities of Tiger Claw, Inc., a company that among other businesses, develops and manufactures hidden fastening systems for deck construction. The final purchase price was $8.5 million and was paid in cash. The assets acquired included, among other things, machinery, equipment, inventories, certain contracts, accounts receivable and intellectual property rights, all as related to the acquired business and as provided in the asset purchase agreement. The results of operations of the acquired business are reported within the Company’s Building Materials segment, and goodwill totaling approximately $1.8 million was allocated to the segment in connection with the acquisition. HNH believes this acquisition enhances its product offerings of fastening systems for deck construction.

Note 5 – Discontinued Operations

The following businesses are classified as discontinued operations in the accompanying consolidated financial statements for 2013 and for the comparable periods of 2012 and 2011.

Continental Industries

In January 2013, the Company divested substantially all of the assets and existing operations of its Continental Industries, Inc. (“Continental”) business unit, a wholly-owned subsidiary of H&H, for a cash sales price totaling approximately $37.4 million less transaction fees, reflecting a working capital adjustment of approximately $0.1 million paid in the third quarter of 2013. Proceeds of $3.7 million are currently held in escrow pending resolution of certain indemnification provisions contained in the sales agreement and are included in other receivables on the consolidated balance sheet. Located in the State of Oklahoma, Continental manufactured plastic and steel fittings and connectors for natural gas, propane and water distribution service lines, along with exothermic welding products for electrical grounding, cathodic protection and lightning protection. It was part of the Company’s Building Materials segment.

Canfield Metal Coating Corporation

In June 2013, the Company divested substantially all of the assets and existing operations of its Canfield Metal Coating Corporation (“CMCC”) business unit, a wholly-owned subsidiary of H&H, for a cash sales price totaling approximately $9.5 million less transaction fees, reflecting a final working capital adjustment of approximately $0.5 million. Located in the State of Ohio, CMCC manufactured electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries. It was part of the Company’s Building Materials segment.

Indiana Tube Mexico

In July 2013, the Company divested substantially all of the equipment owned or utilized by Indiana Tube de México, S. De R.L. de C.V. (“ITM”) for the manufacture of refrigeration condensers for a cash sales price totaling $3.7 million, less transaction fees. ITM’s operations, which were part of the Company’s Tubing segment, were discontinued in June 2013. The purchase price for ITM’s equipment was payable in two equal installments of $1.85 million, the first paid at the closing date for the transaction and the second paid upon final equipment transfer, which occurred in September 2013.

In connection with the shut-down of ITM’s operations, the Company initiated a series of restructuring activities, which included the termination of all of ITM’s employees and certain building lease termination costs. The total cost of these restructuring activities was $0.9 million, which was accrued as of June 30, 2013. Payment for the majority of these costs occurred during the third quarter of 2013, and the remaining restructuring payments were completed by the end of 2013.

Indiana Tube Denmark

In 2008, the Company decided to exit the welded specialty tubing market in Europe and close its Indiana Tube Denmark subsidiary (“ITD”). During 2009, ITD ceased operations and sold or disposed of its inventory and most of its equipment. ITD sold its facility for approximately $2.4 million in 2012, which included a note receivable for $0.8 million payable over a five year term. ITD was part of the Company’s Tubing segment. The Company completed the final liquidation of ITD in July 2013 and recognized $2.6 million in foreign currency translation gains in earnings from discontinued operations during the third quarter of 2013, which were previously reported in accumulated other comprehensive loss on the consolidated balance sheet.

Kasco-France

During the third quarter of 2011, the Company sold the stock of EuroKasco, S.A.S. (“Kasco-France”), a part of its Kasco segment, to Kasco-France’s former management team for one Euro plus 25% of any pretax earnings over the next three years. No additional consideration is expected to be collected for 2013 or 2012. Additionally, Kasco-France signed a five year supply agreement to purchase certain products from Kasco.

Arlon AFD

On February 4, 2011, Arlon LLC, an indirect wholly-owned subsidiary of HNH, sold substantially all of its assets and existing operations located primarily in the State of California related to its Adhesive Film Division for an aggregate sales price of $27.0 million. Net proceeds of approximately $24.2 million from this sale were used to repay indebtedness under the Company’s revolving credit facility.

Arlon ECP and SignTech

On March 25, 2011, Arlon LLC and its subsidiaries sold substantially all of their assets and existing operations located primarily in the State of Texas related to Arlon LLC’s Engineered Coated Products Division and its SignTech subsidiary for an aggregate sales price of $2.5 million. In addition, Arlon LLC sold a coater machine to the same purchaser for a price of $0.5 million. The net proceeds from these asset sales of $2.3 million were used to repay indebtedness under the Company’s revolving credit facility. Amounts held in escrow in connection with the Arlon LLC asset sales, totaling $3.0 million, were recorded in trade and other receivables on the consolidated balance sheet as of December 31, 2011 and were received by the Company during the second quarter of 2012.

The assets and liabilities of discontinued operations have been segregated in the accompanying consolidated balance sheets as of December 31, 2013 and 2012.

	December 31,
(in thousands)	2013	2012
Assets of Discontinued Operations:
Trade and other receivables, net	$—	$6,372
Inventories, net	—	7,097
Prepaid and other current assets	587	1,438
Property, plant and equipment, net	—	7,934
Goodwill	—	9,156
Other non-current assets	64	114
	$651	$32,111

Liabilities of Discontinued Operations	$151	$9,160

The net income from discontinued operations includes the following:

	Year Ended December 31,
(in thousands)	2013	2012	2011
Net sales	$20,094	$83,228	$102,033
Operating (loss) income	(1,559)	6,999	2,743
Interest and other expense	(47)	(91)	(192)
Income tax benefit (expense)	609	(2,597)	(873)
(Loss) income from discontinued operations, net of tax	(997)	4,311	1,678
Gain on disposal of assets	27,573	21	6,041
Income tax expense	(12,674)	—	(3,360)
Net income from discontinued operations	$13,902	$4,332	$4,359

Note 6 – Asset Impairment Charge

A non-cash asset impairment charge of $0.7 million was recorded in 2011 related to vacant land owned by the Company’s Arlon segment located in Rancho Cucamonga, California. The Company reduced this property’s carrying value by $0.7 million to reflect its lower fair market value.

Note 7 – Inventories

Inventories at December 31, 2013 and December 31, 2012 were comprised of:

	December 31,	December 31,
(in thousands)	2013	2012
Finished products	$21,887	$19,596
In-process	9,840	8,344
Raw materials	15,246	14,130
Fine and fabricated precious metals in various stages of completion	19,802	9,599
	66,775	51,669
LIFO reserve	(1,025)	(4,139)
	$65,750	$47,530

In order to produce certain of its products, H&H purchases, maintains and utilizes precious metal inventory. H&H records certain of its precious metal inventory at the lower of LIFO cost or market, with any adjustments recorded through cost of goods sold. The market value of the precious metal inventory exceeded LIFO cost by $1.0 million as of December 31, 2013 and $4.1 million as of December 31, 2012. The Company recorded non-cash LIFO liquidation gains of $0.6 million and $1.9 million in 2012 and 2011, respectively. No similar gain was recorded in 2013 due to an increase in ending precious metal inventory stated at LIFO cost. The increase in the amount of precious metal inventory from December 31, 2012 was principally attributable to the acquisition of Wolverine Joining (see Note 4 - “Acquisitions”), whose precious metal inventory is accounted for at fair value.

Certain customers and suppliers of H&H choose to do business on a “pool” basis and furnish precious metal to H&H for return in fabricated form or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included in the Company’s consolidated balance sheet. To the extent H&H is able to utilize customer precious metal in its production processes, such customer metal replaces the need for H&H to purchase its own inventory. As of December 31, 2013, H&H’s customer metal consisted of 247,103 ounces of silver, 576 ounces of gold and 1,392 ounces of palladium.

Supplemental inventory information:	December 31,	December 31,
(in thousands, except per ounce)	2013	2012
Precious metals stated at LIFO cost	$5,090	$5,460
Precious metals stated under non-LIFO cost methods, primarily at fair value	$13,687	$—
Market value per ounce:
Silver	$19.49	$30.20
Gold	$1,201.50	$1,675.40
Palladium	$711.00	$702.85

Note 8 – Property, Plant and Equipment

	December 31,	December 31,
(in thousands)	2013	2012
Land	$9,177	$7,366
Buildings, machinery and equipment	169,411	155,253
Construction in progress	7,357	7,513
	185,945	170,132
Accumulated depreciation	94,748	88,403
	$91,197	$81,729

Depreciation expense for the years ended 2013, 2012 and 2011 was $11.9 million, $10.0 million and $10.8 million, respectively.

Note 9 – Goodwill and Other Intangibles

The changes in the net carrying amount of goodwill by reportable segment for the years ended December 31, 2013 and 2012 were as follows:

(in thousands)
Segment	Balance at January 1, 2013	Foreign Currency Translation Adjustments	Additions	Adjustments	Balance at December 31, 2013	Accumulated Impairment Losses
Joining Materials	$1,494	$14	$14,767	$—	$16,275	$—
Tubing	1,895	—	—	—	1,895	—
Building Materials	47,096	—	3,402	(454)	50,044	—
Arlon	9,298	—	—	—	9,298	(1,140)
	$59,783	$14	$18,169	$(454)	$77,512	$(1,140)

The $14.8 million addition to goodwill within the Joining Materials segment was due to the Company’s acquisition of Wolverine Joining, and the $3.4 million addition within the Building Materials segment was due to the Company’s acquisition of PAM. The $0.5 million adjustment to goodwill recorded during the year ended December 31, 2013 within the Building Materials segment is related to final purchase price allocation adjustments, including a final working capital adjustment, associated with the prior year acquisition of Hickman. For additional information, see Note 4 - “Acquisitions.”

(in thousands)
Segment	Balance at January 1, 2012	Foreign Currency Translation Adjustments	Additions	Balance at December 31, 2012	Accumulated Impairment Losses
Joining Materials	$1,489	$5	$—	$1,494	$—
Tubing	1,895	—	—	1,895	—
Building Materials	43,829	—	3,267	47,096	—
Arlon	9,298	—	—	9,298	(1,140)
	$56,511	$5	$3,267	$59,783	$(1,140)

Other intangible assets as of December 31, 2013 and December 31, 2012 consisted of:

(in thousands)	December 31, 2013			December 31, 2012
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (in Years)
Customer relationships	$52,565	$(16,259)	$36,306	$38,825	$(13,232)	$25,593	16.5
Trademarks, trade names and brand names	10,231	(2,116)	8,115	5,048	(1,634)	3,414	17.5
Patents and patent applications	5,103	(1,870)	3,233	4,789	(1,523)	3,266	15.5
Non-compete agreements	906	(839)	67	906	(809)	97	7.1
Other	1,808	(1,193)	615	1,762	(914)	848	6.1
Total	$70,613	$(22,277)	$48,336	$51,330	$(18,112)	$33,218

Amortization expense totaled $4.2 million, $3.3 million and $3.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. The increase in intangible assets and related amortization expense during 2013 was principally due to the Company’s acquisition of Wolverine Joining and PAM discussed in Note 4 - “Acquisitions.” The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

(in thousands)	Customer Relationships	Trademarks, Trade Names and Brand Names	Patents and Patent Applications	Non-Compete Agreements	Other	Total

2014	$3,421	$594	$356	$30	$290	$4,691
2015	3,421	594	342	30	194	4,581
2016	3,421	594	270	7	85	4,377
2017	3,414	594	270	—	37	4,315
2018	3,378	594	270	—	9	4,251
Thereafter	19,251	5,145	1,725	—	—	26,121
	$36,306	$8,115	$3,233	$67	$615	$48,336

These balances are subject to adjustment during the finalization of the purchase price allocations for the Wolverine Joining and PAM acquisitions.

Note 10 – Investments

On December 31, 2013 and December 31, 2012, the Company held an investment in the common stock of a public company, ModusLink Global Solutions, Inc. (“ModusLink”), which is classified as an investment in associated company on the consolidated balance sheet. The value of this investment increased from $17.2 million at December 31, 2012 to $34.0 million at December 31, 2013 due entirely to changes in the share price of ModusLink’s common stock.

As of March 11, 2013, Steel Partners Holdings L.P. (“SPLP”) and its associated companies, which include the Company, owned a combined total of 6,481,185 ModusLink common shares, which represented 14.7% of ModusLink’s outstanding shares. SPLP is a majority shareholder of HNH, owning directly or indirectly through its subsidiaries in excess of 50% of HNH’s common shares. The power to vote and dispose of the securities held by SPLP is controlled by Steel Partners Holdings GP Inc. (“SPH GP”). On February 11, 2013, SPLP entered into an agreement (“Investment Agreement”) whereby, under certain conditions, it agreed to purchase 7,500,000 shares of ModusLink common stock at a price of $4.00 per share and receive warrants to purchase 2,000,000 additional shares of ModusLink common stock at an exercise price of $5.00 per share.

At its annual meeting held on March 12, 2013, ModusLink’s stockholders voted to approve the Investment Agreement with SPLP and also to elect Warren G. Lichtenstein and Glen M. Kassan to the ModusLink Board of Directors, both of whom are directors of HNH, and Mr. Lichtenstein is Executive Chairman of SPH GP. Mr. Lichtenstein was also designated Chairman of the Board of ModusLink. Also on March 12, 2013, pursuant to the terms and conditions of the Investment Agreement, SPLP purchased the 7,500,000 shares of ModusLink’s common stock. As of December 31, 2013, SPLP and HNH own 15.6% and 11.5% of ModusLink’s common stock, respectively, for an aggregate ownership of 27.1%. The outstanding warrants to purchase 2,000,000 additional shares of ModusLink common stock held by SPLP will expire on the date that is five years following the closing of the Investment Agreement.

HNH had historically accounted for its investment in ModusLink as an available-for-sale security in non-current assets on the consolidated balance sheet. As of December 31, 2012, the cost of the Company’s investment in ModusLink was $24.3 million, and the fair value was $17.2 million. The unrealized loss associated with this security was included in accumulated other comprehensive loss on the consolidated balance sheet and also in the consolidated statement of changes in stockholders’ equity, net of tax. The change in the unrealized gain or loss was included in other comprehensive income (loss).

As a result of the board representation described above, together with SPLP’s direct ownership of an additional 15.6% of ModusLink common stock, HNH has concluded that it has significant influence over the operating and financial policies of ModusLink, and therefore its investment in ModusLink became subject to the equity method of accounting as of March 12, 2013.

HNH has elected the option to value its investment in ModusLink using fair value effective March 12, 2013 in order to more appropriately reflect the value of ModusLink in its consolidated financial statements. As a result, the Company will carry its ModusLink investment on the consolidated balance sheet at fair value, with unrealized gains and losses on the investment reported in net income. On March 12, 2013, the accumulated unrealized loss of $4.3 million related to ModusLink that was recorded in accumulated other comprehensive loss, net of a tax benefit of $1.9 million, was reclassified to earnings. Prior to March 12, 2013, there had been no sales or realized gains or losses from this marketable security, and no impairments, whether other-than-temporary or not, recognized in the consolidated income statement.

ModusLink’s fiscal year ends on July 31. Summarized unaudited information as to assets, liabilities and results of operations of ModusLink for the quarter ended October 31, 2013, its most recently completed fiscal quarter, as well as for the nine months ended October 31, 2013, the nearest practicable period corresponding to the period the Company has accounted for its investment in ModusLink under the equity method of accounting, and the comparable prior periods, are as follows:

	October 31,	July 31,
(in thousands)	2013	2013
Current assets	$319,994	$291,086
Non-current assets	$50,235	$52,610
Current liabilities	$199,324	$176,431
Non-current liabilities	$10,706	$10,360
Stockholders’ equity	$160,199	$156,905

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
(in thousands)	2013	2012	2013	2012
Net revenue	$191,415	$197,051	$545,432	$543,733
Gross profit	$21,995	$18,624	$57,463	$46,002
Income (loss) from continuing operations	$538	$(9,831)	$(16,544)	$(27,641)
Net income (loss)	$617	$(10,660)	$(16,530)	$(37,037)

Note 11 – Debt

Debt at December 31, 2013 and December 31, 2012 was as follows:

(in thousands)	December 31,	December 31,
	2013	2012
Short-term debt
Foreign	$304	$778
Long-term debt
Senior Term Loan	116,000	115,000
Revolving Facility	30,950	—
Subordinated Notes, net of unamortized discount	—	9,440
Other H&H debt - domestic	8,279	8,597
Foreign loan facilities	1,658	4,713
Sub total	156,887	137,750
Less portion due within one year	12,818	8,943
Long-term debt	144,069	128,807
Long-term debt - related party
Subordinated Notes, net of unamortized discount	—	19,916
Total long-term debt	144,069	148,723
Total debt	$157,191	$158,444

Long-term debt at December 31, 2013 matures in each of the next five years as follows:

(in thousands)	Total	2014	2015	2016	2017	2018	Thereafter
Long-term debt (a)	$156,887	$12,818	$21,969	$15,691	$106,409	$—	$—

a)	Assumes repayment of the Revolving Facility on its contractual maturity date.

Senior Credit Facility

On November 8, 2012, H&H Group entered into a $205.0 million senior secured credit facility, consisting of a revolving credit facility (“Revolving Facility”) in an aggregate principal amount not to exceed $90.0 million and a term loan (“Senior Term Loan”) in an aggregate principal amount of $115.0 million (collectively, “Senior Credit Facility”). On April 26, 2013, in connection with the acquisition of Wolverine Joining (see Note 4 - “Acquisitions”), the Company’s Senior Credit Facility was amended, and on September 13, 2013, the Senior Credit Facility was further amended. These amendments, among other things, increased the lenders’ commitments under the Revolving Facility to $160.0 million and their commitments under the Senior Term Loan to $125.0 million, provided H&H Group with additional flexibility regarding its ability to utilize net cash proceeds from permitted asset sales, reset the amount of dividends and other distributions that may be made by H&H Group to the Company following the payment of $7.0 million of previously declared dividends, and amended certain financial covenants and the amortization schedule of the term loan. The term loan, as amended, requires quarterly principal payments of $3.1 million, $3.9 million, $3.9 million and $3.9 million in 2014, 2015, 2016 and 2017, respectively.

The Senior Credit Facility will expire, with remaining outstanding balances due and payable, on November 8, 2017. The Senior Credit Facility is guaranteed by substantially all existing and thereafter acquired or created domestic and Canadian wholly-owned subsidiaries of H&H Group. The Senior Credit Facility restricts H&H Group’s ability to transfer cash or other assets to HNH, subject to certain exceptions including required pension payments to the WHX Corporation Pension Plan (“WHX Pension Plan”). Borrowings under the Senior Credit Facility bear interest, at H&H Group’s option, at a rate based on LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement (2.75% and 1.75%, respectively, for LIBOR and Base Rate borrowings at December 31, 2013). The Revolving Facility provides for a commitment fee to be paid on unused borrowings, and usage under the Revolving Facility is governed by a defined Borrowing Base. The Revolving Facility also includes provisions for the issuance of letters of credit up to $15.0 million, with any such issuances reducing availability under the Revolving Facility. The Senior Credit Facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants, which include a maximum ratio limit on Total Leverage and a minimum ratio limit on Fixed Charge Coverage, as defined, as well as a minimum liquidity level.

At December 31, 2013, letters of credit totaling $3.3 million had been issued. $3.1 million of the letters of credit guarantee various insurance activities, and $0.1 million are for environmental and other matters. Remaining excess availability under the Borrowing Base totaled $36.4 million at December 31, 2013. The weighted-average interest rates on the Senior Term Loan and Revolving Facility were 3.00% and 3.13%, respectively, at December 31, 2013, and the Company was in compliance with all debt covenants at December 31, 2013.

In connection with lending requirements under the Senior Credit Facility, H&H Group entered into an interest rate swap agreement in February 2013 to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.569% over the life of the agreement on an initial $56.4 million notional amount of debt, with the notional amount decreasing by $1.1 million, $1.8 million and $2.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016. In connection with the amendments made to the Senior Credit Facility in connection with the Wolverine Joining acquisition, H&H Group entered into a second interest rate swap agreement in June 2013 to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.598% over the life of the agreement on an initial $5.0 million notional amount of debt, with the notional amount decreasing by $0.1 million, $0.2 million and $0.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016.

Subordinated Notes

On October 15, 2010, H&H Group refinanced the prior indebtedness of H&H and Bairnco to the SPII Liquidating Series Trusts (Series A and Series E)(“Steel Trusts”), each constituting a separate series of the SPII Liquidating Trust as successor-in-interest to Steel Partners II, L.P. In accordance with the terms of the associated exchange agreement, H&H Group made an approximately $6 million cash payment in partial satisfaction of prior indebtedness to the Steel Trusts and exchanged the remainder of such prior obligations for units consisting of (a) $72.9 million aggregate principal amount of 10% subordinated secured notes due 2017 (“Subordinated Notes”) issued by H&H Group pursuant to an indenture, dated as of October 15, 2010 (as amended and restated effective December 13, 2010)(“Indenture”), and (b) warrants, exercisable beginning October 15, 2013, to purchase an aggregate of 1,500,806 shares of the Company’s common stock, with an exercise price of $11.00 per share (“Warrants”). The Subordinated Notes were redeemable until October 14, 2013, at H&H Group’s option, upon payment of the principal amount of the notes, plus all accrued and unpaid interest thereon and an applicable premium set forth in the Indenture. All obligations outstanding under the Subordinated Notes bore interest at a rate of 10% per annum, 6% of which was payable in cash and 4% of which was payable in-kind.

On October 14, 2011, H&H Group redeemed $25.0 million principal amount of its outstanding Subordinated Notes on a pro-rata basis among all holders thereof at a redemption price of 102.8% of the principal amount and accrued but unpaid payment-in-kind-interest thereof, plus accrued and unpaid cash interest. Until October 15, 2013, the Subordinated Notes were not detachable from the Warrants that were issued with the Subordinated Notes as units (“Units”). Accordingly, a pro-rata portion of Warrants were also redeemed on October 14, 2011, as well as in subsequent redemptions. During 2011, the Company redeemed a total of approximately $35.1 million of Subordinated Notes, including the October redemption. In 2012, H&H Group repurchased an aggregate $10.8 million of Subordinated Notes, plus accrued interest. A (loss) gain of $(1.4) million and $0.2 million on repurchases of the Subordinated Notes is included in interest expense in the consolidated income statements for the years ended December 31, 2012 and 2011, respectively.

On March 26, 2013, H&H Group instructed Wells Fargo Bank, National Association (“Wells Fargo”), as trustee and collateral agent, to deliver an irrevocable notice of H&H Group’s election to redeem all of its outstanding Subordinated Notes to the holders of the Subordinated Notes. H&H Group also instructed Wells Fargo to redeem, on April 25, 2013, approximately $31.8 million principal amount of Subordinated Notes, representing all of the remaining outstanding Subordinated Notes, at a redemption price equal to 112.6% of the principal amount and accrued but unpaid payment-in-kind-interest thereof, plus accrued and unpaid cash interest. As indicated above, the Subordinated Notes were part of a unit, and, accordingly, the Warrants which comprised a portion of the Units were also redeemed. On March 26, 2013, H&H Group irrevocably deposited with Wells Fargo funds totaling $36.9 million for such redemption and interest payment in order to satisfy and discharge its obligations under the Indenture from both a legal and accounting perspective. Interest expense for the three months ended March 31, 2013 included a $5.7 million loss associated with the redemption of the Subordinated Notes, including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts.

Other Debt

A subsidiary of H&H has two mortgage agreements, each collateralized by real property. The mortgage balance on the first facility was $6.5 million and $6.8 million at December 31, 2013 and 2012, respectively. The mortgage bears interest at LIBOR plus a margin of 2.70%, or 2.87% at December 31, 2013, and matures in 2015. The mortgage on the second facility was $1.7 million and $1.8 million at December 31, 2013 and 2012, respectively. The mortgage bears interest at LIBOR plus a margin of 2.70%, or 2.86% at December 31, 2013, and matures in 2017.

Note 12 – Derivative Instruments

Precious Metal and Commodity Inventories

As of December 31, 2013, the Company had the following outstanding futures contracts with settlement dates ranging from February 2014 to March 2014. There were no forward contracts outstanding at December 31, 2013.

			Notional Value
Commodity	Amount		$(in millions)
Silver	650,000	ounces	$12.6
Gold	1,000	ounces	$1.2
Copper	350,000	pounds	$1.2
Tin	40	metric tons	$0.9

Of the total futures contracts outstanding, 570,000 ounces of silver and substantially all of the copper contracts are designated and accounted for as fair value hedges. The remaining outstanding futures contracts for silver, and all of the contracts for gold and tin, are accounted for as economic hedges.

The futures contracts are exchange traded contracts acquired through a third party broker. Accordingly, the Company has determined that there is minimal credit risk of default. The Company estimates the fair value of its derivative contracts through the use of market quotes or with the assistance of brokers when market information is not available. The Company maintains collateral on account with the third-party broker. Such collateral consists of both cash that varies in amount depending on the value of open futures contracts, as well as ounces of precious metal held on account by the broker.

Debt Agreements

In connection with its Senior Credit Facility, H&H Group entered into two interest rate swap agreements to reduce its exposure to interest rate fluctuations. See Note 11 - “Debt” for further discussion of the terms of these arrangements.

The Company’s Subordinated Notes had call premiums as well as Warrants associated with them. The Company treated the fair value of these features together as both a discount on the debt and a derivative liability at inception of the loan agreement. The discount was being amortized over the life of the notes as an adjustment to interest expense, and the derivative was marked to market at each balance sheet date. As discussed in Note 11 - “Debt,” on March 26, 2013, the Company discharged its obligations associated with the Subordinated Notes and Warrants, and therefore, all discounts and derivative accounts related to the Subordinated Notes and Warrants are now zero.

Effect of Derivative Instruments in the Consolidated Income Statements - Income/(Expense)

(in thousands)		Year Ended
		December 31,
Derivative	Income Statement Line	2013	2012	2011
Commodity contracts	Cost of goods sold	$2,528	$—	$—
	Total derivatives designated as hedging instruments	2,528	—	—
Commodity contracts	Realized and unrealized gain (loss) on derivatives	1,988	522	(1,236)
Interest rate swap agreements	Interest expense	(328)	—	—
Derivative features of Subordinated Notes	Realized and unrealized (loss) gain on derivatives	(793)	2,060	1,654
	Total derivatives not designated as hedging instruments	867	2,582	418
	Total derivatives	$3,395	$2,582	$418

Fair Value of Derivative Instruments on the Consolidated Balance Sheets - Asset/(Liability)

(in thousands)		December 31,	December 31,
Derivative	Balance Sheet Location	2013	2012
Commodity contracts	Prepaid and other current assets	$1,778	$—
	Total derivatives designated as hedging instruments	1,778	—
Commodity contracts	(Accrued liabilities)/Prepaid and other current assets	(158)	100
Interest rate swap agreements	Other liabilities	(214)	—
Derivative features of Subordinated Notes	Long-term debt and long-term debt - related party	—	793
	Total derivatives not designated as hedging instruments	(372)	893
	Total derivatives	$1,406	$893

Note 13 – Pensions and Other Post-Retirement Benefits

The Company maintains several qualified and non-qualified pension plans and other post-retirement benefit plans. The Company’s significant pension, post-retirement health care benefit and defined contribution plans are discussed below. The Company’s other pension and post-retirement plans are not significant individually or in the aggregate.

Qualified Pension Plans

HNH sponsors a defined benefit pension plan, the WHX Pension Plan, covering many of H&H’s employees and certain employees of H&H’s former subsidiary, Wheeling-Pittsburgh Corporation (“WPC”). The WHX Pension Plan was established in May 1998 as a result of the merger of the former H&H plans, which covered substantially all H&H employees, and the WPC plan. The WPC plan, covering most United Steel Workers of America-represented employees of WPC, was created pursuant to a collective bargaining agreement ratified on August 12, 1997. Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan (“RSP Plan”). The assets of the RSP Plan were merged into the WPC plan as of December 1, 1997. Under the terms of the WHX Pension Plan, the benefit formula and provisions for the WPC and H&H participants continued as they were designed under each of the respective plans prior to the merger.

The qualified pension benefits under the WHX Pension Plan were frozen as of December 31, 2005 and April 30, 2006 for hourly and salaried non-bargaining participants, respectively, with the exception of a single operating unit. In 2011, the benefits were frozen for the remainder of the participants.

WPC employees ceased to be active participants in the WHX Pension Plan effective July 31, 2003, and as a result, such employees no longer accrue benefits under the WHX Pension Plan.

Bairnco Corporation had several pension plans, which covered substantially all of its employees. In 2006, Bairnco froze the Bairnco Corporation Retirement Plan and initiated employer contributions to its 401(k) plan. On June 2, 2008, two Bairnco plans (Salaried and Kasco) were merged into the WHX Pension Plan. The remaining plan that has not been merged with the WHX Pension Plan covers certain employees at a facility located in Bear, Delaware (the “Bear Plan”), and the pension benefits under the Bear Plan have been frozen.

Some of the Company’s foreign subsidiaries provide retirement benefits for their employees through defined contribution plans or otherwise provide retirement benefits for employees consistent with local practices. The foreign plans are not significant in the aggregate and therefore are not included in the following disclosures.

Pension benefits are based on years of service and the amount of compensation earned during the participants’ employment. However, as noted above, the qualified pension benefits have been frozen for all participants.

Pension benefits for the WPC bargained participants include both defined benefit and defined contribution features, since the plan includes the account balances from the RSP Plan. The gross benefit, before offsets, is calculated based on years of service and the benefit multiplier under the plan. The net defined benefit pension plan benefit is the gross amount offset for the benefits payable from the RSP Plan and benefits payable by the Pension Benefit Guaranty Corporation from previously terminated plans. Individual employee accounts established under the RSP Plan are maintained until retirement. Upon retirement, participants who are eligible for the WHX Pension Plan and maintain RSP Plan account balances will normally receive benefits from the WHX Pension Plan. When these participants become eligible for benefits under the WHX Pension Plan, their vested balances in the RSP Plan become assets of the WHX Pension Plan. Although these RSP Plan assets cannot be used to fund any of the net benefit that is the basis for determining the defined benefit plan’s net benefit obligation at the end of the year, the Company has included the amount of the RSP Plan accounts of $19.4 million and $22.6 million on a gross-basis as both assets and liabilities of the plan as of December 31, 2013 and December 31, 2012, respectively.

Certain current and retired employees of H&H are covered by post-retirement medical benefit plans, which provide benefits for medical expenses and prescription drugs. Contributions from a majority of the participants are required, and for those retirees and spouses, the Company’s payments are capped. The measurement date for plan obligations is December 31.

In 2011, the unrecognized actuarial losses were amortized over the average future service years of active participants in the WHX Pension Plan, which was approximately 10 years. Beginning in 2012, the actuarial losses are being amortized over the average future lifetime of the participants, which is expected to be approximately 21 years. The Company believes that the future lifetime of the participants is more appropriate because the WHX Pension Plan is completely inactive.

The components of pension expense and components of other post-retirement benefit expense for the Company’s benefit plans included the following:

	Pension Benefits			Other Post-Retirement Benefits
(in thousands)	2013	2012	2011	2013	2012	2011
Service cost	$—	$—	$218	$—	$—	$—
Interest cost	18,594	21,651	22,553	98	163	171
Expected return on plan assets	(23,964)	(27,005)	(27,249)	—	—	—
Amortization of prior service cost	32	44	63	—	—	—
Amortization of actuarial loss	10,680	8,623	10,772	8	86	41
Total	$5,342	$3,313	$6,357	$106	$249	$212

Actuarial assumptions used to develop the components of defined benefit pension expense and other post-retirement benefit expense were as follows:

	Pension Benefits			Other Post-Retirement Benefits
	2013	2012	2011	2013	2012	2011
Discount rates:
WHX Pension Plan	3.50%	4.15%	4.95%	N/A	N/A	N/A
Other post-retirement benefit plans	N/A	N/A	N/A	3.65%	4.20%	5.10%
Bear Plan	4.00%	4.55%	5.50%	N/A	N/A	N/A
Expected return on assets	7.50%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Health care cost trend rate - initial	N/A	N/A	N/A	7.25%	7.50%	7.50%
Health care cost trend rate - ultimate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate reached	N/A	N/A	N/A	2022	2022	2016

The measurement date for plan obligations is December 31. The discount rate is the rate at which the plans’ obligations could be effectively settled and is based on high quality bond yields as of the measurement date.

Summarized below is a reconciliation of the funded status for the Company’s qualified defined benefit pension plans and post-retirement benefit plans:

	Pension Benefits		Other Post-Retirement Benefits
(in thousands)	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at January 1	$547,456	$532,619	$4,208	$4,092
Service cost	—	—	—	—
Interest cost	18,594	21,651	98	163
Actuarial (gain) loss	(34,739)	36,227	(1,403)	150
Participant contributions	—	—	4	9
Plan change	—	—	(1,506)	—
Benefits paid	(34,495)	(36,058)	(317)	(206)
Insurance contract termination	—	(6,983)	—	—
Transfer from Canfield Salaried SEPP	724	—	—	—
Benefit obligation at December 31	$497,540	$547,456	$1,084	$4,208

Change in plan assets:
Fair value of plan assets at January 1	$330,471	$346,408	$—	$—
Actual returns on plan assets	43,924	10,924	—	—
Participant contributions	—	—	4	9
Benefits paid	(34,495)	(36,058)	(317)	(206)
Company contributions	13,349	16,180	313	197
Insurance contract termination	—	(6,983)	—	—
Transfer from Canfield Salaried SEPP	724	—	—	—
Fair value of plan assets at December 31	353,973	330,471	—	—
Funded status	$(143,567)	$(216,985)	$(1,084)	$(4,208)

Accumulated benefit obligation (“ABO”) for qualified defined benefit plans:
ABO at January 1	$547,456	$532,619	$4,208	$4,092
ABO at December 31	$497,540	$547,456	$1,084	$4,208

Amounts recognized on the consolidated balance sheet:
Current liability	$—	$—	$(111)	$(211)
Noncurrent liability	(143,567)	(216,985)	(973)	(3,997)
Total	$(143,567)	$(216,985)	$(1,084)	$(4,208)

The weighted-average assumptions used in the valuations at December 31 were as follows:

	Pension Benefits		Other Post-Retirement Benefits
	2013	2012	2013	2012
Discount rates:
WHX Pension Plan	4.40%	3.50%	N/A	N/A
Bear Plan	4.95%	4.00%	N/A	N/A
Other post-retirement benefit plans	N/A	N/A	4.10%	3.65%
Rate of compensation increase	N/A	N/A	N/A	N/A
Health care cost trend rate - initial	N/A	N/A	7.25%	7.25%
Health care cost trend rate - ultimate	N/A	N/A	5.00%	5.00%
Year ultimate reached	N/A	N/A	2022	2022

The effect of a 1% increase (decrease) in health care cost trend rates on benefit expense and on other post-retirement benefit obligations is not significant.

Pretax amounts included in accumulated other comprehensive loss at December 31, 2013 and 2012 were as follows:

	Pension Benefits		Other Post-Retirement Benefits
(in thousands)	2013	2012	2013	2012
Prior service cost (credit)	$—	$32	$(1,506)	$—
Net actuarial loss	203,627	269,005	440	1,851
Accumulated other comprehensive loss	$203,627	$269,037	$(1,066)	$1,851

The pretax amount of actuarial losses and prior service cost (credit) included in accumulated other comprehensive loss at December 31, 2013 that is expected to be recognized in net periodic benefit cost in 2014 is $7.7 million and $0.0 million, respectively, for defined benefit pension plans and $0.0 million and $(0.1) million, respectively, for other post-retirement benefit plans.

Other changes in plan assets and benefit obligations recognized in comprehensive income (loss) are as follows:

	Pension Benefits			Other Post-Retirement Benefits
(in thousands)	2013	2012	2011	2013	2012	2011
Current year actuarial gain (loss)	$54,698	$(52,305)	$(93,031)	$1,403	$(150)	$(649)
Amortization of actuarial loss	10,680	8,623	10,772	8	86	41
Current year prior service credit	—	—	—	1,506	—	—
Amortization of prior service cost	32	44	62	—	—	—
Total recognized in comprehensive income (loss)	$65,410	$(43,638)	$(82,197)	$2,917	$(64)	$(608)

The actuarial loss occurred principally because the historical investment returns on the assets of the WHX Pension Plan have been lower than actuarial assumptions.

Benefit obligations were in excess of plan assets for all pension plans and other post-retirement benefit plans at both December 31, 2013 and 2012. The accumulated benefit obligation for all defined benefit pension plans was $497.5 million and $547.5 million at December 31, 2013 and 2012, respectively. Additional information for plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits		Other Post-Retirement Benefits
(in thousands)	2013	2012	2013	2012
Projected benefit obligation	$497,540	$547,456	$1,084	$4,208
Accumulated benefit obligation	$497,540	$547,456	$1,084	$4,208
Fair value of plan assets	$353,973	$330,471	$—	$—

In determining the expected long-term rate of return on plan assets, the Company evaluated input from various investment professionals. In addition, the Company considered its historical compound returns, as well as the Company’s forward-looking expectations. The Company determines its actuarial assumptions for its pension and other post-retirement plans on December 31 of each year to calculate liability information as of that date and pension and other post-retirement expense for the following year. The discount rate assumption is derived from the rate of return on high-quality bonds as of December 31 of each year.

The Company’s investment policy is to maximize the total rate of return with a view to long-term funding objectives of the pension plan to ensure that funds are available to meet benefit obligations when due. Pension plan assets are diversified to the extent necessary to minimize risk and to achieve an optimal balance between risk and return. There are no target allocations. The WHX Pension Plan’s assets are diversified as to type of assets, investment strategies employed and number of investment managers used. Investments may include equities, fixed income, cash equivalents, convertible securities and private investment funds. Derivatives may be used as part of the investment strategy. The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company.

The fair value of pension investments is defined by reference to one of three categories (Level 1, Level 2 or Level 3) based on the reliability of inputs, as such terms are defined in Note 18 - “Fair Value Measurements.”

The WHX/Bear Pension Plan assets at December 31, 2013 and 2012, by asset category, are as follows:

(in thousands)
Fair Value Measurements as of December 31, 2013:
	Assets (Liabilities) at Fair Value as of December 31, 2013
Asset Class	Level 1	Level 2	Level 3	Total
Equity securities:
U.S. large cap	$27,389	$596	$—	$27,985
U.S. mid-cap growth	62,477	—	—	62,477
U.S. small-cap value	14,460	2,031	—	16,491
International large cap value	16,355	—	—	16,355
Equity contracts	96	—	—	96
Fixed income securities:
Corporate bonds and loans	33	63,405	503	63,941
Other types of investments:
Common trust funds (1)	—	98,610	—	98,610
Fund of funds (2)	—	41,898	—	41,898
	120,810	206,540	503	327,853
Shorts	(62,776)	(938)	—	(63,714)
Total	$58,034	$205,602	$503	264,139
Cash and cash equivalents				94,130
Net payables				(4,296)
Total pension assets				$353,973

Fair Value Measurements as of December 31, 2012:
	Assets (Liabilities) at Fair Value as of December 31, 2012
Asset Class	Level 1	Level 2	Level 3	Total
Equity securities:
U.S. large cap	$20,572	$543	$—	$21,115
U.S. mid-cap growth	36,065	—	209	36,274
U.S. small-cap value	15,295	138	—	15,433
International large cap value	16,118	116	—	16,234
Equity contracts	308	—	—	308
Preferred stocks	530	2,016	—	2,546
Fixed income securities:
Corporate bonds and loans	415	51,052	548	52,015
Other types of investments:
Common trust funds (1)	—	68,830	—	68,830
Fund of funds (2)	—	37,142	—	37,142
	89,303	159,837	757	249,897
Futures contracts, net	(58,148)	5,478	—	(52,670)
Total	$31,155	$165,315	$757	197,227
Cash and cash equivalents				133,590
Net payables				(346)
Total pension assets				$330,471

(1)
Common trust funds are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities and commodity-related securities and are valued at their Net Asset Values (“NAV”) that are calculated by the investment manager or sponsor of the fund.

(2)
Fund of funds consist of fund-of-fund LLC or commingled fund structures. The underlying assets in these funds are primarily publicly traded equity securities, fixed income securities and commodity-related securities. The LLCs are valued based on NAVs calculated by the fund and are not publicly available.

The Company’s policy is to recognize transfers in and transfers out of Level 3 as of the date of the event or change in circumstances that caused the transfer.

Changes in the WHX/Bear Pension Plan assets for which fair value is determined using significant unobservable inputs (Level 3) were as follows during 2013 and 2012:

Changes in Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Year Ended December 31, 2013 (in thousands)	U.S. Large Cap	U.S. Mid Cap Growth	Corporate Bonds and Loans
Beginning balance as of January 1, 2013	$—	$209	$548
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Gains or losses included in changes in net assets	—	23	85
Purchases, issuances, sales and settlements
Purchases	—	—	—
Issuances	—	—	—
Sales	—	(232)	(130)
Settlements	—	—	—
Ending balance as of December 31, 2013	$—	$—	$503

Year Ended December 31, 2012 (in thousands)	U.S. Large Cap	U.S. Mid Cap Growth	Corporate Bonds and Loans
Beginning balance as of January 1, 2012	$593	$—	$—
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	—	—
Gains or losses included in changes in net assets	673	145	11
Purchases, issuances, sales and settlements
Purchases	—	—	547
Issuances	—	64	—
Sales	(1,202)	—	(10)
Settlements	(64)	—	—
Ending balance as of December 31, 2012	$—	$209	$548

The following tables present the category, fair value, redemption frequency and redemption notice period for those assets whose fair value was estimated using the NAV per share (or its equivalents), as well as plan assets which have redemption notice periods, as of December 31, 2013 and December 31, 2012 (in thousands):

Class Name	Description	Fair Value December 31, 2013	Redemption frequency	Redemption Notice Period
Fund of funds	Equity long/short hedge funds	$5,707	Quarterly	45 day notice
Fund of funds	Fund of fund composites	$36,191	Quarterly	45 day notice
Common trust funds	Equity long/short hedge funds	$12,635	Annually	90 day notice
Common trust funds	Event driven hedge funds	$69,255	Annually	45 day notice
Common trust funds	Event driven hedge funds	$16,720	Monthly	90 day notice
Separately managed fund	Separately managed fund	$34,991	Monthly	30 day notice
Separately managed fund	Separately managed fund	$77,093	Quarterly	45 day notice

Class Name	Description	Fair Value December 31, 2012	Redemption frequency	Redemption Notice Period
Fund of funds	Equity long/short hedge funds	$4,862	Quarterly	45 day notice
Fund of funds	Fund of fund composites	$32,280	Quarterly	45 day notice
Common trust funds	Event driven hedge funds	$55,853	Annually	45 day notice
Common trust funds	Event driven hedge funds	$12,977	Monthly	90 day notice
Separately managed fund	Separately managed fund	$33,324	Monthly	30 day notice
Separately managed fund	Separately managed fund	$64,490	Quarterly	45 day notice

Unfunded Commitments

As of December 31, 2013, the Plan had an unfunded commitment for additional capital of approximately $39.0 million to an event driven hedge fund. The commitment was funded in January 2014 through an in-kind transfer from one of the Plan’s separately managed funds.

Contributions

Employer contributions consist of funds paid from employer assets into a qualified pension trust account. The Company’s funding policy is to contribute annually an amount that satisfies the minimum funding standards of ERISA.

The Company expects to have required minimum pension contributions for 2014, 2015, 2016, 2017, 2018 and for the five years thereafter of $24.3 million, $21.7 million, $17.1 million, $15.8 million, $13.9 million, and $27.6 million, respectively. Required future contributions are determined based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets and legislative changes. Pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

Benefit Payments

Estimated future benefit payments for the benefit plans over the next ten years are as follows (in thousands):

	Pension	Other Post-Retirement
Years	Benefits	Benefits
2014	$34,813	$111
2015	34,640	118
2016	34,456	112
2017	34,247	100
2018	34,018	94
2019- 2023	163,182	366

401(k) Plans

Certain employees participate in a Company sponsored savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. This savings plan allows eligible employees to contribute from 1% to 75% of their income on a pretax basis. The Company presently makes a contribution to match 50% of the first 6% of the employee’s contribution. The charge to expense for the Company’s matching contribution amounted to $1.4 million, $1.8 million and $2.0 million in 2013, 2012 and 2011, respectively.

Note 14 – Stockholders’ Equity

The Company’s authorized capital stock is a total of 185,000,000 shares, consisting of 180,000,000 shares of common stock and 5,000,000 shares of preferred stock. Of the authorized shares, no shares of preferred stock have been issued. As of December 31, 2013 and 2012, 12,985,840 and 13,140,004 shares of common stock were outstanding, respectively.

Although the Board of Directors of HNH is expressly authorized to fix the designations, preferences and rights, limitations or restrictions of the preferred stock by adoption of a Preferred Stock Designation resolution, the Board of Directors has not yet done so. The common stock of HNH has voting power, is entitled to receive dividends when and if declared by the Board of Directors and is subject to any preferential dividend rights of any then-outstanding preferred stock, and in liquidation, after distribution of the preferential amount, if any, due to preferred stockholders, are entitled to receive all the remaining assets of the corporation.

Common Stock Repurchase Program

On May 29, 2013, the Company’s Board of Directors approved the repurchase of up to an aggregate of $2.0 million of the Company’s common stock. On June 27, 2013, the Board of Directors further approved the repurchase of up to an aggregate of $8.0 million of the Company’s common stock, which was in addition to the previously approved repurchase up to an aggregate of $2.0 million of common stock. Such repurchases were made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, in compliance with applicable laws and regulations. The Company repurchased 458,131 shares for a total purchase price of approximately $9.8 million under the repurchase program, which concluded at the end of 2013.

Accumulated Other Comprehensive (Loss) Income

Changes, net of tax, in accumulated other comprehensive (loss) income and its components follow:

(in thousands)	Unrealized (Loss) Gain on Marketable Equity Securities	Foreign Currency Translation Adjustments	Change in Net Pension and Other Benefit Obligations	Total
Balance at December 31, 2012	$(4,072)	$2,481	$(224,577)	$(226,168)
Current period income	1,710	56	42,675	44,441
Reclassification adjustments, net of tax	2,362	(2,566)	—	(204)
Balance at December 31, 2013	$—	$(29)	$(181,902)	$(181,931)

Income tax (provisions) benefits of $(28.7) million, $20.5 million and $24.2 million were recorded in accumulated other comprehensive loss for 2013, 2012 and 2011, respectively.

As discussed in Note 10 - “Investments,” the Company’s investment in ModusLink became subject to the equity method of accounting during the first quarter of 2013. Accordingly, the accumulated unrealized loss of $2.4 million on available-for-sale securities associated with this investment was reclassified out of accumulated other comprehensive loss and into earnings, as a component of gain from associated company, net of tax.

As discussed in Note 5 - “Discontinued Operations,” the Company completed the final liquidation of ITD in July 2013 and recognized $2.6 million in foreign currency translation gains in earnings during the third quarter of 2013, which were previously reported in accumulated other comprehensive loss on the consolidated balance sheet.

Note 15 – Stock-Based Compensation

The Company has granted restricted stock awards and stock options under its 2007 Incentive Stock Plan, as amended (“2007 Plan”), to certain employees, members of the Board of Directors and service providers. On May 21, 2013, the Company’s stockholders approved an increase in the number of shares authorized for issuance under the 2007 Plan from 1,650,000 shares to 2,075,000 shares.

Restricted Stock

Restricted stock grants made to employees are in lieu of a long-term incentive plan component in the Company’s bonus plan for those individuals who receive shares of restricted stock. Compensation expense is measured based on the fair value of the stock-based awards on the grant date, as measured by the NASDAQ closing price for the Company’s common stock. Compensation expense is recognized in the consolidated income statement on a straight-line basis over the requisite service period, which is the vesting period.

In 2011, the Compensation Committee of the Company’s Board of Directors approved the grant of 495,600 shares of restricted stock awards to certain employees, members of the Board of Directors and service providers. The restricted stock grants made to the employees and service providers, totaling 289,600 shares, vested with respect to 25% of the award upon grant and vest in equal annual installments over a three year period from the grant date with respect to the remaining 75% of the award. Additionally, the Compensation Committee also approved the grant of (a) 1,000 shares of restricted stock to each Director other than the Chairman and Vice Chairman, and (b) 100,000 shares of restricted stock to each of the Chairman and Vice Chairman, or a total of 205,000 shares to Directors. On June 17, 2011, the Company granted 1,000 shares in a restricted stock award to a newly-appointed Director. The restricted stock grants to the Directors vested one year from the date of grant.

In 2012 and 2013, respectively, the Compensation Committee approved the grant of an aggregate 525,400 and 319,788 shares of restricted stock to certain employees, members of the Board of Directors and service providers. The restricted stock grants made to the employees and service providers in 2012 and 2013 vest in equal annual installments over a three year period from the grant date. The restricted stock grants to the Directors vest one year from the grant date.

The Company allows certain grantees to forego the issuance of shares to meet any applicable income tax withholding due as a result of the vesting of restricted stock. Such shares are returned to the unissued shares of the Company’s common stock. During the years ended December 31, 2013 and 2012, 2,615 and 20,494 shares, respectively, were foregone in connection with income tax withholding obligations.

Restricted stock activity under the 2007 Plan was as follows for the years ended December 31, 2013 and December 31, 2012:

(shares)	Employees	Directors	Total
Balance, January 1, 2013	503,440	458,000	961,440
Granted	157,788	162,000	319,788
Forfeited	(13,202)	—	(13,202)
Reduced for income tax obligations	(2,615)	—	(2,615)
Balance, December 31, 2013	645,411	620,000	1,265,411

Vested at December 31, 2013	270,124	458,000	728,124
Non-vested at December 31, 2013	375,287	162,000	537,287

	Employees	Directors	Total
Balance, January 1, 2012	261,934	206,000	467,934
Granted	273,400	252,000	525,400
Forfeited	(11,400)	—	(11,400)
Reduced for income tax obligations	(20,494)	—	(20,494)
Balance, December 31, 2012	503,440	458,000	961,440

The Company has recognized compensation expense related to restricted shares of $4.9 million, $4.5 million and $3.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Unearned compensation expense related to restricted shares at December 31, 2013 is $3.6 million, which is net of an estimated 5% forfeiture rate for employees and service providers. This amount will be recognized over the remaining vesting period of the restricted shares.

Stock Options

In July 2007, stock options were granted to certain employees and Directors under the 2007 Plan. The 2007 Plan permits options to be granted up to a maximum contractual term of 10 years. The Company’s policy is to use shares of unissued common stock upon exercise of stock options.

The Company estimated the fair value of the stock options granted in accordance with U.S. GAAP using a Black-Scholes option-pricing model. The expected average risk-free rate was based on a U.S. treasury yield curve. The expected average life represented the period of time that options granted are expected to be outstanding. Expected volatility was based on historical volatilities of HNH’s common stock. The expected dividend yield was based on historical information and management’s plan.

The Company recorded no compensation expense related to its stock options in 2013, 2012 or 2011 since the options fully vested prior to 2010.

Stock option activity under the Company’s 2007 Plan was as follows in 2013:

Options	Shares (000’s)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)

Outstanding options at December 31, 2012	49	$90	3.34	$—
Granted	—	—		—
Exercised	—	—		—
Forfeited or expired	(7)	90		—
Outstanding at December 31, 2013	42	$90	2.34	$—
Exercisable at December 31, 2013	42	$90	2.34	$—

As of December 31, 2013, there were 767,389 shares reserved for future issuance under the 2007 Plan.

On July 6, 2007, the Compensation Committee adopted an incentive arrangement for a member of the Board of Directors who is a related party to the Company. This arrangement provides, among other things, for this individual to receive a bonus equal to 10,000 multiplied by the difference of the fair market value of the Company’s stock price and $90.00 per share. The incentive arrangement terminates July 6, 2015, to the extent not previously received. Under U.S. GAAP, the Company is required to adjust its obligation for the fair value of such incentive arrangements from the date of actual grant to the latest balance sheet date and to record such incentive arrangements as liabilities on the consolidated balance sheet. The Company recorded $0.2 million and $0.1 million of non-cash income in 2012 and 2011, respectively, associated with such awards. No income or expense was recorded in 2013.

Note 16 – Income Taxes

Income from continuing operations before tax and equity investment for the three years ended December 31 is as follows:

	Year Ended December 31,
(in thousands)	2013	2012	2011
Domestic	$36,256	$28,717	$20,183
Foreign	1,893	6,497	8,145
Total income from continuing operations before tax and equity investment	$38,149	$35,214	$28,328

The provision for (benefit from) income taxes for the three years ended December 31 is as follows:

		Year Ended December 31,
(in thousands)		2013	2012	2011
Current
	Domestic	$2,591	$2,662	$1,564
	Foreign	1,123	1,224	1,287
	Total income taxes, current	$3,714	$3,886	$2,851
Deferred
	Domestic	$12,757	$9,071	$(109,309)
	Foreign	(443)	108	370
	Total income taxes, deferred	$12,314	$9,179	$(108,939)
Total income tax provision (benefit)		$16,028	$13,065	$(106,088)

Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The amounts shown on the following table represent the tax effect of temporary differences between the Company’s consolidated tax return basis of assets and liabilities and the corresponding basis for financial reporting, as well as tax credit and operating loss carryforwards.

(in thousands)	December 31,
Deferred Income Tax Sources	2013	2012
Current Deferred Income Tax Items:
Inventories	$2,426	$3,503
Environmental costs	1,220	2,377
Net operating loss carryforwards	13,323	14,530
Accrued liabilities	3,046	3,264
Other items, net	913	1,023
Current deferred income tax assets before valuation allowance	20,928	24,697
Valuation allowance	(421)	(324)
Deferred income tax assets - current	$20,507	$24,373
Foreign	$(433)	$(1,022)
Deferred income tax liabilities - current	$(433)	$(1,022)

Non-Current Deferred Income Tax Items:
Post-retirement and post-employment employee benefits	$904	$1,817
Net operating loss carryforwards	27,198	45,794
Pension liability	53,624	81,392
Impairment of long-lived assets	2,636	2,528
Minimum tax credit carryforwards	3,265	2,287
Miscellaneous other	1,953	4,397
Non-current deferred income tax assets before valuation allowance	89,580	138,215
Valuation allowance	(1,729)	(1,814)
Non-current deferred income tax assets	87,851	136,401
Property, plant and equipment	(13,558)	(13,802)
Intangible assets	(9,378)	(7,526)
Undistributed foreign earnings	(568)	(534)
Other items, net	(4,661)	(1,971)
Non-current deferred income tax liabilities	(28,165)	(23,833)
Net non-current deferred income tax assets	$59,686	$112,568

As of December 31, 2010, the Company had established a deferred income tax valuation allowance of $116.7 million against its deferred income tax assets. The valuation allowance was recorded because the realizability of the deferred income tax benefit of the Company’s net operating loss carryforwards and other deferred income tax assets was not considered “more likely than not.” In the fourth quarter of 2011, the Company changed its judgment about the realizability of its deferred income tax assets. The recognition of this non-cash tax benefit followed an assessment of the Company’s domestic operations and of the likelihood that the associated deferred income tax assets will be realized. We considered factors such as recent financial results, forecast future operating income of our subsidiaries, expected future taxable income, mix of taxable income and available carryforward periods. As a result, we estimated that it is more likely than not that we will be able to realize the benefit of certain deferred income tax assets. However, in certain jurisdictions, we do not consider it more likely than not that all of our state net operating loss carryforwards will be realized in future periods and have retained a valuation allowance against those. Because the determination of the realizability of deferred income tax assets is based upon management’s judgment of future events and uncertainties, the amount of the deferred income tax assets realized could be reduced if actual future income or future income tax rates are lower than currently enacted rates.

In accordance with ASC 740, Income Taxes, the effect of a change in the beginning-of-the-year balance of a valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred income tax asset in future years should be included in income from continuing operations in the period of the change. Accordingly, in the fourth quarter of 2011, the Company recorded a non-cash tax benefit in income from continuing operations, net of tax, as a result of the reversal of its deferred income tax valuation allowance.

Included in deferred income tax assets as of December 31, 2013 is a $40.5 million tax effect of the Company’s U.S. federal NOLs of $106.9 million, as well as certain state NOLs. The U.S. federal NOLs expire between 2024 and 2029. Also included in deferred income tax assets are tax credit carryforwards of $3.3 million. The Company’s 2013 tax provisions from continuing and discontinued operations reflect utilization of approximately $53.0 million of federal NOLs.

In 2005, the Company experienced an ownership change as defined by Section 382 of the Internal Revenue Code upon its emergence from bankruptcy. Section 382 imposes annual limitations on the utilization of net operating carryforwards post-ownership change. The Company believes it qualifies for the bankruptcy exception to the general Section 382 limitations. Under this exception, the annual limitation imposed by Section 382 resulting from an ownership change will not apply; instead the NOLs must be reduced by certain interest expense paid to creditors who became stockholders as a result of the bankruptcy reorganization. Thus, the Company’s U.S. federal NOLs of $106.9 million as of December 31, 2013 include a reduction of $31.0 million ($10.8 million tax-effect).

The Company provides income taxes on the undistributed earnings of non-U.S. corporate subsidiaries, except to the extent that such earnings are permanently invested outside the United States. As of December 31, 2013, $14.1 million of accumulated undistributed earnings of non-U.S. corporate subsidiaries were permanently invested. At existing applicable income tax rates, additional taxes of approximately $4.9 million would need to be provided if such earnings were remitted.

Total federal, state and foreign income taxes paid in 2013, 2012 and 2011 were $7.5 million, $4.2 million, and $4.3 million, respectively. On the consolidated balance sheet, net current income taxes totaled $0.0 million as of December 31, 2013 and a $0.2 million receivable as of December 31, 2012.

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as follows:

	Year Ended December 31,
(in thousands)	2013	2012	2011
Income from continuing operations before tax and equity investment	$38,149	$35,214	$28,328
Tax provision at statutory rate	$13,352	$12,325	$9,915
Increase (decrease) in tax due to:
Foreign dividend income	—	—	929
State income tax, net of federal effect	2,455	2,396	919
Net increase (decrease) in valuation allowance	12	(454)	(116,689)
(Decrease) increase in liability for uncertain tax positions	(679)	8	43
Net effect of foreign tax rate and tax holidays	17	(942)	(369)
Other items, net	871	(268)	(836)
Tax provision (benefit)	$16,028	$13,065	$(106,088)

U.S. GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. At December 31, 2013 and 2012, the Company had $1.3 million and $2.3 million, respectively, of unrecognized tax benefits recorded, all of which, net of federal benefit, would affect the Company’s effective tax rate if recognized. The changes in the amount of unrecognized tax benefits in 2013 and 2012 were as follows:

	Year Ended December 31,
(in thousands)	2013	2012
Beginning balance	$2,273	$2,306
Additions for tax positions related to current year	404	368
Additions due to interest accrued	80	100
Tax positions of prior years:
Payments	(250)	(42)
Settlements	(640)	—
Due to lapsed statutes of limitations	(488)	(484)
Other	(35)	25
Ending balance	$1,344	$2,273

The Company recognizes interest and penalties related to uncertain tax positions in its income tax provision. As of December 31, 2013 and 2012, approximately $0.1 million and $0.4 million, respectively, of interest related to uncertain tax positions was accrued. No penalties were accrued. It is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $0.3 million during the next twelve months as a result of the lapse of the applicable statutes of limitations in certain taxing jurisdictions. Adjustments to the reserve could occur in light of changing facts and circumstances with respect to the on-going examinations discussed below.

The Company is generally no longer subject to federal, state or local income tax examinations by tax authorities for any year prior to 2010, except as set forth below. However, NOLs generated in prior years are subject to examination and potential adjustment by the Internal Revenue Service (“IRS”) upon their utilization in future years’ tax returns.

The IRS initiated an examination of our federal consolidated income tax return for 2010 in the second quarter of 2012, which was settled during 2013 with minor adjustments. In 2014, the IRS will conduct a limited review of our 2012 federal consolidated income tax return. We do not currently believe an increase in the reserve for uncertain tax positions is necessary. In addition, certain subsidiaries were examined by the Commonwealth of Massachusetts (“Commonwealth”) for the years 2003 to 2005, and the Company settled that examination during 2013 for $0.3 million. The Commonwealth also examined the 2008 tax return and issued an assessment for $0.3 million, which the Company is disputing. Examinations of 2009 and 2010 are also being conducted by the Commonwealth, as well as examinations by the State of New York and the State of Missouri for 2009 to 2011. These examinations are currently in progress, and we do not believe an increase in the reserve for uncertain tax positions is necessary.

Note 17 – Earnings Per Share

The computation of basic earnings per share of common stock is calculated by dividing net income by the weighted-average number of shares of the Company’s common stock outstanding, as follows:

	Year Ended December 31,
(in thousands, except per share)	2013	2012	2011
Income from continuing operations, net of tax	$28,127	$22,149	$134,416
Weighted-average number of common shares outstanding	13,251	13,032	12,555
Income from continuing operations, net of tax, per share	$2.12	$1.70	$10.71
Net income from discontinued operations	$13,902	$4,332	$4,359
Weighted-average number of common shares outstanding	13,251	13,032	12,555
Discontinued operations, net of tax, per share	$1.05	$0.33	$0.34
Net income	$42,029	$26,481	$138,775
Weighted-average number of common shares outstanding	13,251	13,032	12,555
Net income per share	$3.17	$2.03	$11.05

Diluted earnings per share gives effect to dilutive potential common shares outstanding during the reporting period. The Company had potentially dilutive common share equivalents, in the form of outstanding stock options (see Note 15 - “Stock-Based Compensation”), during the years ended December 31, 2013, 2012 and 2011, although none were dilutive because the exercise price of these equivalents exceeded the market value of the Company’s common stock during those periods. As of December 31, 2013, stock options for an aggregate of 42,200 shares are excluded from the calculations above.

Note 18 – Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date. Fair value measurements are broken down into three levels based on the reliability of inputs as follows:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment (“Level 1”).

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures (“Level 2”).

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date (“Level 3”).

The fair value of the Company’s financial instruments, such as cash and cash equivalents, trade and other receivables, and trade payables, approximate carrying value due to the short-term maturities of these assets and liabilities. Carrying cost approximates fair value for the Company’s long-term debt which has variable interest rates.

The fair value of the Company’s investment in associated company is a Level 1 measurement because the underlying security is listed on a national securities exchange.

The precious metal and commodity inventories associated with the Company’s fair value hedges (see Note 12 - “Derivative Instruments”) are reported at fair value. Fair value of these inventories is based on quoted market prices on commodity exchanges and are considered Level 1 measurements. The derivative instruments that the Company purchases in connection with its precious metal and commodity inventories, specifically commodity futures and forwards contracts, are also valued at fair value. The futures contracts are Level 1 measurements since they are traded on a commodity exchange. The forward contracts are entered into with a counterparty and are considered Level 2 measurements.

The Company’s interest rate swap agreements associated with its Senior Credit Facility are considered Level 2 measurements as the inputs are observable at commonly quoted intervals. Prior to the redemption of the Subordinated Notes and related Warrants, the embedded derivative features of the Subordinated Notes and Warrants (see Note 11 - “Debt”) were valued at fair value on a recurring basis and were considered Level 3 measurements.

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, the amounts on the consolidated balance sheets as of December 31, 2013 and 2012, and the activity in those assets and liabilities that are valued using Level 3 measurements.

	Asset (Liability) as of December 31, 2013
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$33,983	$33,983	$—	$—
Precious metal and commodity inventories recorded at fair value	$14,766	$14,766	$—	$—
Commodity contracts on precious metal and commodity inventories	$1,620	$1,620	$—	$—
Interest rate swap agreements	$(214)	$—	$(214)	$—

	Asset (Liability) as of December 31, 2012
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$17,229	$17,229	$—	$—
Commodity contracts on precious metal and commodity inventories	$100	$127	$(27)	$—
Derivative features of Subordinated Notes	$793	$—	$—	$793

(in thousands)	Year ended December 31,
Activity	2013	2012
Beginning balance	$793	$(1,314)
Total net (losses) gains included in:
Net income	(793)	2,060
Other comprehensive income (loss)	—	—
Purchases	—	—
Issuances	—	—
Sales	—	—
Settlements	—	47
Net transfers into / (out of) Level 3	—	—
Ending balance	$—	$793

The (loss) income of $(0.8) million and $2.1 million for the years ended December 31, 2013 and 2012, respectively, noted above are (losses) gains that are attributable to the fair value of the embedded derivatives associated with the Company’s Subordinated Notes and related redemption. The settlements relate to repurchases of certain Subordinated Notes (see Note 11- “Debt”). The valuation of the derivative features of the Subordinated Notes and Warrants utilized a customized binomial model, which valued the embedded derivatives in such notes and the associated Warrants in a unified way, using a cash flow approach. Interest rates and the market price of HNH’s stock were significant inputs that influenced the valuation of the derivatives.

The Company’s non-financial assets and liabilities measured at fair value on a non-recurring basis include goodwill and other intangible assets, any assets and liabilities acquired in a business combination, or its long-lived assets written-down to fair value. To measure fair value for such assets and liabilities, the Company uses techniques including an income approach, a market approach and/or appraisals (Level 3 inputs). The income approach is based on a discounted cash flow analysis and calculates the fair value by estimating the after-tax cash flows attributable to an asset or liability and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the discounted cash flow analysis (“DCF”) require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates and the amount and timing of expected future cash flows. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital of a market participant. Such estimates are derived from analysis of peer companies and consider the industry weighted-average return on debt and equity from a market participant perspective. A market approach values a business by considering the prices at which shares of capital stock, or related underlying assets, of reasonably comparable companies are trading in the public market or the transaction price at which similar companies have been acquired. If comparable companies are not available, the market approach is not used.

Long-lived assets consisting of land and buildings used in previously operating businesses and currently unused, which total $9.4 million as of December 31, 2013, are carried at the lower of cost or fair value, and are included primarily in other non-current assets on the consolidated balance sheet. A reduction in the carrying value of such long-lived assets is recorded as an asset impairment charge in the consolidated income statement. A non-cash asset impairment charge of $0.7 million was recorded in 2011 related to vacant land owned by the Company’s Arlon segment located in Rancho Cucamonga, California. The Company reduced this property’s carrying value by $0.7 million to reflect its lower fair market value.

Note 19 – Commitments and Contingencies

Operating Lease Commitments

The Company leases certain facilities under non-cancelable operating lease arrangements. Rent expense for the Company in 2013, 2012 and 2011 was $4.8 million, $4.2 million and $4.5 million, respectively. Future minimum operating lease and rental commitments under non-cancelable operating leases are as follows (in thousands):

Year	Amount
2014	4,331
2015	3,060
2016	2,506
2017	1,938
2018	1,430
Thereafter	2,226
$15,491

On June 30, 2008, Arlon Inc. (now Arlon, LLC), a wholly-owned subsidiary of Bairnco and part of the Arlon segment, (i) sold land and a building located in Rancho Cucamonga, California for $8.5 million and (ii) leased back such property under a 15 year operating lease with two 5-year renewal options. The annual lease payments are $0.6 million, and are subject to a maximum increase of 5% per annum. The lease expires in 2023. Such amounts are included in the operating lease commitment table above. Bairnco has agreed to guarantee the payment and performance of Arlon Inc. under the lease. To account for the sale leaseback, the property was removed from the books, but the recognition of a $1.8 million gain on the sale of the property was deferred and will be recognized ratably over the 15 year lease term as a reduction of lease expense. Approximately $1.2 million and $1.4 million of such deferred gain was included in other long-term liabilities on the consolidated balance sheets as of December 31, 2013 and 2012, respectively.

Environmental Matters

Certain subsidiaries of H&H Group have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation, and potential fines and penalties relating to possible violations of national and state environmental laws. Those subsidiaries have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods. The Company had approximately $3.2 million accrued related to estimated environmental remediation costs as of December 31, 2013. In addition, the Company has insurance coverage available for several of these matters and believes that excess insurance coverage may be available as well. During the quarter ended September 30, 2013, the Company recorded an insurance reimbursement receivable of $1.1 million for previously incurred remediation costs, which was collected during the quarter ended December 31, 2013. Based upon information currently available, the H&H Group subsidiaries do not expect that their respective environmental costs, including the incurrence of additional fines and penalties, if any, will have a material adverse effect on them or that the resolution of these environmental matters will have a material adverse effect on the financial position, results of operations or cash flows of such subsidiaries or the Company, but there can be no such assurances. The Company anticipates that the H&H Group subsidiaries will pay any such amounts out of their respective working capital, although there is no assurance that they will have sufficient funds to pay them. In the event that the H&H Group subsidiaries are unable to fund their liabilities, claims could be made against their respective parent companies, including H&H Group and/or HNH, for payment of such liabilities.

In addition, certain subsidiaries of H&H Group have been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at sites and are parties to administrative consent orders in connection with certain properties. Those subsidiaries may be subject to joint and several liabilities imposed by CERCLA on PRPs. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, the subsidiaries are unable to reasonably estimate the ultimate cost of compliance with such laws.

Among the sites where certain subsidiaries of H&H Group may have existing and material environmental liabilities are the following:

H&H has been working with the Connecticut Department of Environmental Protection (“CTDEP”) with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 (“Sold Parcel”) and an adjacent parcel (“Adjacent Parcel”) that together with the Sold Parcel comprises the site of a former H&H manufacturing facility. Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007. On September 11, 2008, the CTDEP advised H&H that it had approved H&H’s December 28, 2007 Soil Remediation Action Report, as amended, thereby concluding the active remediation of the Sold Parcel. The remaining remediation and monitoring costs for the Sold Parcel are expected to approximate $0.1 million. With respect to the Adjacent Parcel, H&H has been conducting an ecological risk assessment and an environmental field investigation in order to assess viable remediation options. The total remediation costs for the Adjacent Parcel cannot be reasonably estimated at this time. Accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of H&H or the Company.

In 1986, Handy & Harman Electronic Materials Corporation (“HHEM”), a subsidiary of H&H, entered into an administrative consent order (“ACO”) with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey. The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination. Thereafter, in 1998, HHEM and H&H settled a case brought by the local municipality in regard to this site and also settled with certain of its insurance carriers. HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO. A remedial investigation report was filed with the NJDEP in December 2007. By letter dated December 12, 2008, the NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report. HHEM anticipates entering into discussions with the NJDEP to address that agency’s potential natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time. Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs, as well as any other costs, as defined in the settlement agreement, related to or arising from environmental contamination on the property (collectively, “Costs”) are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million. The $1.0 million was paid solely by the former owner/operator. As of December 31, 2013, over and above the $1.0 million, total investigation and remediation costs of approximately $3.6 million and $1.2 million have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement. Additionally, HHEM is currently being reimbursed indirectly through insurance coverage for a portion of the Costs for which HHEM is responsible. HHEM believes that there is additional excess insurance coverage, which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a final remediation plan is agreed upon. There is no assurance that the former owner/operator or guarantors will continue to timely reimburse HHEM for expenditures and/or will be financially capable of fulfilling their obligations under the settlement agreement and the guaranties. The final Costs cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of HHEM or the Company.

In August 2006, H&H received a notice letter from the United States Environmental Protection Agency (“EPA”) formally naming H&H as a PRP at a superfund site in Massachusetts (“Superfund Site”). H&H is part of a group of thirteen other PRPs (“PRP Group”) that work cooperatively regarding remediation of the Superfund Site. On June 13, 2008, H&H executed a participation agreement, consent decree and settlement trust that all of the other PRPs have signed as well. The PRP Group has both chemical and radiological PRPs. H&H is a chemical PRP, not a radiological PRP. The remediation of radiological contamination at the Superfund Site, under the direction of the Department of Energy, has been completed and a final status survey was submitted to the EPA in August 2012 and subsequently approved. The PRP Group mobilized onto the site in June 2013 and performed its required cleanup obligations between June 2013 and December 2013, at which time the PRP Group demobilized from the site. Estimates for the final remediation costs were calculated, and H&H’s total assessed share for the remaining remediation was $2.2 million, which was paid in August 2013. The Company’s financial guarantee for this matter was removed following payment receipt. There is still a possibility that some radiological contaminated soil may become the responsibility of the chemical PRPs, which could result in an additional, maximum assessment of approximately $0.2 million based on current estimates. Because the assessment is an estimate and dependent upon several factors, including administrative closure costs, the Massachusetts Department of Environmental Protection (“MADEP”) and EPA oversight costs, and continued collaboration and financial support from the town of Attleboro, the party responsible for the subsequent operations and maintenance activities at the Superfund Site, there can be no assurance that final resolution of this matter will not be material to the financial position, results of operations or cash flows of H&H or the Company.

HHEM is continuing to comply with a 1987 consent order from the MADEP to investigate and remediate the soil and groundwater conditions at a commercial/industrial property in Massachusetts. On June 30, 2010, HHEM filed a Response Action Outcome (“RAO”) report to close the site since HHEM’s licensed site professional concluded that groundwater monitoring demonstrated that the groundwater conditions have stabilized or continue to improve at the site. On June 20, 2013, HHEM received the MADEP’s Notice of Audit Findings and Notice of Noncompliance (“Notice”). HHEM and its consultant met with the MADEP on July 29, 2013 to resolve any differences identified in the Notice. As a result of that meeting and subsequent discussions, HHEM will conduct additional sampling, testing, site investigations and install additional off-site wells. Once the additional work is completed and assessed, HHEM will submit a follow-up response letter to the MADEP by June 30, 2014. The cost of this additional work is estimated at $0.2 million. Additional costs could result from these testing activities and final acceptance of the remediation plan by the MADEP, which cannot be reasonably estimated at this time.

Other Litigation

In the ordinary course of our business, we are subject to periodic lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes, employment, environmental, health and safety matters, as well as claims associated with our historical acquisitions and divestitures. There is insurance coverage available for many of the foregoing actions. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations, claims and proceedings asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows, results of operations or liquidity.

Note 20 – Related Party Transactions

As of December 31, 2013, SPLP owned directly or indirectly through its subsidiaries 7,228,735 shares of the Company’s common stock, representing approximately 56.0% of issued shares. The power to vote and dispose of the securities held by SPLP is controlled by SPH GP. Warren G. Lichtenstein, our Chairman of the Board of Directors, is also the Executive Chairman of SPH GP. Certain other affiliates of SPH GP hold positions with the Company, including Glen M. Kassan, as former Chief Executive Officer and present Vice Chairman, Jack Howard, as Executive Chairman and Principal Executive Officer, James F. McCabe, Jr., as Chief Financial Officer and Leonard J. McGill, as Chief Legal Officer.

The Company was indebted to SPLP under H&H Group’s Subordinated Notes until March 26, 2013, when it delivered an irrevocable notice of H&H Group’s election to redeem all of its outstanding Subordinated Notes to the holders and irrevocably deposited funds for such redemption and interest payments in order to satisfy and discharge its obligations under the Indenture as more fully described in Note 11 - “Debt.” In connection with this redemption, SPLP was entitled to receive proceeds of $25.0 million in connection with the redemption of $21.6 million face amount of notes held by SPLP. As of December 31, 2012, $0.6 million of accrued interest and $19.9 million of Subordinated Notes were owed to related parties.

On October 14, 2011, in connection with a redemption of $25.0 million of Subordinated Notes from all holders on a pro-rata basis, H&H Group redeemed $12.5 million face amount of notes held by SPLP for a total amount of $13.2 million, which included the redemption price of 102.8% of the principal amount, accrued but unpaid payment-in-kind-interest, plus accrued and unpaid cash interest. Until October 14, 2013, the Subordinated Notes and Warrants which comprise the Units were not detachable and, accordingly, a pro-rata portion of Warrants were also redeemed.

On January 1, 2012, the Company entered into a Management Services Agreement (“Management Services Agreement”) with SP Corporate Services LLC (“SP Corporate”), which restructured its prior management services arrangements. SP Corporate is an affiliate of SPLP. Pursuant to the Management Services Agreement, SP Corporate provides the Company with certain executive and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services rendered for the Company or its subsidiaries. The Management Services Agreement further provided that the Company pay SP Corporate a fixed annual fee of approximately $10.98 million, consisting of (a) $1.74 million in consideration of the executive services provided by SP Corporate under the Management Services Agreement and (b) $9.24 million in consideration of the corporate services provided by SP Corporate under the Management Services Agreement.

Effective January 1, 2013, certain individuals employed by SP Corporate and their related expenses were transferred to the Company, and the fee paid under the Management Services Agreement was accordingly reduced by approximately $2.0 million. On March 27, 2013, the Company and SP Corporate entered into a First Amendment to the Management Services Agreement to modify the titles and designation of certain officers to be provided pursuant to the Management Services Agreement, and to adjust the fee thereunder, reflecting the aforementioned employee transfer and related change in the scope of services provided under the Management Services Agreement. The amended Management Services Agreement provides that the Company pay SP Corporate a fixed annual fee of approximately $8.89 million, effective January 1, 2013, consisting of (a) $1.74 million in consideration of the executive services provided by SP Corporate under the Management Services Agreement and (b) $7.15 million in consideration of the corporate services provided by SP Corporate under the Management Services Agreement.

The fees payable under the Management Services Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and the Company. The Management Services Agreement has a term of one year and automatically renews for successive one-year periods unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of a termination fee to SP Corporate.

In connection with the Management Services Agreement, the Company also entered into an Asset Purchase Agreement, dated January 1, 2012 (“Purchase Agreement”), pursuant to which the Company transferred to SP Corporate certain assets, which had previously been used, or held for use, by the Company and its subsidiaries to provide corporate services to the Company and its affiliates. In addition to certain fixed assets and contractual rights, approximately 37 employees of the Company and its subsidiaries were transferred to SP Corporate pursuant to the Purchase Agreement, including Mr. McCabe and certain other officers of the Company. All of the Company’s officers who were transferred to SP Corporate pursuant to the Purchase Agreement continue to serve as officers of the Company pursuant to the Management Services Agreement. The Company’s entry into the Management Services Agreement and the Purchase Agreement were approved by a special committee of the Board of Directors, composed entirely of independent directors.

In January 2011, a special committee of the Board of Directors of the Company approved a management and services fee to be paid to SP Corporate in the amount of $1.95 million for services performed in 2010. Such amount was paid in 2011. Also, for services performed by SP Corporate in 2011, the Company incurred a management and services fee of $1.74 million. In connection with the approval of the management and services fee, in March 2011, the special committee of the Board also approved a sub-lease of office space from an affiliate of SPLP for an estimated aggregate occupancy charge of approximately $0.4 million per year. The 2011 management services fee was paid as consideration for management and advisory services with respect to operations, strategic planning, finance and accounting, acquisition and divestiture activities and other aspects of the Company’s businesses, as well as Glen Kassan’s services as Chief Executive Officer, John Quicke’s services as a Vice President and other assistance from affiliates of SPLP.

In 2011, the Company provided certain accounting services to SPLP. The Company billed SPLP $1.3 million on account of services provided in 2011.

In connection with the Investment Agreement discussed in Note 10 - “Investments,” ModusLink agreed to reimburse SPLP’s reasonably documented out-of-pocket expenses associated with the agreement up to a maximum of $0.2 million, which was principally paid by and reimbursed to the Company.

Note 21 – Reportable Segments

HNH is a diversified holding company whose strategic business units encompass the following segments: Joining Materials, Tubing, Building Materials, Arlon Electronic Materials and Kasco Blades and Route Repair Services. For a more complete description of the Company’s segments, see “Item 1 - Business - Products and Product Mix.”

Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics. Management reviews net sales, gross profit and operating income to evaluate segment performance. Operating income for the segments generally includes costs directly attributable to the segment and excludes other unallocated general corporate expenses. Interest expense, other income and expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management.

The following tables present information about the Company’s reportable segments for the years ended December 31, 2013, 2012 and 2011:

Income Statement Data	Year Ended
(in thousands)	December 31,
	2013	2012	2011
Net sales:
Joining Materials	$195,187	$174,621	$190,607
Tubing	91,002	80,849	76,676
Building Materials	226,806	189,106	178,948
Arlon	84,060	80,815	81,282
Kasco	58,169	54,137	52,251
Total net sales	$655,224	$579,528	$579,764

Segment operating income:
Joining Materials (a)	$16,624	$23,942	$24,747
Tubing	17,434	14,258	13,958
Building Materials	27,789	22,172	19,883
Arlon (b)	10,769	11,594	8,348
Kasco	4,496	4,431	4,227
Total segment operating income	77,112	76,397	71,163
Unallocated corporate expenses and non-operating units	(20,895)	(23,387)	(19,318)
Unallocated pension expense	(5,342)	(3,313)	(6,357)
Gain from asset dispositions	75	93	50
Operating income	50,950	49,790	45,538
Interest expense	(13,705)	(16,719)	(16,268)
Realized and unrealized gain on derivatives	1,195	2,582	418
Other expense	(291)	(439)	(1,360)
Income from continuing operations before tax and equity investment	$38,149	$35,214	$28,328

a)
The results for the Joining Materials segment for 2012 and 2011 include gains of $0.6 million and $1.9 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost. No similar gain was recorded in 2013 due to an increase in ending inventory quantities.

b)	Segment operating income of the Arlon segment for 2011 includes an asset impairment charge of $0.7 million to write-down vacant land located in Rancho Cucamonga, California to fair value.

(in thousands)	2013	2012	2011
Capital Expenditures
Joining Materials	$3,135	$2,951	$1,574
Tubing	3,679	5,157	2,882
Building Materials	3,424	4,776	1,049
Arlon	4,482	5,113	5,055
Kasco	1,339	2,236	1,422
Corporate and other	167	62	64
	$16,226	$20,295	$12,046

(in thousands)	2013	2012	2011
Depreciation and Amortization
Joining Materials	$2,682	$1,110	$1,373
Tubing	2,399	2,250	2,201
Building Materials	4,600	4,132	4,049
Arlon	4,211	3,828	4,041
Kasco	2,095	1,920	2,199
Corporate and other	151	103	285
	$16,138	$13,343	$14,148

(in thousands)	2013	2012
Total Assets
Joining Materials	$108,621	$53,088
Tubing	37,550	36,096
Building Materials	134,320	121,392
Arlon	71,046	66,255
Kasco	23,612	25,215
Corporate and other	133,923	178,204
Discontinued operations	651	32,111
	$509,723	$512,361

The following table presents revenue and long-lived asset information by geographic area as of and for the years ended December 31. Foreign revenue is based on the country in which the legal subsidiary is domiciled. Long-lived assets in 2013 and 2012 consist of property, plant and equipment, plus approximately $9.4 million and $8.2 million, respectively, of land and buildings from previously operating businesses, and other non-operating assets that are carried at the lower of cost or fair value and are included primarily in other non-current assets on the consolidated balance sheets. Neither net sales nor long-lived assets from any single foreign country was material to the consolidated financial statements of the Company.

Geographic Information

(in thousands)	Net Sales
	2013	2012	2011
United States	$590,479	$512,470	$505,583
Foreign	64,745	67,058	74,181
	$655,224	$579,528	$579,764

(in thousands)	Long-Lived Assets
	2013	2012
United States	$77,065	$66,537
Foreign	23,225	23,150
	$100,290	$89,687

Some of the Company’s raw materials are available from a limited number of suppliers. Several raw materials used in Arlon’s products are purchased from chemical companies, and their production is proprietary in nature. Other raw materials are purchased from a single approved vendor on a “sole source” basis. There can be no assurance that the production of these raw materials will be readily available. Although alternative sources could be developed in the future if necessary, the qualification procedure can take several months or longer and could therefore interrupt the production of our products and services if the primary raw material source became unexpectedly unavailable, which may result in increased cost or lost sales in future periods.

Note 22 – Parent Company Condensed Financial Information

As discussed in Note 11 - “Debt,” certain of the Company’s subsidiaries have long-term debt outstanding which place restrictions on distributions of funds to HNH, subject to certain exceptions including required pension payments to the WHX Pension Plan. As these subsidiaries’ restricted net assets represent a significant portion of the Company’s consolidated net assets, the Company is presenting the following parent company condensed financial information. The HNH parent company condensed financial information is prepared on the same basis of accounting as the HNH consolidated financial statements, except that the HNH subsidiaries are accounted for under the equity method of accounting.

HANDY & HARMAN LTD. (PARENT ONLY)
Balance Sheets
(in thousands, except par value)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,853	$735
Deferred income tax assets - current	4,062	8,231
Prepaid and other current assets	92	105
Total current assets	6,007	9,071
Notes receivable from Bairnco	4,627	4,627
Investment in associated company	33,983	17,229
Deferred income tax assets	64,088	102,221
Investments in and advances to subsidiaries, net	278,730	226,878
Total assets	$387,435	$360,026
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$61	$99
Accrued liabilities	718	648
Total current liabilities	779	747
Accrued interest - Handy & Harman	12,193	12,193
Notes payable to Handy & Harman	98,188	80,083
Accrued pension liability	142,403	215,075
Total liabilities	253,563	308,098
Commitments and Contingencies
Stockholders’ Equity:
Common stock - $.01 par value; authorized 180,000 shares; issued 13,444 and 13,140 shares, respectively	134	131
Accumulated other comprehensive loss	(181,931)	(226,168)
Additional paid-in capital	565,441	559,970
Treasury stock, at cost - 458 and 0 shares, respectively	(9,796)	—
Accumulated deficit	(239,976)	(282,005)
Total stockholders’ equity	133,872	51,928
Liabilities and stockholders’ equity	$387,435	$360,026

HANDY & HARMAN LTD. (PARENT ONLY)
Statements of Income and Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31,
	2013	2012	2011
Equity in income of subsidiaries, net of tax	$44,275	$35,498	$40,044
Selling, general and administrative expenses	(7,790)	(7,720)	(5,883)
Pension expense	(5,206)	(3,195)	(6,316)
Other:
Interest expense - Handy & Handy notes payable	—	(4,087)	(2,889)
Interest income - Bairnco notes receivable	—	560	491
Other income (expense)	—	15	(3)
Income before tax and equity investment	31,279	21,071	25,444
Tax benefit	4,744	5,410	113,331
Gain from associated company, net of tax	6,006	—	—
Net income	42,029	26,481	138,775
Other comprehensive income (loss), net of tax:
Changes in pension liability and post-retirement benefit obligations	68,328	(43,702)	(82,805)
Tax effect of changes in pension liability and post-retirement benefit obligations	(25,653)	14,455	27,211
Change in market value of securities	7,113	(14,948)	7,835
Tax effect of change in market value of securities	(3,041)	6,054	(3,014)
Foreign currency translation adjustments	(2,510)	362	(1,751)
Other comprehensive income (loss)	44,237	(37,779)	(52,524)
Comprehensive income (loss)	$86,266	$(11,298)	$86,251

HANDY & HARMAN LTD. (PARENT ONLY)
Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$42,029	$26,481	$138,775
Adjustments to reconcile net income to net cash used in operating activities:
Equity in income of subsidiaries, net of tax	(44,275)	(35,498)	(40,044)
Payment in kind interest expense - Handy & Harman	—	4,087	2,889
Payment in kind interest income - Bairnco	—	(560)	(491)
Non-cash stock-based compensation	4,860	4,476	2,837
Non-cash gain from associated company	(6,006)	—	—
Deferred income taxes	(5,945)	(5,410)	(113,490)
Change in operating assets and liabilities:
Advances from affiliates	—	—	(424)
Pension payments - WHX Pension Plan	(13,106)	(15,919)	(15,235)
Pension expense	5,206	3,195	6,316
Other current assets and liabilities	45	(1,047)	(1,330)
Net cash used in operating activities	(17,192)	(20,195)	(20,197)
Cash flows from investing activities:
Investments in marketable securities	—	(6,321)	(18,021)
Dividends from subsidiaries	10,000	6,321	18,021
Net cash provided by investing activities	10,000	—	—
Cash flows from financing activities:
Notes payable - Handy & Harman	18,106	19,419	18,735
Purchases of treasury stock	(9,796)	—	—
Net cash provided by financing activities	8,310	19,419	18,735
Net change for the year	1,118	(776)	(1,462)
Cash and cash equivalents at beginning of year	735	1,511	2,973
Cash and cash equivalents at end of year	$1,853	$735	$1,511

Note 23 – Unaudited Quarterly Results

Unaudited quarterly financial results during the years ended December 31, 2013 and 2012 were as follows:

(in thousands, except per share amounts)	Fiscal 2013 Quarter Ended (Unaudited)
	March 31,	June 30,	September 30,	December 31,
Net sales	$148,957	$182,084	$171,874	$152,309
Operating income	$11,201	$17,964	$16,249	$5,536
Income from continuing operations before tax and equity investment	$2,180	$17,687	$14,004	$4,278
Net income (loss) from discontinued operations	$9,541	$1,661	$2,904	$(204)
Net income	$8,017	$11,872	$9,643	$12,497
Comprehensive income	$11,431	$12,691	$7,694	$54,450
Basic and diluted income per share of common stock
(Loss) income from continuing operations, net of tax, per share	$(0.11)	$0.76	$0.51	$0.96
Discontinued operations, net of tax, per share	$0.72	$0.12	$0.22	$(0.01)
Net income per share	$0.61	$0.88	$0.73	$0.95

(in thousands, except per share amounts)	Fiscal 2012 Quarter Ended (Unaudited)
	March 31,	June 30,	September 30,	December 31,
Net sales	$144,386	$164,430	$144,628	$126,084
Operating income	$10,482	$19,397	$12,855	$7,056
Income from continuing operations before tax and equity investment	$7,519	$16,546	$7,331	$3,818
Net income from discontinued operations	$585	$1,230	$1,205	$1,312
Net income	$5,096	$10,952	$5,930	$4,503
Comprehensive income (loss)	$4,945	$1,617	$9,551	$(27,411)
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$0.35	$0.74	$0.36	$0.24
Discontinued operations, net of tax, per share	$0.05	$0.09	$0.09	$0.10
Net income per share	$0.40	$0.83	$0.45	$0.34

Other comprehensive income (loss) of $41.8 million and $(29.2) million, net of tax, were recorded in the fourth quarter of 2013 and 2012, respectively, principally from unrealized actuarial gains (losses) associated with the Company’s defined benefit pension plans.

Annex B

Handy & Harman Ltd.’s Unaudited Consolidated Interim Financial Statements

HANDY & HARMAN LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(in thousands, except par value)	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$30,613	$10,300
Trade and other receivables - net of allowance for doubtful accounts of $2,307 and $1,981, respectively	97,421	77,546
Inventories, net	76,400	65,750
Deferred income tax assets - current	20,553	20,507
Prepaid and other current assets	9,166	9,578
Assets of discontinued operations	641	651
Total current assets	234,794	184,332
Property, plant and equipment at cost, less accumulated depreciation	91,054	91,197
Goodwill	77,564	77,512
Other intangibles, net	44,933	48,336
Investment in associated company	21,329	33,983
Deferred income tax assets	49,331	59,686
Other non-current assets	16,922	14,677
Total assets	$535,927	$509,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$49,031	$34,823
Accrued liabilities	28,311	28,047
Accrued environmental liabilities	1,786	3,213
Short-term debt	629	304
Current portion of long-term debt	352	12,818
Deferred income tax liabilities - current	401	433
Liabilities of discontinued operations	20	151
Total current liabilities	80,530	79,789
Long-term debt	220,272	144,069
Accrued pension liability	128,659	143,705
Other post-retirement benefit obligations	2,506	2,501
Other liabilities	6,452	5,787
Total liabilities	438,419	375,851
Commitments and Contingencies
Stockholders’ Equity:
Common stock - $.01 par value; authorized 180,000 shares; issued 13,582 and 13,444 shares, respectively	136	134
Accumulated other comprehensive loss	(183,030)	(181,931)
Additional paid-in capital	568,110	565,441
Treasury stock, at cost - 2,800 and 458 shares, respectively	(70,298)	(9,796)
Accumulated deficit	(217,410)	(239,976)
Total stockholders’ equity	97,508	133,872
Total liabilities and stockholders’ equity	$535,927	$509,723

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Nine Months Ended
	September 30,
(in thousands, except per share)	2014	2013
Net sales	$546,040	$502,915
Cost of goods sold	390,513	357,381
Gross profit	155,527	145,534
Selling, general and administrative expenses	97,497	96,121
Pension expense	2,892	4,001
Operating income	55,138	45,412
Other:
Interest expense	5,627	11,967
Realized and unrealized gain on derivatives	(854)	(702)
Other expense	114	279
Income from continuing operations before tax and equity investment	50,251	33,868
Tax provision	19,944	13,563
Loss from associated company, net of tax	7,783	4,883
Income from continuing operations, net of tax	22,524	15,422
Discontinued operations:
Loss from discontinued operations, net of tax	—	(835)
Gain on disposal of assets, net of tax	42	14,943
Net income from discontinued operations	42	14,108
Net income	$22,566	$29,530
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$1.75	$1.16
Discontinued operations, net of tax, per share	0.01	1.06
Net income per share	$1.76	$2.22
Weighted-average number of common shares outstanding	12,858	13,298

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Net income	$22,566	$29,530

Other comprehensive income (loss), net of tax:
Change in market value of securities	—	7,113
Tax effect of change in market value of securities	—	(3,041)
Changes in pension liability and other post-retirement benefit obligations	—	1,449
Tax effect of changes in pension liability and other post-retirement benefit obligations	—	(580)
Foreign currency translation adjustments	(1,099)	(2,655)
Other comprehensive (loss) income	(1,099)	2,286

Comprehensive income	$21,467	$31,816

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock		Accumulated Other Comprehensive	Additional Paid-In	Treasury Stock,	Accumulated	Total Stockholders’
(in thousands)	Shares	Amount	Loss	Capital	at Cost	Deficit	Equity
Balance, December 31, 2013	13,444	$134	$(181,931)	$565,441	$(9,796)	$(239,976)	$133,872
Amortization, issuance and forfeitures of restricted stock grants	138	2	—	2,669	—	—	2,671
Foreign currency translation adjustments	—	—	(1,099)	—	—	—	(1,099)
Purchases of treasury stock	—	—	—	—	(60,502)	—	(60,502)
Net income	—	—	—	—	—	22,566	22,566
Balance, September 30, 2014	13,582	$136	$(183,030)	$568,110	$(70,298)	$(217,410)	$97,508

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Cash flows from operating activities:
Net income	$22,566	$29,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,934	11,994
Non-cash stock-based compensation	3,773	3,647
Non-cash loss from investment in associated company, net of tax	7,783	4,883
Amortization of debt issuance costs	1,215	645
Loss on early retirement of debt	—	5,662
Accrued interest not paid in cash	—	93
Deferred income taxes	15,172	20,666
Gain from asset dispositions	(87)	(19)
Non-cash (gain) loss from derivatives	(674)	457
Reclassification of net cash settlements on precious metal contracts to investing activities	(180)	(1,159)
Discontinued operations:
Net cash (used in) provided by operating activities	(121)	1,791
Non-cash gain on disposal of assets	(71)	(27,573)
Change in operating assets and liabilities, net of acquisitions:
Trade and other receivables	(24,774)	(19,510)
Inventories	(11,036)	(2,591)
Prepaid and other current assets	336	(2,073)
Other current liabilities	(3,886)	(5,413)
Other items, net	202	(1,063)
Net cash provided by operating activities	23,152	19,967
Cash flows from investing activities:
Additions to property, plant and equipment	(9,773)	(10,620)
Net cash settlements on precious metal contracts	180	1,159
Acquisitions, net of cash acquired	—	(59,475)
Proceeds from sale of assets	183	206
Proceeds from sale of discontinued operations	3,732	45,334
Net cash used in investing activities of discontinued operations	—	(102)
Net cash used in investing activities	(5,678)	(23,498)
Cash flows from financing activities:
Proceeds from term loans - domestic	40,000	10,000
Proceeds from WHX CS Loan	12,600	—
Repayment of WHX CS Loan	(12,600)	—
Net revolver borrowings	180,050	38,800
Net borrowings (repayments) on loans - foreign	342	(1,834)
Repayments of term loans - domestic	(156,249)	(6,895)
Repurchases of Subordinated Notes	—	(36,307)
Deferred finance charges	(3,230)	(757)
Net change in overdrafts	2,546	4,933
Purchases of treasury stock	(60,502)	(5,010)
Other financing activities	54	(390)
Net cash provided by financing activities	3,011	2,540
Net change for the period	20,485	(991)
Effect of exchange rate changes on cash and cash equivalents	(172)	28
Cash and cash equivalents at beginning of period	10,300	15,301
Cash and cash equivalents at end of period	$30,613	$14,338

Cash paid during the period for:
Interest	$4,671	$7,389
Taxes	$4,246	$5,960

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 – The Company and Nature of Operations

Handy & Harman Ltd. (“HNH”) is a diversified manufacturer of engineered niche industrial products. HNH’s diverse product offerings are marketed throughout the United States and internationally. HNH owns Handy & Harman Group Ltd. (“H&H Group”), which owns Handy & Harman (“H&H”) and Bairnco Corporation. HNH manages its group of businesses on a decentralized basis with operations principally in North America. HNH’s business units encompass the following segments: Joining Materials, Tubing, Building Materials, Arlon Electronic Materials (“Arlon”) and Kasco Blades and Route Repair Services (“Kasco”). All references herein to “we,” “our” or the “Company” refer to HNH together with all of its subsidiaries.

Note 2 – Basis of Presentation

The consolidated balance sheet as of December 31, 2013, which has been derived from audited financial statements, and the unaudited consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted in accordance with those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. This Annex B to the Information Statement should be read in conjunction with the Company’s audited consolidated financial statements on Form 10-K for the year ended December 31, 2013. Certain amounts for the prior year have been reclassified to conform to the current year presentation.

In the opinion of management, the interim financial statements reflect all normal and recurring adjustments necessary to present fairly the consolidated financial position and the results of operations and changes in cash flows for the interim periods. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the operating results for the full year.

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on an organization’s operations and financial results. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The ASU is effective for the Company’s 2015 fiscal year and is to be applied prospectively from the beginning of the fiscal year of adoption.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and the guidance defines a five step process to achieve this core principle. The ASU is effective for the Company’s 2017 fiscal year and may be applied either (i) retrospectively to each prior reporting period presented with an election for certain specified practical expedients, or (ii) retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application, with additional disclosure requirements. The Company is evaluating the potential impact of this new guidance, but does not currently anticipate that the application of ASU No. 2014-09 will have a significant effect on its financial condition, results of operations or its cash flows. We have not yet determined the method by which we will adopt the standard in 2017.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in an entity’s financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The ASU is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.

Note 3 – Acquisitions

2013 Acquisitions

Wolverine Joining Technologies, LLC

On April 16, 2013, the Company and its indirect subsidiary, Lucas-Milhaupt Warwick LLC (together with the Company, “Buyer”), entered into an asset purchase agreement (“Purchase Agreement”) with Wolverine Tube, Inc. (“Wolverine”) and its subsidiary, Wolverine Joining Technologies, LLC (“Wolverine Joining” and, together with Wolverine, “Seller”), pursuant to which the Buyer agreed to purchase substantially all of the assets of the Seller used in the business of Wolverine Joining, consisting of assets used for the development, manufacturing and sale of brazing, flux and soldering products, and the alloys for electrical, catalyst and other industrial specialties, other than certain leased real property, and to assume certain liabilities related to such business. By acquiring Wolverine Joining, the Company increased its capacity to produce brazing filler metals and fluxes, and broadened its platform for continued global expansion. The purchase price for the acquisition was approximately $59.7 million, reflecting a final working capital adjustment and certain other reductions totaling approximately $0.3 million as provided in the Purchase Agreement. The closing of this transaction occurred on April 26, 2013. Funding of the purchase price for the acquisition was from cash on hand and borrowings under the Company’s then existing senior secured credit facility, which was amended in connection with the acquisition.

In connection with the acquisition of Wolverine Joining, the Company incurred employee severance charges totaling approximately $0.4 million associated with the Company’s integration activities, which were primarily recorded and paid in fiscal 2013 and reflected in selling, general and administrative expenses.

The following table summarizes the amounts of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Trade and other receivables	$9,491
Inventories	17,864
Prepaid and other current assets	81
Property, plant and equipment	5,549
Goodwill	14,767
Other intangibles	13,657
Total assets acquired	61,409
Trade payables	(1,167)
Accrued liabilities	(495)
Net assets acquired	$59,747

The goodwill of $14.8 million arising from the acquisition consists largely of the synergies expected from combining the operations of the Buyer and Seller. All of the goodwill is assigned to the Company’s Joining Materials segment and is expected to be deductible for income tax purposes. Other intangibles consist primarily of acquired trade names of $4.6 million and customer relationships of $9.0 million. These intangible assets have been assigned 20-year useful lives based on the long operating history, broad market recognition and continued demand for the associated brands, and the limited turnover and long-standing relationships Wolverine Joining has with its existing customer base. The valuation of acquired trade names was performed utilizing a relief from royalty method, and significant assumptions used in the valuation included the royalty rate assumed and the expected level of future sales. The acquired customer relationships were valued using an excess earnings approach, and significant assumptions used in the valuation included the customer attrition rate assumed and the expected level of future sales.

The amount of net sales and operating (loss) income of the acquired business, net of sales volume transferred to or from the acquired business unit as part of the Company’s integration activities, included in the consolidated income statement for the nine months ended September 30, 2014 and 2013 were approximately $49.4 million and $(0.3) million, and $30.7 million and $1.0 million, respectively, including $4.7 million and $2.0 million, respectively, of intercompany sales which were eliminated in consolidation. The results of operations of the acquired business are reported within the Company’s Joining Materials segment. Pro forma net sales and net income of the combined entity had the acquisition date been January 1, 2012 are as follows:

	Nine Months Ended
	September 30,
(in thousands, except per share)	2014	2013
Net sales	$546,040	$528,065
Net income	$22,566	$30,961
Net income per share	$1.76	$2.33
Weighted-average number of common shares outstanding	12,858	13,298

This pro forma data is presented for informational purposes only and does not purport to be indicative of the results of future operations or of the results that would have occurred had the acquisition taken place on January 1, 2012. The information for fiscal 2014 is unchanged from the results reported in the consolidated income statement. The information for fiscal 2013 is based on historical financial information with respect to the acquisition and does not include operational or other changes which might have been effected by the Company. The 2013 supplemental pro forma earnings reflect adjustments to exclude $0.6 million of acquisition-related costs incurred in 2013 and $0.5 million of nonrecurring expense related to the fair value adjustment to acquisition-date inventories.

PAM Fastening Technology, Inc.

On November 7, 2013, the Company, through its indirect subsidiary, OMG, Inc., acquired 100% of the stock of PAM Fastening Technology, Inc. (“PAM”) for a cash purchase price of $9.2 million, net of cash acquired. PAM is a distributor of screw guns, collated screws and hot melt systems to the manufacturing and building industries in North America. The assets acquired and liabilities assumed included net working capital of trade receivables, inventories and trade payables; property, plant and equipment; and intangible assets, primarily trade names and customer relationships, valued at $2.5 million, $0.2 million and $5.0 million, respectively. This acquisition provides the Company with an add on product category to its existing fastening system product line. The amount of net sales and operating income of the acquired business included in the consolidated income statement for the nine months ended September 30, 2014 was approximately $9.1 million and $0.9 million, respectively. The results of operations of the acquired business are reported within the Company’s Building Materials segment. In connection with the PAM acquisition, the Company has recorded goodwill totaling approximately $3.5 million, which is not expected to be deductible for income tax purposes, as well as deferred income tax liabilities associated with the acquired intangible assets of approximately $2.0 million.

Note 4 – Discontinued Operations

The following businesses are classified as discontinued operations in the accompanying consolidated financial statements.

Continental Industries

In January 2013, the Company divested substantially all of the assets and existing operations of its Continental Industries, Inc. (“Continental”) business unit for a cash sales price totaling approximately $37.4 million, less transaction fees, reflecting a working capital adjustment of approximately $0.1 million paid in the third quarter of 2013. Proceeds of $3.7 million were held in escrow as of December 31, 2013 pending resolution of certain indemnification provisions contained in the sales agreement and were included in other receivables on the consolidated balance sheet. This escrow balance was released and received by the Company in July 2014. Continental manufactured plastic and steel fittings and connectors for natural gas, propane and water distribution service lines, along with exothermic welding products for electrical grounding, cathodic protection and lightning protection. It was part of the Company’s Building Materials segment.

Canfield Metal Coating Corporation

In June 2013, the Company divested substantially all of the assets and existing operations of its Canfield Metal Coating Corporation (“CMCC”) business unit for a cash sales price totaling approximately $9.5 million, less transaction fees, reflecting a final working capital adjustment of approximately $0.5 million. CMCC manufactured electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries. It was part of the Company’s Building Materials segment.

Indiana Tube Mexico

In July 2013, the Company divested substantially all of the equipment owned or utilized by Indiana Tube de México, S. De R.L. de C.V. (“ITM”) for the manufacture of refrigeration condensers for a cash sales price totaling $3.7 million, less transaction fees. ITM’s operations were part of the Company’s Tubing segment.

In connection with the shut-down of ITM’s operations, the Company initiated a series of restructuring activities, which included the termination of all of ITM’s employees and certain building lease termination costs. The total cost of these restructuring activities was $0.9 million, which was accrued as of June 30, 2013. Payment for the majority of these costs occurred during the third quarter of 2013, and the remaining restructuring payments were completed by the end of 2013.

Indiana Tube Denmark

In 2008, the Company decided to exit the welded specialty tubing market in Europe and close its Indiana Tube Danmark A/S subsidiary (“ITD”). During 2009, ITD ceased operations and sold or disposed of its inventory and most of its equipment. The Company completed the final liquidation of ITD in July 2013 and recognized $2.6 million in foreign currency translation gains in earnings during the third quarter of 2013, which were previously reported in accumulated other comprehensive loss on the consolidated balance sheet.

The assets and liabilities of discontinued operations have been segregated on the accompanying consolidated balance sheets as of September 30, 2014 and December 31, 2013.

	September 30,	December 31,
(in thousands)	2014	2013
Assets of Discontinued Operations:
Prepaid and other current assets	$641	$587
Other non-current assets	—	64
Total	$641	$651

Liabilities of Discontinued Operations	$20	$151

The net income from discontinued operations includes the following:

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Net sales	$—	$20,094
Operating loss	—	(1,287)
Interest and other expense	—	46
Income tax benefit	—	(498)
Loss from discontinued operations, net of tax	—	(835)
Gain on disposal of assets	71	27,573
Income tax expense	29	12,630
Gain on disposal of assets, net of tax	42	14,943
Net income from discontinued operations	$42	$14,108

Note 5 – Inventories

Inventories, net at September 30, 2014 and December 31, 2013 were comprised of:

	September 30,	December 31,
(in thousands)	2014	2013
Finished products	$22,942	$21,887
In-process	13,334	9,840
Raw materials	16,950	15,246
Fine and fabricated precious metals in various stages of completion	23,329	19,802
	76,555	66,775
LIFO reserve	(155)	(1,025)
Total	$76,400	$65,750

In order to produce certain of its products, H&H purchases, maintains and utilizes precious metal inventory. H&H records certain of its precious metal inventory at the lower of last-in, first-out (“LIFO”) cost or market, with any adjustments recorded through cost of goods sold. Remaining precious metal inventory is accounted for primarily at fair value.

Certain customers and suppliers of H&H choose to do business on a “pool” basis and furnish precious metal to H&H for return in fabricated form or for purchase from or return to the supplier. When the customer metal is returned in fabricated form, the customer is charged a fabrication charge. The value of this customer metal is not included on the Company’s consolidated balance sheet. To the extent H&H is able to utilize customer precious metal in its production processes, such customer metal replaces the need for H&H to purchase its own inventory. As of September 30, 2014, H&H’s customer metal consisted of 172,209 ounces of silver, 532 ounces of gold and 1,391 ounces of palladium.

Supplemental inventory information:	September 30,	December 31,
(in thousands, except per ounce)	2014	2013
Precious metals stated at LIFO cost	$9,078	$5,090
Precious metals stated under non-LIFO cost methods, primarily at fair value	$14,096	$13,687
Market value per ounce:
Silver	$17.52	$19.49
Gold	$1,213.75	$1,201.50
Palladium	$802.00	$711.00

Note 6 – Goodwill and Other Intangibles

The changes in the net carrying amount of goodwill by reportable segment for the nine months ended September 30, 2014 were as follows (in thousands):

Segment	Balance at January 1, 2014	Foreign Currency Translation Adjustments	Additions	Adjustments	Balance at September 30, 2014	Accumulated Impairment Losses
Joining Materials	$16,275	$(24)	$—	$—	$16,251	$—
Tubing	1,895	—	—	—	1,895	—
Building Materials	50,044	—	—	76	50,120	—
Arlon	9,298	—	—	—	9,298	(1,140)
Total	$77,512	$(24)	$—	$76	$77,564	$(1,140)

Other intangible assets as of September 30, 2014 and December 31, 2013 consisted of:

(in thousands)	September 30, 2014			December 31, 2013
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer relationships	$52,477	$(18,817)	$33,660	$52,565	$(16,259)	$36,306
Trademarks, trade names and brand names	10,249	(2,562)	7,687	10,231	(2,116)	8,115
Patents and patent applications	5,300	(2,150)	3,150	5,103	(1,870)	3,233
Non-compete agreements	709	(664)	45	906	(839)	67
Other	1,758	(1,367)	391	1,808	(1,193)	615
Total	$70,493	$(25,560)	$44,933	$70,613	$(22,277)	$48,336

Amortization expense totaled $3.5 million and $3.0 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in amortization expense during 2014 was principally due to the Company’s acquisitions of Wolverine Joining and PAM discussed in Note 3 - “Acquisitions.”

Note 7 – Investments

The Company holds an investment in the common stock of a public company, ModusLink Global Solutions, Inc. (“ModusLink”), which is classified as an investment in associated company on the consolidated balance sheet. The value of this investment decreased from $34.0 million at December 31, 2013 to $21.3 million at September 30, 2014 due entirely to changes in the share price of ModusLink’s common stock.

As of March 11, 2013, Steel Partners Holdings L.P. (“SPLP”) and its associated companies, which include the Company, owned a combined total of 6,481,185 ModusLink common shares, which represented 14.7% of ModusLink’s outstanding shares. SPLP is a majority shareholder of HNH, owning directly or indirectly through its subsidiaries in excess of 50% of HNH’s common shares. The power to vote and dispose of the securities held by SPLP is controlled by Steel Partners Holdings GP Inc. (“SPH GP”). On February 11, 2013, SPLP entered into an agreement (“Investment Agreement”) whereby, under certain conditions, it agreed to purchase 7,500,000 shares of ModusLink common stock at a price of $4.00 per share and receive warrants to purchase 2,000,000 additional shares of ModusLink common stock at an exercise price of $5.00 per share. In connection with the Investment Agreement, HNH agreed that for a period of two years following the date of the Investment Agreement, HNH and its affiliates, which include SPLP, ownership may not exceed 30% of ModusLink’s outstanding common stock in the aggregate, except for any acquisitions of common stock in connection with the exercise of the aforementioned 2,000,000 warrants.

At its annual meeting held on March 12, 2013, ModusLink’s stockholders voted to approve the Investment Agreement with SPLP and also to elect Warren G. Lichtenstein and Glen M. Kassan to the ModusLink Board of Directors, both of whom are directors of HNH, and Mr. Lichtenstein is Executive Chairman of SPH GP. Mr. Lichtenstein was also designated Chairman of the Board of ModusLink. Also on March 12, 2013, pursuant to the terms and conditions of the Investment Agreement, SPLP purchased the 7,500,000 shares of ModusLink’s common stock. As of September 30, 2014, SPLP and HNH own approximately 15.4% and 11.4% of ModusLink’s common stock, respectively, for an aggregate ownership of 26.8%. The outstanding warrants to purchase 2,000,000 additional shares of ModusLink common stock held by SPLP will expire on the date that is five years following the closing of the Investment Agreement.

As a result of the board representation described above, together with SPLP’s direct ownership of an additional 15.4% of ModusLink common stock, HNH has concluded that it has significant influence over the operating and financial policies of ModusLink. The Company’s investment in ModusLink became subject to the equity method of accounting as of March 12, 2013. HNH has elected the option to value its investment in ModusLink using fair value effective March 12, 2013 in order to more appropriately reflect the value of this investment in its consolidated financial statements. As a result, the Company now carries its ModusLink investment on the consolidated balance sheet at fair value, with unrealized gains and losses on the investment reported in net income or loss.

HNH had historically accounted for its investment in ModusLink as an available-for-sale security in non-current assets on the consolidated balance sheet. The unrealized gain or loss associated with this security was included in accumulated other comprehensive loss on the consolidated balance sheet and also in the consolidated statement of changes in stockholders’ equity, net of tax. The change in the unrealized gain or loss was included in other comprehensive income or loss. On March 12, 2013, the accumulated unrealized loss of $2.4 million, net of tax, related to our ModusLink investment that was recorded in accumulated other comprehensive loss was reclassified to earnings. Prior to March 12, 2013, there had been no sales or realized gains or losses from this marketable security, and no impairments, whether other-than-temporary or not, recognized in the consolidated income statement.

ModusLink’s fiscal year ends on July 31. Summarized unaudited information as to assets, liabilities and results of operations of ModusLink for the nine months ended July 31, 2014, its most recently completed fiscal period, and the comparable prior period are as follows:

	July 31,	July 31,
(in thousands)	2014	2013
Current assets	$405,768	$291,086
Non-current assets	$45,878	$52,610
Current liabilities	$198,594	$176,431
Non-current liabilities	$81,434	$10,360
Stockholders’ equity	$171,618	$156,905

	Nine Months Ended
	July 31,
(in thousands)	2014	2013
Net revenue	$531,985	$557,453
Gross profit	$52,730	$55,746
Loss from continuing operations	$(16,900)	$(29,499)
Net loss	$(16,899)	$(29,697)

Note 8 – Debt

Debt at September 30, 2014 and December 31, 2013 was as follows:

	September 30,	December 31,
(in thousands)	2014	2013
Short-term debt
Foreign	$629	$304
Long-term debt
Senior term loans	—	116,000
Revolving facilities	211,000	30,950
Other H&H debt - domestic	8,102	8,279
Foreign loan facilities	1,522	1,658
Sub total	220,624	156,887
Less portion due within one year	352	12,818
Total long-term debt	220,272	144,069
Total debt	$221,253	$157,191

Senior Credit Facilities

On August 29, 2014, H&H Group entered into an amended and restated senior credit agreement (“Senior Credit Facility”), which provides for an up to $365.0 million senior secured revolving credit facility, including a $20.0 million sublimit for the issuance of letters of credit and a $20.0 million sublimit for the issuance of swing loans. Borrowings under the Senior Credit Facility bear interest, at H&H Group’s option, at either LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement (2.50% and 1.50%, respectively, for LIBOR and Base Rate borrowings at September 30, 2014), and the revolving facility provides for a commitment fee to be paid on unused borrowings. The weighted-average interest rate on the revolving facility was 2.70% at September 30, 2014.

The Senior Credit Facility will expire, with all amounts outstanding due and payable, on August 29, 2019. The Senior Credit Facility is guaranteed by substantially all existing and thereafter acquired or created domestic and Canadian wholly-owned subsidiaries of H&H Group. The Senior Credit Facility restricts H&H Group’s ability to transfer cash or other assets to HNH, subject to certain exceptions, including required pension payments to the WHX Corporation Pension Plan (“WHX Pension Plan”). The Senior Credit Facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants, which include a maximum ratio limit on Total Leverage and a minimum ratio limit on Fixed Charge Coverage, as defined, as well as a minimum liquidity level. The Company was in compliance with all debt covenants at September 30, 2014.

The Company’s prior senior credit facility, as amended, consisted of a revolving credit facility in an aggregate principal amount not to exceed $110.0 million and a senior term loan. On August 5, 2014, this agreement was further amended to, among other things, permit a new $40.0 million term loan and permit H&H Group to make a distribution to HNH of up to $80.0 million. The revolving facility provided for a commitment fee to be paid on unused borrowings. Borrowings under the senior credit facility bore interest, at H&H Group’s option, at a rate based on LIBOR or the Base Rate, as defined, plus an applicable margin as set forth in the loan agreement. On August 29, 2014, all amounts outstanding under this agreement were repaid.

Interest Rate Swap Agreements

H&H Group entered into an interest rate swap agreement in February 2013 to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.569% over the life of the agreement on an initial $56.4 million notional amount of debt, with the notional amount decreasing by $1.1 million, $1.8 million and $2.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016. H&H Group entered into a second interest rate swap agreement in June 2013, also to reduce its exposure to interest rate fluctuations. Under the interest rate swap, the Company receives one-month LIBOR in exchange for a fixed interest rate of 0.598% over the life of the agreement on an initial $5.0 million notional amount of debt, with the notional amount decreasing by $0.1 million, $0.2 million and $0.2 million per quarter in 2013, 2014 and 2015, respectively. The agreement expires in February 2016.

WHX CS Loan

On June 3, 2014, WHX CS Corp., a wholly-owned subsidiary of the Company, entered into a credit agreement (“WHX CS Loan”), which provided for a term loan facility with borrowing availability of up to a maximum aggregate principal amount of $15.0 million. The amounts outstanding under the WHX CS Loan bore interest at LIBOR plus 1.25%. On August 29, 2014, the WHX CS Loan was terminated and all outstanding amounts thereunder were repaid.

Subordinated Notes

On March 26, 2013, H&H Group instructed Wells Fargo Bank, National Association (“Wells Fargo”), as trustee and collateral agent, to deliver an irrevocable notice of H&H Group’s election to redeem all of its outstanding 10% subordinated secured notes due 2017 (“Subordinated Notes”) to the holders of the Subordinated Notes. Pursuant to the terms of that certain amended and restated indenture, dated as of December 13, 2010, as amended (“Indenture”), by and among H&H Group, the guarantors named therein and Wells Fargo, as trustee and collateral agent, H&H Group also instructed Wells Fargo to redeem, on April 25, 2013, approximately $31.8 million principal amount of Subordinated Notes, representing all of the remaining outstanding Subordinated Notes, at a redemption price equal to 112.6% of the principal amount and accrued but unpaid payment-in-kind-interest thereof, plus accrued and unpaid cash interest. The Subordinated Notes were part of a unit (“Unit”), and each Unit consisted of (i) Subordinated Notes and (ii) warrants to purchase shares of common stock of the Company (“Warrants”). The Subordinated Notes and Warrants which comprised the Unit were not detachable until October 14, 2013. Accordingly, all Units were also redeemed. On March 26, 2013, H&H Group irrevocably deposited with Wells Fargo funds totaling $36.9 million for such redemption and interest payment in order to satisfy and discharge its obligations under the Indenture from both a legal and accounting perspective. Interest expense for the three months ended March 31, 2013 included a $5.7 million loss associated with the redemption of the Subordinated Notes, including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts.

Note 9 – Derivative Instruments

Precious Metal and Commodity Inventories

H&H’s precious metal and commodity inventories are subject to market price fluctuations. H&H enters into commodity futures and forward contracts to mitigate the impact of price fluctuations on its precious and certain non-precious metal inventories that are not subject to fixed price contracts. The Company’s hedging strategy is designed to protect it against normal volatility; therefore, abnormal price changes in these commodities or markets could negatively impact H&H’s earnings. H&H does not enter into derivatives or other financial instruments for trading or speculative purposes.

As of September 30, 2014, the Company had the following outstanding futures contracts with settlement dates in December 2014. There were no forward contracts outstanding at September 30, 2014.

			Notional Value
Commodity	Amount		($ in millions)
Silver	860,000	ounces	$15.1
Gold	1,200	ounces	$1.5
Copper	300,000	pounds	$0.9
Tin	50	metric tons	$1.0

H&H accounts for these contracts as either fair value hedges or economic hedges under the guidance in Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging.

Fair Value Hedges. Of the total futures contracts outstanding, 610,000 ounces of silver and substantially all of the copper contracts are designated and accounted for as fair value hedges under ASC 815. The fair values of these derivatives are recognized as derivative assets and liabilities on the consolidated balance sheet. The net change in fair value of the derivative assets and liabilities, and the change in the fair value of the underlying hedged inventories, are recognized in the consolidated income statement, and such amounts principally offset each other due to the effectiveness of the hedges. Fair value hedges are associated primarily with the Company’s precious metal inventory carried at fair value.

Economic Hedges. The remaining outstanding futures contracts for silver, and all of the contracts for gold and tin, are accounted for as economic hedges. As these derivatives are not designated as accounting hedges under ASC 815, they are accounted for as derivatives with no hedge designation. The derivatives are marked to market, and both realized and unrealized gains and losses are recorded in current period earnings in the consolidated income statement. Economic hedges are associated primarily with the Company’s precious metal inventory valued using the LIFO method.

The futures contracts are exchange traded contracts acquired through a third party broker. Accordingly, the Company has determined that there is minimal credit risk of default. The Company estimates the fair value of its derivative contracts through the use of market quotes or with the assistance of brokers when market information is not available. The Company maintains collateral on account with the third-party broker. Such collateral consists of both cash that varies in amount depending on the value of open futures contracts, as well as ounces of precious metal held on account by the broker.

Debt Agreements

H&H Group has entered into two interest rate swap agreements to reduce its exposure to interest rate fluctuations. See Note 8 - “Debt” for further discussion of the terms of these arrangements. These derivatives are not designated as accounting hedges under U.S. GAAP; they are accounted for as derivatives with no hedge designation. The Company records the gains or losses both from the mark-to-market adjustments and net settlements in interest expense in the consolidated income statement as the hedges are intended to offset interest rate movements.

The Company’s Subordinated Notes had call premiums as well as Warrants associated with them. The Company treated the fair value of these features together as both a discount on the debt and a derivative liability at inception of the loan agreement. The discount was being amortized over the life of the notes as an adjustment to interest expense, and the derivative was marked to market at each balance sheet date. As discussed in Note 8 - “Debt,” on March 26, 2013, the Company discharged its obligations associated with the Subordinated Notes and Warrants, and therefore, all discounts and derivative accounts related to the Subordinated Notes and Warrants are now zero.

Effect of Derivative Instruments in the Consolidated Income Statements - Income/(Expense)

(in thousands)		Nine Months Ended
		September 30,
Derivative	Income Statement Line	2014	2013
Commodity contracts	Cost of goods sold	$1,428	$1,083
	Total derivatives designated as hedging instruments	$1,428	$1,083
Commodity contracts	Cost of goods sold	$25	$—
Commodity contracts	Realized and unrealized gain on derivatives	854	1,495
Interest rate swap agreements	Interest expense	(116)	(265)
Derivative features of Subordinated Notes	Realized and unrealized loss on derivatives	—	(793)
	Total derivatives not designated as hedging instruments	$763	$437
	Total derivatives	$2,191	$1,520

Fair Value of Derivative Instruments on the Consolidated Balance Sheets - Asset/(Liability)

(in thousands)		September 30,	December 31,
Derivative	Balance Sheet Location	2014	2013
Commodity contracts	Prepaid and other current assets	$1,227	$1,778
	Total derivatives designated as hedging instruments	$1,227	$1,778
Commodity contracts	Prepaid and other current assets/Accrued liabilities	$614	$(158)
Interest rate swap agreements	Other liabilities	(155)	(214)
	Total derivatives not designated as hedging instruments	$459	$(372)
	Total derivatives	$1,686	$1,406

Note 10 – Pensions and Other Post-Retirement Benefits

The following table presents the components of net periodic pension expense for the Company’s pension plans for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Interest cost	$15,504	$13,946
Expected return on plan assets	(18,167)	(17,979)
Amortization of prior service cost	—	24
Amortization of actuarial loss	5,555	8,010
Total	$2,892	$4,001

The actuarial loss occurred principally because the historical investment returns on the assets of the WHX Pension Plan have been lower than the actuarial assumptions. The actuarial losses are being amortized over the average future lifetime of the participants, which is expected to be approximately 20 years. The Company believes that use of the future lifetime of the participants is appropriate because the WHX Pension Plan is completely inactive.

The Company expects to have required minimum contributions to the WHX Pension Plan of $2.9 million for the remainder of 2014, $15.6 million, $10.4 million, $9.4 million, $9.8 million and $47.5 million in 2015, 2016, 2017, 2018, and for the five years thereafter, respectively. Required future contributions are estimated based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes. Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

In addition to its pension plans, which are included in the table above, the Company also maintains several other post-retirement benefit plans covering certain of its employees and retirees. The approximate aggregate expense for these plans was $1.5 million and $1.4 million for the nine months ended September 30, 2014 and 2013, respectively.

Note 11 – Stockholders’ Equity

Common Stock Repurchase Program

On March 24, 2014, the Company’s Board of Directors approved the repurchase of up to an aggregate of $10.0 million of the Company’s common stock. On June 6, 2014, the Board of Directors further approved the repurchase of up to an aggregate of $3.0 million of the Company’s common stock, which is in addition to the previously approved repurchase of up to an aggregate of $10.0 million of common stock. Any such repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, in compliance with applicable laws and regulations. The repurchase program is expected to continue through the end of 2014 unless extended or shortened by the Board of Directors. As of September 30, 2014, the Company has repurchased 242,383 shares for a total purchase price of approximately $5.8 million under the 2014 repurchase program.

Tender Offer

On August 7, 2014, the Company commenced a tender offer to purchase for cash up to $60.0 million in value of shares of its common stock. The tender offer expired on September 5, 2014, and a total of 2,099,843 shares were properly tendered and repurchased by the Company at a price of $26.00 per share, for a total cost of approximately $54.7 million, including related fees and expenses.

Accumulated Other Comprehensive Loss

Changes, net of tax, in accumulated other comprehensive loss and its components follow:

(in thousands)	Foreign Currency Translation Adjustments	Changes in Net Pension and Other Benefit Obligations	Total
Balance at December 31, 2013	$(29)	$(181,902)	$(181,931)
Current period loss	(1,099)	—	(1,099)
Balance at September 30, 2014	$(1,128)	$(181,902)	$(183,030)

Note 12 – Stock-Based Compensation

During the nine months ended September 30, 2014, the Compensation Committee of the Company’s Board of Directors approved the grant of an aggregate of 219,483 shares of restricted stock under the 2007 Incentive Stock Plan, as amended (“2007 Plan”), to certain employees, members of the Board of Directors and service providers. Restricted stock grants made to employees are in lieu of a long-term incentive plan component in the Company’s bonus plan for those individuals who receive shares of restricted stock.

Compensation expense is measured based on the fair value of the stock-based awards on the grant date, as measured by the NASDAQ closing price for the Company’s common stock. Compensation expense is recognized in the consolidated income statement on a straight-line basis over the requisite service period, which is the vesting period. The restricted stock grants made to employees and service providers in 2014 vest in approximately equal annual installments over a three year period from the grant date. The restricted stock grants to the Company’s non-employee directors vest one year from the grant date.

The Company allows certain grantees to forego the issuance of shares to meet applicable income tax withholding due as a result of the vesting of restricted stock. Such shares are returned to the unissued shares of the Company’s common stock. During the nine months ended September 30, 2014, 52,622 shares were foregone by employees and service providers in connection with income tax withholding obligations.

Restricted stock activity under the Company’s 2007 Plan was as follows for the nine months ended September 30, 2014:

(shares)	Employees and Service Providers	Directors	Total
Balance, January 1, 2014	645,411	620,000	1,265,411
Granted	54,483	165,000	219,483
Forfeited	(28,750)	—	(28,750)
Reduced for income tax obligations	(52,622)	—	(52,622)
Balance, September 30, 2014	618,522	785,000	1,403,522

Vested	400,384	620,000	1,020,384
Non-vested	218,138	165,000	383,138

The Company has recognized compensation expense related to restricted shares of $3.8 million and $3.6 million for the nine months ended September 30, 2014 and 2013, respectively. Unearned compensation expense related to restricted shares at September 30, 2014 is $3.9 million, which is net of an estimated 5% forfeiture rate for employees and service providers. This amount will be recognized over the remaining vesting period of the restricted shares.

Note 13 – Income Taxes

For the nine months ended September 30, 2014 and 2013, tax provisions from continuing operations of $19.9 million and $13.6 million, respectively, were recorded. The effective tax rates in the nine months ended September 30, 2014 and 2013 were 39.7% and 40.0%, respectively. The provision for income taxes is based on the current estimate of the annual effective tax rate, adjusted for discrete items that occurred within the respective periods. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income, as well as changes in estimates associated with our projected annual state tax expense.

Note 14 – Earnings Per Share

The computation of basic earnings per share of common stock is calculated by dividing net income by the weighted-average number of shares of the Company’s common stock outstanding, as follows:

	Nine Months Ended September 30,
(in thousands, except per share)	2014	2013
Income from continuing operations, net of tax	$22,524	$15,422
Weighted-average number of common shares outstanding	12,858	13,298
Income from continuing operations, net of tax, per share	$1.75	$1.16
Net income from discontinued operations	$42	$14,108
Weighted-average number of common shares outstanding	12,858	13,298
Discontinued operations, net of tax, per share	$0.01	$1.06
Net income	$22,566	$29,530
Weighted-average number of common shares outstanding	12,858	13,298
Net income per share	$1.76	$2.22

Diluted earnings per share gives effect to dilutive potential common shares outstanding during the reporting period. The Company had potentially dilutive common share equivalents, in the form of outstanding stock options, during the nine months ended September 30, 2014 and 2013, although none were dilutive because the exercise price of these equivalents exceeded the market value of the Company’s common stock during those periods. As of September 30, 2014, stock options for an aggregate of 38,600 shares are excluded from the calculations above.

Note 15 – Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date. Fair value measurements are broken down into three levels based on the reliability of inputs as follows:

Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment (“Level 1”).

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures (“Level 2”).

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date (“Level 3”).

The fair value of the Company’s financial instruments, such as cash and cash equivalents, trade and other receivables, and trade payables, approximate carrying value due to the short-term maturities of these assets and liabilities. Carrying cost approximates fair value for the Company’s long-term debt which has variable interest rates.

The fair value of the Company’s investment in associated company is a Level 1 measurement because the underlying security is listed on a national securities exchange.

The precious metal and commodity inventories associated with the Company’s fair value hedges (see Note 9 - “Derivative Instruments”) are reported at fair value. Fair values of these inventories are based on quoted market prices on commodity exchanges and are considered Level 1 measurements. The derivative instruments that the Company purchases in connection with its precious metal and commodity inventories, specifically commodity futures and forward contracts, are also valued at fair value. The futures contracts are Level 1 measurements since they are traded on a commodity exchange. The forward contracts are entered into with a counterparty and are considered Level 2 measurements.

The Company’s interest rate swap agreements are considered Level 2 measurements as the inputs are observable at commonly quoted intervals.

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2014 and December 31, 2013:

	Asset (Liability) as of September 30, 2014
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$21,329	$21,329	$—	$—
Precious metal and commodity inventories recorded at fair value	$15,421	$15,421	$—	$—
Commodity contracts on precious metal and commodity inventories	$1,841	$1,841	$—	$—
Interest rate swap agreements	$(155)	$—	$(155)	$—

	Asset (Liability) as of December 31, 2013
(in thousands)	Total	Level 1	Level 2	Level 3
Investment in associated company	$33,983	$33,983	$—	$—
Precious metal and commodity inventories recorded at fair value	$14,766	$14,766	$—	$—
Commodity contracts on precious metal and commodity inventories	$1,620	$1,620	$—	$—
Interest rate swap agreements	$(214)	$—	$(214)	$—

The Company’s non-financial assets and liabilities measured at fair value on a non-recurring basis include goodwill and other intangible assets, any assets and liabilities acquired in a business combination, or its long-lived assets written down to fair value. To measure fair value for such assets and liabilities, the Company uses techniques including an income approach, a market approach and/or appraisals (Level 3 inputs). Long-lived assets consisting of land and buildings used in previously operating businesses and currently unused, which total $9.3 million as of September 30, 2014, are carried at the lower of cost or fair value, and are included primarily in other non-current assets on the consolidated balance sheet. A reduction in the carrying value of such long-lived assets is recorded as an asset impairment charge in the consolidated income statement.

Note 16 – Commitments and Contingencies

Environmental Matters

Certain H&H Group subsidiaries have existing and contingent liabilities relating to environmental matters, including capital expenditures, costs of remediation, and potential fines and penalties relating to possible violations of national and state environmental laws. Those subsidiaries have substantial remediation expenses on an ongoing basis, although such costs are continually being readjusted based upon the emergence of new techniques and alternative methods. The Company had approximately $1.8 million accrued related to estimated environmental remediation costs as of September 30, 2014. The Company also has insurance coverage available for several of these matters and believes that excess insurance coverage may be available as well. During the quarters ended September 30, 2014 and 2013, the Company recorded insurance reimbursements totaling $2.0 million and $1.1 million, respectively, for previously incurred remediation costs.

In addition, certain H&H Group subsidiaries have been identified as potentially responsible parties (“PRPs”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statutes at sites and are parties to administrative consent orders in connection with certain properties. Those subsidiaries may be subject to joint and several liabilities imposed by CERCLA on PRPs. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant in identifying PRPs and allocating or determining liability among them, the subsidiaries are unable to reasonably estimate the ultimate cost of compliance with such laws.

Based upon information currently available, however, the H&H Group subsidiaries do not expect that their respective environmental costs, including the incurrence of additional fines and penalties, if any, will have a material adverse effect on them or that the resolution of these environmental matters will have a material adverse effect on the financial position, results of operations or cash flows of such subsidiaries or the Company, but there can be no such assurances. The Company anticipates that the H&H Group subsidiaries will pay any such amounts out of their respective working capital, although there is no assurance that they will have sufficient funds to pay them. In the event that the H&H Group subsidiaries are unable to fund their liabilities, claims could be made against their respective parent companies, including H&H Group and/or HNH, for payment of such liabilities.

Among the sites where certain H&H Group subsidiaries may have more substantial environmental liabilities are the following:

H&H has been working with the Connecticut Department of Energy and Environmental Protection (“CTDEEP”) with respect to its obligations under a 1989 consent order that applies to a property in Connecticut that H&H sold in 2003 (“Sold Parcel”) and an adjacent parcel (“Adjacent Parcel”) that together with the Sold Parcel comprises the site of a former H&H manufacturing facility. Remediation of all soil conditions on the Sold Parcel was completed on April 6, 2007. On September 11, 2008, the CTDEEP advised H&H that it had approved H&H’s December 28, 2007 Soil Remediation Action Report, as amended, thereby concluding the active remediation of the Sold Parcel. The remaining remediation, monitoring and regulatory administrative costs for the Sold Parcel are expected to approximate $0.1 million. With respect to the Adjacent Parcel, an ecological risk assessment has been completed and the results, along with proposed clean up goals, will be submitted to the CTDEEP for their review and approval. The total remediation costs for the Adjacent Parcel cannot be reasonably estimated at this time. Accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of H&H or the Company.

In 1986, Handy & Harman Electronic Materials Corporation (“HHEM”), a subsidiary of H&H, entered into an administrative consent order (“ACO”) with the New Jersey Department of Environmental Protection (“NJDEP”) with regard to certain property that it purchased in 1984 in New Jersey. The ACO involves investigation and remediation activities to be performed with regard to soil and groundwater contamination. Thereafter, in 1998, HHEM and H&H settled a case brought by the local municipality in regard to this site and also settled with certain of its insurance carriers. HHEM is actively remediating the property and continuing to investigate effective methods for achieving compliance with the ACO. A remedial investigation report was filed with the NJDEP in December 2007. By letter dated December 12, 2008, the NJDEP issued its approval with respect to additional investigation and remediation activities discussed in the December 2007 remedial investigation report. HHEM anticipates entering into discussions with the NJDEP to address that agency’s potential natural resource damage claims, the ultimate scope and cost of which cannot be estimated at this time. Pursuant to a settlement agreement with the former owner/operator of the site, the responsibility for site investigation and remediation costs, as well as any other costs, as defined in the settlement agreement, related to or arising from environmental contamination on the property (collectively, “Costs”) are contractually allocated 75% to the former owner/operator (with separate guaranties by the two joint venture partners of the former owner/operator for 37.5% each) and 25% jointly to HHEM and H&H after the first $1.0 million. The $1.0 million was paid solely by the former owner/operator. As of September 30, 2014, over and above the $1.0 million, total investigation and remediation costs of approximately $4.4 million and $1.4 million have been expended by the former owner/operator and HHEM, respectively, in accordance with the settlement agreement. Additionally, HHEM is currently being reimbursed indirectly through insurance coverage for a portion of the Costs for which HHEM is responsible. HHEM believes that there is additional excess insurance coverage, which it intends to pursue as necessary. HHEM anticipates that there will be additional remediation expenses to be incurred once a final remediation plan is agreed upon. There is no assurance that the former owner/operator or guarantors will continue to timely reimburse HHEM for expenditures and/or will be financially capable of fulfilling their obligations under the settlement agreement and the guaranties. The final Costs cannot be reasonably estimated at this time, and accordingly, there can be no assurance that the resolution of this matter will not be material to the financial position, results of operations or cash flows of HHEM or the Company.

HHEM is continuing to comply with a 1987 consent order from the Massachusetts Department of Environmental Protection (“MADEP”) to investigate and remediate the soil and groundwater conditions at a commercial/industrial property in Massachusetts. On June 30, 2010, HHEM filed a Response Action Outcome report to close the site since HHEM’s licensed site professional concluded that groundwater monitoring demonstrated that the groundwater conditions have stabilized or continue to improve at the site. On June 20, 2013, HHEM received the MADEP’s Notice of Audit Findings and Notice of Noncompliance (“Notice”). HHEM and its consultant held meetings with the MADEP to resolve differences identified in the Notice. As a result of those meetings and subsequent discussions, HHEM will conduct additional sampling, testing, site investigations and install additional off-site wells. The additional work is expected to be completed by December 31, 2014, with the follow-up response report submitted to the MADEP in the first quarter of 2015. The cost of this additional work is estimated at $0.3 million. Additional costs could result from these testing activities and final acceptance of the remediation plan by the MADEP, which cannot be reasonably estimated at this time.

Other Litigation

In the ordinary course of our business, we are subject to periodic lawsuits, investigations, claims and proceedings, including, but not limited to, contractual disputes, employment, environmental, health and safety matters, as well as claims associated with our historical acquisitions and divestitures. There is insurance coverage available for many of the foregoing actions. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations, claims and proceedings asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows, results of operations or liquidity.

Note 17 – Related Party Transactions

As of September 30, 2014, SPLP owned directly or indirectly through its subsidiaries 7,131,185 shares of the Company’s common stock, representing approximately 66.1% of outstanding shares. As of December 31, 2013, SPLP owned directly or indirectly through its subsidiaries 7,228,735 shares of the Company’s common stock, representing approximately 55.7% of outstanding shares. The power to vote and dispose of the securities held by SPLP is controlled by SPH GP. Warren G. Lichtenstein, our Chairman of the Board of Directors, is also the Executive Chairman of SPH GP. Certain other affiliates of SPH GP hold positions with the Company, including Glen M. Kassan, as former Chief Executive Officer and present Vice Chairman, Jack Howard, as Vice Chairman and Principal Executive Officer, James F. McCabe, Jr., as Chief Financial Officer and Leonard J. McGill, as Chief Legal Officer. The increase in SPLP’s ownership during the nine months ended September 30, 2014 was principally due to the reduction in the number of outstanding shares of the Company’s common stock as a result of the 2014 common stock repurchase program and the completion of the tender offer discussed in Note 11 - “Stockholders’ Equity.” In addition, DGT Holdings Corp., which is 82.7% owned by SPLP, tendered into the offer its 97,550 shares of the Company’s common stock.

The Company was indebted to SPLP under H&H Group’s Subordinated Notes until March 26, 2013, when H&H Group delivered an irrevocable notice of its election to redeem all of its outstanding Subordinated Notes to the holders and irrevocably deposited funds for such redemption and interest payments in order to satisfy and discharge its obligations under the Indenture as more fully described in Note 8 - “Debt.” SPLP received proceeds of $25.0 million in connection with the redemption of $21.6 million face amount of Subordinated Notes held by SPLP.

The Company has entered into a Management Services Agreement, as amended (“Management Services Agreement”), with SP Corporate Services LLC (“SP Corporate”). SP Corporate is an affiliate of SPLP. Pursuant to the Management Services Agreement, SP Corporate provides the Company with certain executive and corporate services, including, without limitation, legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services rendered for the Company or its subsidiaries. The Management Services Agreement further provides that the Company pay SP Corporate a fixed annual fee of approximately $8.89 million, consisting of (a) $1.74 million in consideration of the executive services provided by SP Corporate under the Management Services Agreement and (b) $7.15 million in consideration of the corporate services provided by SP Corporate under the Management Services Agreement. During the nine months ended September 30, 2014 and 2013, the Company also reimbursed SP Corporate and its affiliates approximately $0.3 million and $0.3 million, respectively, for business expenses incurred on its behalf pursuant to the Management Services Agreement.

The fees payable under the Management Services Agreement are subject to an annual review and such adjustments as may be agreed upon by SP Corporate and the Company. The Management Services Agreement has a term of one year and automatically renews for successive one-year periods unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of a termination fee to SP Corporate.

In connection with the Investment Agreement discussed in Note 7 - “Investments,” ModusLink agreed to reimburse SPLP’s reasonably documented out-of-pocket expenses associated with the agreement up to a maximum of $0.2 million, which was principally paid by and reimbursed to the Company during the first quarter of 2013.

Note 18 – Reportable Segments

HNH is a diversified holding company whose strategic business units encompass the following segments: Joining Materials, Tubing, Building Materials, Arlon Electronic Materials and Kasco Blades and Route Repair Services.

Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics. Management reviews net sales, gross profit and operating income to evaluate segment performance. Operating income for the segments generally includes costs directly attributable to the segment and excludes other unallocated general corporate expenses. Interest expense, other income and expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management.

The following table presents information about the Company’s reportable segments for the nine months ended September 30, 2014 and 2013:

Income Statement Data	Nine Months Ended
(in thousands)	September 30,
	2014	2013
Net sales:
Joining Materials	$162,796	$152,491
Tubing	61,834	68,628
Building Materials	200,568	177,742
Arlon	77,483	61,136
Kasco	43,359	42,918
Total net sales	$546,040	$502,915

Segment operating income:
Joining Materials	$18,046	$17,086
Tubing	10,098	13,165
Building Materials	25,924	23,586
Arlon	13,622	7,676
Kasco	2,468	3,249
Total segment operating income	70,158	64,762
Unallocated corporate expenses and non-operating units	(12,215)	(15,368)
Unallocated pension expense	(2,892)	(4,001)
Gain from asset dispositions	87	19
Operating income	55,138	45,412
Interest expense	(5,627)	(11,967)
Realized and unrealized gain on derivatives	854	702
Other expense	(114)	(279)
Income from continuing operations before tax and equity investment	$50,251	$33,868

Note 19 – Subsequent Events

On January 22, 2015, the Company completed the sale of the issued and outstanding equity interests of Arlon, LLC and its subsidiaries (other than Arlon India (Pvt) Limited) to Rogers Corporation, a Massachusetts corporation, for $157.0 million in cash, which is subject to a working capital adjustment and certain potential reductions as provided in the stock purchase agreement. The operations of Arlon, LLC comprise substantially all of HNH’s Arlon segment, and, beginning with HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Arlon’s historical financial results for periods prior to the sale will be reflected in the Company’s consolidated financial statements within discontinued operations.

Annex C

Handy & Harman Ltd.’s Unaudited Pro Forma Condensed Consolidated Financial Information

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 22, 2015, Handy & Harman Ltd. (“HNH”) completed the previously announced sale of Arlon, LLC (“Arlon”) to Rogers Corporation (“Rogers”) for $157 million in cash. The operations of Arlon comprised substantially all of HNH’s former Arlon Electronic Materials segment, which manufactures high performance materials for the printed circuit board industry and silicone rubber-based materials. The following unaudited pro forma condensed consolidated financial statements of HNH are being presented to give effect to the disposition of Arlon.

•
The unaudited pro forma condensed consolidated balance sheet of HNH as of September 30, 2014 was prepared as if the disposition of Arlon had occurred on September 30, 2014, and the pro forma adjustments give effect to events that are directly attributable to the transaction, regardless if they have a continuing impact or are nonrecurring.

•
The unaudited pro forma condensed consolidated income statements of HNH for the nine months ended September 30, 2014 and the years ended December 31, 2013, 2012 and 2011 reflect the removal of Arlon’s historical operating results from continuing operations and were prepared as if the disposition of Arlon had occurred on January 1, 2013. The pro forma adjustments give effect to events that are directly attributable to the transaction and have a continuing impact on the reported results of operations of HNH.

These unaudited pro forma condensed consolidated financial statements of HNH are derived from the audited and unaudited consolidated financial statements of HNH included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014. The pro forma adjustments are based on factually supportable available information and certain assumptions that management believes are reasonable.

These unaudited pro forma condensed consolidated financial statements do not purport to represent what the results of operations or financial position of HNH would actually have been had the transaction occurred on the dates noted above, or to project the results of operations or financial position of HNH for any future periods. In the opinion of management, all necessary adjustments to the unaudited pro forma financial statements have been made.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the related notes to these financial statements and with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of HNH included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

Beginning with HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Arlon’s historical financial results for periods prior to the sale will be reflected in HNH’s consolidated financial statements within discontinued operations.

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2014

(in thousands)	(A) Historical HNH	(B) Arlon Operations		Pro Forma Adjustments		Pro Forma HNH
ASSETS
Current Assets:
Cash and cash equivalents	$30,613	$—		$—		$30,613
Trade and other receivables, net	97,421	(16,772)		—		80,649
Inventories, net	76,400	(8,623)		—		67,777
Deferred income tax assets - current	20,553	(1,241)		—		19,312
Prepaid and other current assets	9,166	(734)		—		8,432
Assets of discontinued operations	641	—		—		641
Total current assets	234,794	(27,370)		—		207,424
Property, plant and equipment at cost, net	91,054	(24,699)		—		66,355
Goodwill	77,564	(9,298)		—		68,266
Other intangibles, net	44,933	(10,859)		—		34,074
Investment in associated company	21,329	—		—		21,329
Deferred income tax assets	49,331	7,974		(20,600	) (C)	36,705
Other non-current assets	16,922	—		—		16,922
Total assets	$535,927	$(64,252)		$(20,600)		$451,075
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$49,031	$(6,439)		$—		$42,592
Accrued liabilities	28,311	(4,021)		(190	) (D)	24,100
Accrued environmental liabilities	1,786	—		—		1,786
Short-term debt	629	—		—		629
Current portion of long-term debt	352	—		—		352
Deferred income tax liabilities - current	401	—		—		401
Liabilities of discontinued operations	20	—		—		20
Total current liabilities	80,530	(10,460)		(190)		69,880
Long-term debt	220,272	—		(145,695	) (E)	74,577
Accrued pension liability	128,659	(997)		—		127,662
Other post-retirement benefit obligations	2,506	—		—		2,506
Other liabilities	6,452	(1,704)		—		4,748
Total liabilities	438,419	(13,161)		(145,885)		279,373
Commitments and Contingencies
Stockholders’ Equity:
Common stock	136	—		—		136
Accumulated other comprehensive loss	(183,030)	462		—		(182,568)
Additional paid-in capital	568,110	—		259	(F)	568,369
Treasury stock, at cost	(70,298)	—		—		(70,298)
Accumulated deficit	(217,410)	(51,553	) (G)	125,026	(G)	(143,937)
Total stockholders’ equity	97,508	(51,091)		125,285		171,702
Total liabilities and stockholders’ equity	$535,927	$(64,252)		$(20,600)		$451,075

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(in thousands, except per share)	(A) Historical HNH	(B) Arlon Operations	Pro Forma Adjustments		Pro Forma HNH
Net sales	$546,040	$(77,483)	$—		$468,557
Cost of goods sold	390,513	(52,258)	—		338,255
Gross profit	155,527	(25,225)	—		130,302
Selling, general and administrative expenses	97,497	(11,577)	(397	) (D)	85,523
Pension expense	2,892	(87)	—		2,805
Operating income	55,138	(13,561)	397		41,974
Other:
Interest expense	5,627	(28)	—		5,599
Realized and unrealized gain on derivatives	(854)	—	—		(854)
Other expense	114	25	—		139
Income from continuing operations before tax and equity investment	50,251	(13,558)	397		37,090
Tax provision	19,944	(4,786)	159	(H)	15,317
Loss from associated company, net of tax	7,783	—	—		7,783
Income from continuing operations, net of tax	$22,524	$(8,772)	$238		$13,990
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$1.75				$1.09
Weighted-average number of common shares outstanding	12,858				12,858

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands, except per share)	(I) Historical HNH	(B) Arlon Operations	Pro Forma HNH
Net sales	$655,224	$(84,060)	$571,164
Cost of goods sold	470,349	(59,007)	411,342
Gross profit	184,875	(25,053)	159,822
Selling, general and administrative expenses	128,583	(14,170)	114,413
Pension expense	5,342	(136)	5,206
Operating income	50,950	(10,747)	40,203
Other:
Interest expense	13,705	(43)	13,662
Realized and unrealized gain on derivatives	(1,195)	—	(1,195)
Other expense	291	(51)	240
Income from continuing operations before tax and equity investment	38,149	(10,653)	27,496
Tax provision	16,028	(3,867)	12,161
Gain from associated company, net of tax	(6,006)	—	(6,006)
Income from continuing operations, net of tax	$28,127	$(6,786)	$21,341
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$2.12		$1.61
Weighted-average number of common shares outstanding	13,251		13,251

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share)	(I) Historical HNH	(B) Arlon Operations	Pro Forma HNH
Net sales	$579,528	$(80,815)	$498,713
Cost of goods sold	410,042	(54,829)	355,213
Gross profit	169,486	(25,986)	143,500
Selling, general and administrative expenses	116,383	(14,479)	101,904
Pension expense	3,313	(118)	3,195
Operating income	49,790	(11,389)	38,401
Other:
Interest expense	16,719	(31)	16,688
Realized and unrealized gain on derivatives	(2,582)	—	(2,582)
Other expense	439	(5)	434
Income from continuing operations before tax	35,214	(11,353)	23,861
Tax provision	13,065	(3,429)	9,636
Income from continuing operations, net of tax	$22,149	$(7,924)	$14,225
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$1.70		$1.09
Weighted-average number of common shares outstanding	13,032		13,032

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share)	(I) Historical HNH	(B) Arlon Operations	Pro Forma HNH
Net sales	$579,764	$(81,282)	$498,482
Cost of goods sold	421,886	(58,790)	363,096
Gross profit	157,878	(22,492)	135,386
Selling, general and administrative expenses	105,283	(13,453)	91,830
Pension expense	6,357	(41)	6,316
Asset impairment charge	700	(690)	10
Operating income	45,538	(8,308)	37,230
Other:
Interest expense	16,268	(79)	16,189
Realized and unrealized gain on derivatives	(418)	—	(418)
Other expense	1,360	7	1,367
Income from continuing operations before tax	28,328	(8,236)	20,092
Tax benefit	(106,088)	(2,191)	(108,279)
Income from continuing operations, net of tax	$134,416	$(6,045)	$128,371
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$10.71		$10.22
Weighted-average number of common shares outstanding	12,555		12,555

SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

HANDY & HARMAN LTD.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands)

(A)
Represents the unaudited consolidated balance sheet as of September 30, 2014 and the unaudited consolidated income statement for the nine months ended September 30, 2014 reported in HNH’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

(B)	Reflects the elimination of the assets and liabilities and results of operations of Arlon in accordance with Accounting Standards Codification 205-20, Discontinued Operations.

(C)
Reflects the utilization of $20,600 of HNH’s U.S. federal net operating tax loss carryforwards in connection with the taxable gain on the sale of Arlon. The tax provision on the sale of Arlon is expected to total approximately $18,867, including the write-off of net current and non-current deferred tax assets (liabilities) totaling $1,241 and ($7,974), respectively, associated with the operations of Arlon and $5,000 in currently payable taxes. The unaudited pro forma condensed consolidated balance sheet assumes all cash taxes payable associated with the sale of Arlon were paid as of September 30, 2014.

(D)
Represents the elimination of one-time transaction costs associated with the sale of Arlon accrued ($190) as of September 30, 2014 and expensed ($397) by HNH during the nine months ended September 30, 2014. No similar adjustments are required for the years ended December 31, 2013, 2012 or 2011. The unaudited pro forma condensed consolidated balance sheet assumes all cash transaction costs, which include the broker’s commission and other closing-related costs and exclude the non-cash stock-based compensation charges discussed below, associated with the sale of Arlon were paid as of September 30, 2014.

(E)
Represents the net cash proceeds, assuming payment of all cash taxes payable and one-time cash transaction costs, expected to be received in connection with the sale of Arlon. HNH is required to utilize the net cash proceeds to pay down amounts outstanding under its senior secured revolving credit facility. The amount of long-term debt to be repaid is comprised of the following:

Proceeds from the sale of Arlon	$157,000
Reduction in sale proceeds for certain Indebtedness, as defined in the stock purchase agreement	(2,052)
One-time cash transaction costs, excluding amounts paid prior to September 30, 2014	(4,253)
Estimated cash taxes payable associated with the sale of Arlon	(5,000)
Total repayment of long-term debt	$145,695

(F)	Represents the estimated impact of the acceleration of unvested restricted stock grants previously made to Arlon employees upon the sale of Arlon under signed employment agreements.

(G)	Net adjustments to accumulated deficit in connection with the sale of Arlon are comprised of the following:

Proceeds from the sale of Arlon	$157,000
Reduction in sale proceeds for certain Indebtedness, as defined in the stock purchase agreement	(2,052)
One-time transaction costs, including the acceleration of restricted stock grants	(4,322)
Book value of Arlon net assets transferred to Rogers, excluding deferred taxes	(57,824)
Estimated tax expense associated with the sale of Arlon	(18,867)
Reclassification of accumulated other comprehensive loss to income	(462)
Total adjustments to accumulated deficit	$73,473

(H)
Represents the tax effect of the elimination of one-time transaction costs associated with the sale of Arlon recorded by HNH during the nine months ended September 30, 2014 using HNH’s effective tax rate for the period.

(I)	Represents the consolidated income statements for the years ended December 31, 2013, 2012 and 2011 reported in HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Annex D

Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes thereto and our unaudited consolidated financial statements and related notes thereto attached as Annex A and Annex B, respectively. The following is a discussion and analysis of Handy & Harman Ltd.’s (“HNH” or the “Company”) consolidated results of operations for the years ended December 31, 2013, 2012 and 2011 and the nine months ended September 30, 2014 and September 30, 2013. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended September 30, 2014. HNH owns Handy & Harman Group Ltd. (“H&H Group”), which owns Handy & Harman (“H&H”) and Bairnco, LLC, formerly Bairnco Corporation.

Business Segments

HNH’s business units encompass the following segments: Joining Materials, Tubing, Building Materials and Kasco Blades and Route Repair Services (“Kasco”). Management has determined that certain operating companies should be aggregated and presented within a single segment on the basis that such segments have similar economic characteristics and share other qualitative characteristics. Management reviews net sales, gross profit and operating income to evaluate segment performance. Operating income for the segments generally includes costs directly attributable to the segment and excludes other unallocated general corporate expenses. Interest expense, other income and expense, and income taxes are not presented by segment since they are excluded from the measure of segment profitability reviewed by the Company’s management. As described under Discontinued Operations below, our business units also included the Arlon Electronic Materials (“Arlon”) segment which was discontinued upon the completion of the sale of the issued and outstanding equity interests of Arlon, LLC, a Delaware limited liability company and its subsidiaries (other than Arlon India (Pvt) Limited) on January 22, 2015. For a more complete description of the Company’s business segments, see “Item 1 - Business - Products and Product Mix” in our Annual Report on Form 10-K for the year ended December 31, 2013.

Discontinued Operations

On January 22, 2015, the Company completed the sale of the issued and outstanding equity interests of Arlon, LLC and its subsidiaries (other than Arlon India (Pvt) Limited) to Rogers Corporation, a Massachusetts corporation. The operations of Arlon, LLC comprised substantially all of the Company’s former Arlon segment. Arlon provided high performance materials for the printed circuit board (“PCB”) industry and silicone rubber-based insulation materials used in a broad range of industrial, military/aerospace, consumer and commercial markets, supplied high technology circuit substrate laminate materials to the PCB industry, as well as manufactured a line of market leading silicone rubber materials used in a broad range of military, consumer, industrial and commercial products.

The results of this business segment have been classified as discontinued operations in the Company’s consolidated financial statements. However, given that the sale of Arlon, LLC occurred after December 31, 2014,  the operations of Arlon are reflected in the tables and discussion of the Company’s continuing operations below. For information relating to the effect of the disposition of Arlon, LLC, please see the Unaudited Pro Forma Condensed Consolidated Financial Information attached as Annex C to this Information Statement.

Results of Operations

Comparison of the Nine Months Ended September 30, 2014 and 2013
The Company’s consolidated operating results for the nine months ended September 30, 2014 and 2013 are summarized in the following table:

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Net sales	$546,040	$502,915
Gross profit	155,527	145,534
Gross profit margin	28.5%	28.9%
Selling, general and administrative expenses	97,497	96,121
Pension expense	2,892	4,001
Operating income	55,138	45,412
Other:
Interest expense	5,627	11,967
Realized and unrealized gain on derivatives	(854)	(702)
Other expense	114	279
Income from continuing operations before tax and equity investment	50,251	33,868
Tax provision	19,944	13,563
Loss from associated company, net of tax	7,783	4,883
Income from continuing operations, net of tax	$22,524	$15,422

Net Sales

Net sales for the nine months ended September 30, 2014 increased by $43.1 million, or 8.6%, to $546.0 million, as compared to $502.9 million for the same period in 2013. The change in net sales reflects approximately $25.8 million in incremental sales associated with our recent acquisitions and a net increase from core growth of approximately $33.5 million, which were partially offset by a reduction of approximately $16.2 million in net sales due to lower average precious metal prices, principally due to silver. The acquisitions of Wolverine Joining Technologies, LLC (“Wolverine Joining”) and PAM Fastening Technology, Inc. (“PAM”), net of sales volume transferred to or from the acquired business units as part of the Company’s integration activities, provided incremental net sales of approximately $16.7 million and $9.1 million, respectively, during the nine months ended September 30, 2014. Excluding the impact of these acquisitions, value added sales, defined as net sales less revenue from the direct purchase and resale of precious metals, increased by approximately $33.5 million on higher volume, primarily from the Building Materials, Arlon and Joining Materials segments, which were partially offset by lower sales volume from the Tubing segment. The average silver market price was approximately $19.95 per troy ounce for the nine months ended September 30, 2014, as compared to $24.88 per troy ounce in the same period in 2013.

Gross Profit

Gross profit for the nine months ended September 30, 2014 increased to $155.5 million, as compared to $145.5 million for the same period in 2013, and as a percentage of net sales was relatively flat compared to the same period of the prior year. The change in gross profit reflects approximately $3.6 million in incremental gross profit associated with our recent acquisitions and a net increase from core growth of approximately $8.2 million, which were partially offset by a reduction of approximately $1.8 million in gross profit due to lower average precious metal prices. The acquisitions of Wolverine Joining and PAM, net of sales volume transferred to or from the acquired business units as part of the Company’s integration activities, provided incremental gross profit of approximately $1.2 million and $2.5 million, respectively, for the nine months ended September 30, 2014. Higher sales volume from the Building Materials, Arlon and Joining Materials segments lead to the increase in gross profit from our core business, which was partially offset by unfavorable production variances, leading to a decline in gross profit margin, in the Tubing segment due to lower sales volume.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) for the nine months ended September 30, 2014 was $97.5 million, as compared to $96.1 million for the same period a year ago. The higher SG&A for the nine months ended September 30, 2014 includes approximately $2.9 million in incremental expenses from the Wolverine Joining and PAM acquisitions, which were partially offset by a decrease of approximately $1.5 million from our core business in the 2014 period, primarily due to lower benefit costs and reduced business development expenses.

Pension Expense

Non-cash pension expense was $2.9 million for the nine months ended September 30, 2014, which was $1.1 million lower than the nine months ended September 30, 2013. We currently expect non-cash pension expense to be approximately $3.9 million in 2014, as compared to $5.3 million in 2013, due to an increase in the discount rate utilized to determine net periodic pension costs, based on rising interest rates, as well as strong returns on pension plan assets during 2013.

Interest Expense

Interest expense for the nine months ended September 30, 2014 was $5.6 million, as compared to $12.0 million for the nine months ended September 30, 2013. Interest expense for the nine months ended September 30, 2013 included a $5.7 million loss associated with the Company’s redemption of its 10% subordinated secured notes due 2017 (“Subordinated Notes”), including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts. The Company’s average interest rate was also lower for the nine months ended September 30, 2014, principally due to the Company’s redemption of the Subordinated Notes, but was offset by increased average borrowing levels in the third quarter of 2014.

Realized and Unrealized Gain on Derivatives

Realized and unrealized gains (losses) on derivatives for the nine months ended September 30, 2014 and 2013 were as follows:

(in thousands)	Nine Months Ended
	September 30,
Derivative	2014	2013
Commodity contracts (economic hedges)	$854	$1,495
Derivative features of Subordinated Notes	—	(793)
Total realized and unrealized gain on derivatives	$854	$702

H&H utilizes commodity forward and futures contracts to mitigate the impact of price fluctuations on its precious metal and certain non-precious metal inventories. The factors that affect the gain or loss on these derivative instruments are changes in the price of the associated metals and the amount of ounces hedged. In addition, the Company’s Subordinated Notes had embedded call premiums and warrants associated with them. The Company treated the fair value of these features together as both a discount on the debt and a derivative liability prior to the redemption of the Subordinated Notes and warrants in the first quarter of 2013. Upon redemption, the value of the derivative was removed from the balance sheet and such write-off is included in the $0.8 million loss noted above.

Tax Provision

For the nine months ended September 30, 2014 and 2013, tax provisions from continuing operations of $19.9 million and $13.6 million, respectively, were recorded. The effective tax rates in the nine months ended September 30, 2014 and 2013 were 39.7% and 40.0%, respectively. The provision for income taxes is based on the current estimate of the annual effective tax rate, adjusted for discrete items that occurred within the respective periods. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income, as well as changes in estimates associated with our projected annual state tax expense.

Loss from Associated Company

As described in Note 7 - “Investments” to our unaudited consolidated financial statements included as Annex B to this Information Statement, the Company concluded that it gained significant influence over the operating and financial policies of ModusLink Global Solutions, Inc. (“ModusLink”) during the first quarter of 2013. The $4.9 million loss from associated company, net of tax, for the nine months ended September 30, 2013 includes the impact of the reclassification of the Company’s historical unrealized loss associated with this investment from accumulated other comprehensive loss to earnings. HNH has elected the option to value its investment in ModusLink using fair value in order to more appropriately reflect the value of the investment in its consolidated financial statements, and the loss recorded during the nine months ended September 30, 2014 is due entirely to changes in the share price of ModusLink’s common stock.

Segment Analysis

Segment net sales and operating income data for the nine months ended September 30, 2014 and 2013 are shown in the following table:

	Nine Months Ended September 30,
(in thousands)	2014	2013	% Change
Net sales:
Joining Materials	$162,796	$152,491	6.8%
Tubing	61,834	68,628	(9.9)%
Building Materials	200,568	177,742	12.8%
Arlon	77,483	61,136	26.7%
Kasco	43,359	42,918	1.0%
Total net sales	$546,040	$502,915	8.6%
Segment operating income:
Joining Materials	$18,046	$17,086	5.6%
Tubing	10,098	13,165	(23.3)%
Building Materials	25,924	23,586	9.9%
Arlon	13,622	7,676	77.5%
Kasco	2,468	3,249	(24.0)%
Total segment operating income	$70,158	$64,762	8.3%

Joining Materials

For the nine months ended September 30, 2014, the Joining Materials segment net sales increased by $10.3 million, or 6.8%, to $162.8 million, as compared to net sales of $152.5 million for the same period in 2013. The change in net sales reflects approximately $16.7 million in incremental sales associated with the acquisition of Wolverine Joining and a net increase from core growth of approximately $9.8 million, which were partially offset by a reduction of approximately $16.2 million in net sales due to lower average precious metal prices, primarily due to a $4.93 per troy ounce decline in the average market price of silver. The core growth of approximately $9.8 million was due to overall higher sales volume, including increased sales for our distributed product and aluminum product lines, partially offset by softness from the European and refining markets.

Segment operating income for the nine months ended September 30, 2014 increased by $1.0 million, or 5.6%, to $18.0 million, as compared to $17.1 million for the same period in 2013, as a result of higher sales volume and favorable product mix, which were partially offset by reduced profit generated on the material portion of our products in the Joining Materials segment, due principally to lower average precious metal prices, as well as due to higher severance and recruitment costs incurred in the nine months ended September 30, 2014. The effect of lower average precious metal prices reduced operating income by approximately $1.8 million on a year-to-date versus prior year’s year-to-date basis.

Tubing

For the nine months ended September 30, 2014, the Tubing segment net sales decreased by $6.8 million, or 9.9%, to $61.8 million, as compared to $68.6 million in same period of 2013. The decrease was primarily driven by lower sales volume of our stainless steel tubing products in the chemical processing and oil and gas markets served by the Tubing segment, partially offset by increased sales of welded carbon steel tubing for the transportation market.

Segment operating income for the nine months ended September 30, 2014 decreased by $3.1 million, or 23.3%, to $10.1 million, as compared to $13.2 million for the same period in 2013. Gross profit was lower during the first nine months of 2014, as compared to the same period in 2013, driven by the lower sales volume and associated unfavorable production variances, as compared to the same period in 2013.

Building Materials

For the nine months ended September 30, 2014, the Building Materials segment net sales increased by $22.8 million, or 12.8%, to $200.6 million, as compared to $177.7 million for the same period in 2013. The acquisition of PAM provided incremental net sales of approximately $9.1 million within the Building Materials segment during the nine months ended September 30, 2014, and sales of both roofing and FastenMaster products were higher, as compared to the same period of 2013, due to strong demand of roofing products in the private label sales channel and FastenMaster products from home centers and lumberyards.

Segment operating income increased by $2.3 million, or 9.9%, to $25.9 million for the nine months ended September 30, 2014, as compared to $23.6 million for the same period in 2013, primarily driven by higher sales volume. Gross profit margin for the nine months ended September 30, 2014 was lower as compared to the nine months ended September 30, 2013, primarily due to a change in sales mix, and the related impact on production variances, and higher international freight costs. Higher SG&A reflected increased employee headcount and product development expenses. The acquisition of PAM provided incremental operating income of approximately $0.9 million within the Building Materials segment during the nine months ended September 30, 2014.

Arlon

For the nine months ended September 30, 2014, the Arlon segment net sales increased by $16.3 million, or 26.7%, to $77.5 million, as compared to $61.1 million for the same period in 2013. The increase in net sales resulted primarily from market share gains and higher demand for printed circuit board materials for use in telecommunications infrastructure in the United States, Asian and European markets. Higher demand for our thermoset circuit materials and silicon rubber-based insulation materials also contributed to the increase of net sales for the nine months ended September 30, 2014.

Segment operating income increased by $5.9 million, or 77.5%, to $13.6 million for the nine months ended September 30, 2014, as compared to $7.7 million for the same period in 2013, driven by higher gross profit, as compared to the same period in 2013, primarily due to the higher sales volume and related manufacturing efficiencies.

Kasco

For the nine months ended September 30, 2014, the Kasco segment net sales increased by $0.4 million, or 1.0%, to $43.4 million, as compared to $42.9 million for the same period in 2013, primarily due to net sales improvements from its domestic distribution operations.

Segment operating income was $2.5 million for the nine months ended September 30, 2014, which was $0.8 million lower, as compared to the same period in 2013. The reduced operating income was primarily due to higher overhead and severance costs, as compared with the same period of the prior year, and reduced route productivity in the first quarter of 2014 due to adverse weather conditions.

Discussion of Consolidated Cash Flows

Comparison of the Nine Months Ended September 30, 2014 and 2013

The following table provides a summary of the Company’s consolidated cash flows for the nine months ended September 30, 2014 and 2013:

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
Net cash provided by operating activities	$23,152	$19,967
Net cash used in investing activities	(5,678)	(23,498)
Net cash provided by financing activities	3,011	2,540
Net change for the period	$20,485	$(991)

Operating Activities

Operating cash flows for the nine months ended September 30, 2014 were $3.2 million higher, as compared to the same period in 2013, reflecting the increase in operating income of $9.7 million. Trade and other receivables used $24.8 million during the nine month period of 2014, as compared to a use of $19.5 million for the same period in 2013. Such usage is due to higher net sales in the third quarter, as compared to the fourth quarter, of the Company’s fiscal year due to year-end plant shutdowns, and also reflects higher net sales during the 2014 period. Inventories used $11.0 million during the nine month period of 2014, as compared to $2.6 million for the same period in 2013. The higher inventory usage during the 2014 period was also primarily driven by overall higher sales volume. Other current liabilities used $3.9 million during the nine month period of 2014, as compared to $5.4 million for the same period in 2013, reflecting higher inventory purchases during the 2014 period, which were offset by the use of $17.9 million for pension contributions during the nine months ended September 30, 2014, as compared to $10.5 million for the same period in 2013. Prepaid and other current assets used $2.1 million during the nine months ended September 30, 2013, primarily due to precious metal hedging activities.

Investing Activities

Investing activities used $5.7 million of cash for the nine months ended September 30, 2014 and used $23.5 million during the same period of 2013. Capital spending of $9.8 million in the 2014 period was comparable with $10.6 million in the 2013 period. Investing activities included acquisition costs of $59.5 million, primarily related to Wolverine Joining, for the nine months ended September 30, 2013 and also included proceeds from sale of discontinued operations of $45.3 million. The Company also received $3.7 million during the third quarter of 2014 from the prior year sale of Continental Industries, Inc., which was previously held in escrow pending resolution of certain indemnification provisions contained in the sales agreement.

Financing Activities

For the nine months ended September 30, 2014, the Company’s financing activities provided $3.0 million of cash. Borrowings under the Company’s revolving credit facilities increased by $180.1 million during the nine months ended September 30, 2014, due primarily to the repayment of $156.2 million in terms loans during this period, which included repayment of an additional $40.0 million term loan borrowing during the third quarter of 2014. The Company also initiated $12.6 million in borrowings on its new WHX CS Loan facility during the nine months ended September 30, 2014, which were fully repaid during the third quarter of 2014. These changes in the Company’s financing structure were primarily the result of the Company’s entry into an amended and restated senior credit agreement on August 29, 2014. In addition, the Company used $60.5 million for the repurchase of its common stock during the nine months ended September 30, 2014.

For the nine months ended September 30, 2013, the Company’s financing activities provided $2.5 million of cash. The Company increased net borrowings on its revolving credit facility by $38.8 million and borrowed an additional $10.0 million on its senior term loan, which were partially offset by repayments of $6.9 million on its domestic term loans and $36.3 million used for the repurchase of the Company’s Subordinated Notes during the nine months ended September 30, 2013. The timing of disbursement check overdrafts provided $4.9 million during the nine months ended September 30, 2013. The Company also used $5.0 million for the repurchase of its common stock during the nine months ended September 30, 2013.

Comparison of the Years Ended December 31, 2013 and 2012

The Company’s consolidated operating results for the years ended December 31, 2013 and 2012 are summarized in the following table:

	Year Ended
	December 31,
(in thousands)	2013	2012
Net sales	$655,224	$579,528
Gross profit	184,875	169,486
Gross profit margin	28.2%	29.2%
Selling, general and administrative expenses	128,583	116,383
Pension expense	5,342	3,313
Operating income	50,950	49,790
Other:
Interest expense	13,705	16,719
Realized and unrealized gain on derivatives	(1,195)	(2,582)
Other expense	291	439
Income from continuing operations before tax and equity investment	38,149	35,214
Tax provision	16,028	13,065
Gain from associated company, net of tax	(6,006)	—
Income from continuing operations, net of tax	$28,127	$22,149

Net Sales

Net sales for the year ended December 31, 2013 increased by $75.7 million, or 13.1%, to $655.2 million, as compared to $579.5 million in 2012. Value added sales increased by $95.4 million on higher volume, primarily from the Joining Materials segment, including the acquisition of Wolverine Joining, the Tubing segment, and the Building Materials segment, and were partially offset by the impact of lower average precious metal prices of approximately $19.8 million, principally due to silver. The average silver market price was approximately $23.79 per troy ounce in the year ended December 31, 2013, as compared to $31.22 per troy ounce in 2012. The acquisition of Wolverine Joining provided incremental net sales of approximately $39.8 million in the year ended December 31, 2013, and the December 31, 2012 acquisition of W.P. Hickman Company (“Hickman”) provided incremental net sales of $17.1 million in 2013.

Gross Profit

Gross profit for the year ended December 31, 2013 increased to $184.9 million, as compared to $169.5 million in 2012. Gross profit as a percentage of net sales decreased to 28.2%, as compared to 29.2% in 2012. The decrease of 1.0% was due to unfavorable product mix and reduced profit generated on the material portion of our products in the Joining Materials segment, due principally to lower precious metal prices, and unfavorable production variances in the Arlon segment, which were partially offset by favorable product mix in the Tubing segment and increased sales of higher-margin branded fasteners in the Building Materials segment. The acquisition of Wolverine Joining provided incremental gross profit of approximately $3.6 million during the year ended December 31, 2013, and the acquisition of Hickman provided incremental gross profit of $7.5 million in 2013.

Selling, General and Administrative Expenses

SG&A for the year ended December 31, 2013 was $128.6 million, or 19.6% of net sales, as compared to $116.4 million, or 20.1% of net sales, in 2012. Lower SG&A as a percentage of net sales during 2013 was driven by effective cost control on higher sales volume and an insurance reimbursement of $1.1 million received for previously incurred environmental remediation costs, which were partially offset by higher business development costs, including acquisition fees and integration costs related to our acquisition of Wolverine Joining, as compared to 2012. Also, the lower average precious metal prices had a negative impact on SG&A as a percentage of net sales, as compared to the prior year.

Pension Expense

Non-cash pension expense was $5.3 million for the year ended December 31, 2013, which was $2.0 million higher than in 2012. The increase in non-cash pension expense was primarily due to the fact that historical investment returns on the assets of the WHX Corporation Pension Plan (“WHX Pension Plan”) have been lower than actuarial assumptions. Such actuarial losses are amortized and result in an increase in pension expense over the amortization period.

Interest Expense

Interest expense for the year ended December 31, 2013 was $13.7 million, as compared to $16.7 million in 2012. On March 26, 2013, H&H Group instructed Wells Fargo Bank, National Association (“Wells Fargo”), as trustee and collateral agent, to deliver an irrevocable notice of H&H Group’s election to redeem all of its outstanding Subordinated Notes and irrevocably deposited with Wells Fargo funds totaling $36.9 million for such redemption and interest payment in order to satisfy and discharge its obligations under the indenture. Interest expense for the three months ended March 31, 2013 included a $5.7 million loss associated with the redemption of the Subordinated Notes, including the redemption premium and the write-off of remaining deferred finance costs and unamortized debt discounts. This loss was offset by a lower average interest rate in the year ended December 31, 2013, principally due to the Company’s debt refinancing in the fourth quarter of 2012, which resulted in the write-off of $1.1 million in prior debt issuance costs in that period, and the redemption of the Subordinated Notes.

Realized and Unrealized Gain (Loss) on Derivatives

Realized and unrealized gain (loss) on derivatives for the years ended December 31, 2013 and 2012 were as follows:

(in thousands)	Year Ended
	December 31,
Derivative	2013	2012
Commodity contracts (economic hedges)	$1,988	$522
Derivative features of Subordinated Notes	(793)	2,060
Total realized and unrealized gain on derivatives	$1,195	$2,582

H&H utilizes commodity forward and futures contracts to mitigate the impact of price fluctuations on its precious metal and certain non-precious metal inventories. The factors that affect the gain or loss on these derivative instruments are changes in the price of the associated metals and the amount of ounces hedged. The $2.0 million gain in the year ended December 31, 2013 was primarily driven by a 23.8% average silver price decrease during the year.

In addition, the Company’s Subordinated Notes had embedded call premiums and warrants associated with them. Prior to redemption of the Subordinated Notes as described above, the Company treated the fair value of these features together as both a discount on the debt and a derivative liability at the inception of the loan agreement. The discount was being amortized over the 7-year life of the notes as an adjustment to interest expense, and the derivative was marked to market at each balance sheet date. Interest rates and the market price of HNH’s stock were significant factors that influenced the valuation of the derivative. Upon redemption, the value of the derivative was removed from the balance sheet and such write-off is included in the $0.8 million loss noted above.

Income Taxes

For the years ended December 31, 2013 and 2012, tax provisions of $16.0 million and $13.1 million from continuing operations were recorded, respectively. The effective tax rates in the years ended December 31, 2013 and 2012 were 42.0% and 37.1%, respectively. Changes in the effective tax rate arise principally from differences in the mix of income between taxable jurisdictions, including the impact of foreign sourced income.

Gain from Associated Company

As further described in Note 10 - “Investments” to our consolidated financial statements included as Annex A to this Information Statement, the Company concluded that it gained significant influence over the operating and financial policies of ModusLink during the first quarter of 2013. The $6.0 million gain from associated company is due primarily to increases in the share price of ModusLink’s common stock, which were partially offset by the impact of the reclassification of the Company’s historical unrealized loss associated with this investment from accumulated other comprehensive loss to earnings.

Segment Analysis

The following table summarizes information about HNH’s segment operating results for the years ended December 31, 2013 and 2012:

	Year ended December 31,
(in thousands)	2013	2012	Inc./(Decr.)	% Change
Net sales:
Joining Materials	$195,187	$174,621	$20,566	11.8%
Tubing	91,002	80,849	10,153	12.6%
Building Materials	226,806	189,106	37,700	19.9%
Arlon	84,060	80,815	3,245	4.0%
Kasco	58,169	54,137	4,032	7.4%
Total net sales	$655,224	$579,528	$75,696	13.1%
Segment operating income:
Joining Materials (a)	$16,624	$23,942	$(7,318)	(30.6)%
Tubing	17,434	14,258	3,176	22.3%
Building Materials	27,789	22,172	5,617	25.3%
Arlon	10,769	11,594	(825)	(7.1)%
Kasco	4,496	4,431	65	1.5%
Total segment operating income	$77,112	$76,397	$715	0.9%

a)
The results for the Joining Materials segment for 2012 include a gain of $0.6 million, resulting from the liquidation of precious metal inventory valued at LIFO cost. No similar gain was recorded in 2013 due to an increase in ending inventory quantities.

Joining Materials

For the year ended December 31, 2013, the Joining Materials segment net sales increased by $20.6 million, or 11.8%, to $195.2 million, as compared to net sales of $174.6 million in 2012. The increase in net sales was driven by higher sales volume, including the acquisition of Wolverine Joining, partially offset by a decrease of approximately $7.43 per troy ounce in the average market price of silver in the year ended December 31, 2013, as compared to 2012, as well as lower demand from the mining and exploration sectors. The effect of lower average precious metal prices reduced net sales by approximately $19.8 million, as compared to 2012. The acquisition of Wolverine Joining provided incremental net sales of approximately $39.8 million during the year ended December 31, 2013.

Segment operating income for the year ended December 31, 2013 decreased by $7.3 million, or 30.6%, to $16.6 million, as compared to $23.9 million in 2012. During the year ended December 31, 2013, lower gross profit margin resulted from unfavorable product mix and reduced profit generated on the material portion of our products in the Joining Materials segment, due principally to lower precious metal prices, as compared to 2012. The Joining Materials segment operating income was also unfavorably impacted by higher SG&A associated with business development activities, including acquisition fees and integration costs related to our acquisition of Wolverine Joining.

Tubing

For the year ended December 31, 2013, the Tubing segment net sales increased by $10.2 million, or 12.6%, to $91.0 million, as compared to $80.8 million in 2012. The increase was primarily driven by higher sales volume of our stainless steel tubing products for the oil and gas and chemical processing sectors served by the Tubing segment.

Segment operating income for the year ended December 31, 2013 increased by $3.2 million, or 22.3%, to $17.4 million, as compared to $14.3 million in 2012. The increase in segment operating income was driven primarily by gross profit margin improvement resulting from favorable product mix and higher sales volume.

Building Materials

For the year ended December 31, 2013, the Building Materials segment net sales increased by $37.7 million, or 19.9%, to $226.8 million, as compared to $189.1 million in 2012. The increase in net sales was primarily the result of higher sales of roofing products and FastenMaster products for the home center segment, as well as $17.1 million of incremental sales associated with the Hickman acquisition.

Segment operating income increased by $5.6 million, or 25.3%, to $27.8 million for the year ended December 31, 2013, as compared to $22.2 million in 2012. Gross profit margin for the year ended December 31, 2013 was higher, as compared to the year ended December 31, 2012, primarily due to increased sales of higher-margin branded fasteners. The remaining increase in operating income was primarily due to the higher roofing products sales level during the year ended December 31, 2013, as compared to the prior year.

Arlon

For the year ended December 31, 2013, the Arlon segment net sales increased by $3.2 million, or 4.0%, to $84.1 million, as compared to $80.8 million in 2012. The increase in net sales resulted from higher demand for printed circuit board materials for use in telecommunications infrastructure in Asia and increased sales of extruded silicone products.

Segment operating income decreased by $0.8 million, or 7.1%, to $10.8 million for the year ended December 31, 2013, as compared to $11.6 million in 2012. Gross profit margin was lower during the year ended December 31, 2013, as compared to 2012, primarily due to unfavorable production variances.

Kasco

For the year ended December 31, 2013, the Kasco segment net sales increased by $4.0 million, or 7.4%, to $58.2 million, as compared to $54.1 million in 2012. The net sales improvements were principally from its repair business sales in North America.

Segment operating income was $4.5 million for the year ended December 31, 2013, which was relatively flat compared to 2012. Higher gross profit as a result of increased sales levels during 2013 was offset by higher sales commissions, travel costs and automobile expenses, as compared with the prior year.

Comparison of the Years Ended December 31, 2012 and 2011

The Company’s consolidated operating results for the years ended December 31, 2012 and 2011 are summarized in the following table:

	Year Ended
	December 31,
(in thousands)	2012	2011
Net sales	$579,528	$579,764
Gross profit	169,486	157,878
Gross profit margin	29.2%	27.2%
Selling, general and administrative expenses	116,383	105,283
Pension expense	3,313	6,357
Asset impairment charge	—	700
Operating income	49,790	45,538
Other:
Interest expense	16,719	16,268
Realized and unrealized gain on derivatives	(2,582)	(418)
Other expense	439	1,360
Income from continuing operations before tax	35,214	28,328
Tax provision (benefit)	13,065	(106,088)
Income from continuing operations, net of tax	$22,149	$134,416

Net Sales

Net sales for the year ended December 31, 2012 were $579.5 million, which was relatively flat compared to the year ended December 31, 2011. Value added sales for the year ended December 31, 2012 increased $11.1 million driven by higher demand for our products, primarily in the Building Materials segment. Lower average precious metal prices, principally silver, had a negative effect of approximately $11.4 million on net sales for the year ended December 31, 2012. The average silver price was approximately $31.22 per troy ounce in 2012, as compared to $35.40 per troy ounce for the year ended December 31, 2011.

Gross Profit

For the year ended December 31, 2012, gross profit increased to $169.5 million, as compared to $157.9 million in 2011, and, as a percentage of net sales, increased to 29.2%, as compared to 27.2% in 2011. The gross margin improvement of 2.0% in the year ended December 31, 2012 was principally due to favorable product mix, effective cost control and improved operating efficiency at our manufacturing plants, across all segments.

Selling, General and Administrative Expenses

For the year ended December 31, 2012, SG&A was $116.4 million, or 20.1% of net sales, as compared to $105.3 million, or 18.2% of net sales, for the year ended December 31, 2011. The increase in SG&A as a percentage of net sales in 2012 was primarily due to higher selling and promotion costs related to product sales of the Building Materials segment, increased employee benefit costs, as compared to 2011, as well as costs associated with the Company’s business development activities in 2012, which resulted in the Zakład Przetwórstwa Metali INMET Sp. z o.o (“Inmet”) and Hickman business combinations. Also, the lower average precious metal prices had a negative impact on SG&A as a percentage of net sales, as compared to the prior year.

Pension Expense

For the year ended December 31, 2012, pension expense was $3.3 million, which was $3.0 million lower than for the year ended December 31, 2011. The reduction in non-cash pension expense was primarily due to a change in the amortization period for actuarial losses to reflect the average future lifetime of the participants, which is expected to be approximately 21 years, a longer period than the average future service years of active participants, which was previously used. The Company believes that use of the future lifetime of the participants is more appropriate because the WHX Pension Plan is now completely inactive.

Asset Impairment Charge

A non-cash asset impairment charge of $0.7 million was recorded for the year ended December 31, 2011 related to vacant land owned by the Company’s Arlon segment located in Rancho Cucamonga, California. The Company reduced this property’s carrying value by $0.7 million to reflect its lower fair market value.

Interest Expense

Interest expense for the year ended December 31, 2012 was $16.7 million, as compared to $16.3 million in 2011. As a result of certain Subordinated Note repurchases during both 2012 and 2011, interest expense included a $1.4 million loss for the year ended December 31, 2012 and a $0.2 million gain in the year ended December 31, 2011 related to such repurchases. In addition, the Company wrote-off $1.1 million in prior debt issuance costs based on the Company’s fourth quarter of 2012 debt refinancing. These unfavorable impacts on interest expense were partially offset by a lower average amount of borrowings outstanding and lower average interest rates on outstanding debt in 2012.

Realized and Unrealized Gain (Loss) on Derivatives

Realized and unrealized gain (loss) on derivatives for the years ended December 31, 2012 and 2011 were as follows:

(in thousands)	Year Ended
	December 31,
Derivative	2012	2011
Commodity contracts (economic hedges)	$522	$(1,236)
Derivative features of Subordinated Notes	2,060	1,654
Total realized and unrealized gain on derivatives	$2,582	$418

H&H utilizes commodity forward and futures contracts to mitigate the impact of price fluctuations on its precious metal inventory. The factors that affect the gain or loss on these derivative instruments are changes in the price of the associated metals and the amount of ounces hedged. The $0.5 million gain in the year ended December 31, 2012 was primarily driven by an 11.8% average silver price decrease during the year.

In addition, the Company’s Subordinated Notes had embedded call premiums and warrants associated with them. Prior to redemption of the Subordinated Notes, the Company treated the fair value of these features together as both a discount on the debt and a derivative liability at the inception of the loan agreement. The discount was being amortized over the 7-year life of the notes as an adjustment to interest expense, and the derivative was marked to market at each balance sheet date. Interest rates and the market price of HNH’s stock were significant factors that influenced the valuation of the derivative.

Income Taxes

For the years ended December 31, 2012 and 2011, a tax provision of $13.1 million and a tax benefit of $106.1 million from continuing operations were recorded, respectively. The increase in the tax provision for the year ended December 31, 2012, as compared to 2011, was due to a higher federal tax provision resulting principally from the non-recurring benefit of the Company’s reversal of its deferred income tax valuation allowance for federal net operating tax loss carryforwards in the fourth quarter of 2011.

Segment Analysis

The following table summarizes information about HNH’s segment operating results for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
(in thousands)	2012	2013	Inc./(Decr.)	% Change
Net sales:
Joining Materials	$174,621	$190,607	$(15,986)	(8.4)%
Tubing	80,849	76,676	4,173	5.4%
Building Materials	189,106	178,948	10,158	5.7%
Arlon	80,815	81,282	(467)	(0.6)%
Kasco	54,137	52,251	1,886	3.6%
Total net sales	$579,528	$579,764	$(236)	—%
Segment operating income:
Joining Materials (a)	$23,942	$24,747	$(805)	(3.3)%
Tubing	14,258	13,958	300	2.1%
Building Materials	22,172	19,883	2,289	11.5%
Arlon (b)	11,594	8,348	3,246	38.9%
Kasco	4,431	4,227	204	4.8%
Total segment operating income	$76,397	$71,163	$5,234	7.4%

a)
The results for the Joining Materials segment for 2012 and 2011 include gains of $0.6 million and $1.9 million, respectively, resulting from the liquidation of precious metal inventory valued at LIFO cost.

b)	Segment operating income for the Arlon segment for 2011 includes an asset impairment charge of $0.7 million to write-down certain vacant land located in Rancho Cucamonga, California to fair value.

Joining Materials

For the year ended December 31, 2012, the Joining Materials segment net sales decreased by $16.0 million, or 8.4%, to $174.6 million, as compared to net sales of $190.6 million in 2011. The decrease in net sales was primarily driven by a decrease of approximately $4.18 per troy ounce in the average market price of silver during 2012, as compared to 2011. The effect of lower average precious metal prices reduced net sales by approximately $11.4 million in 2012, as compared to 2011, and lower precious metals volumes, primarily sales to the mining and exploration industries, reduced net sales by $5.8 million. Increased sales volume of non-precious metal products made from aluminum and copper for the year ended December 31, 2012 partially offset the effect of lower silver prices and volumes as compared to 2011.

For the year ended December 31, 2012, segment operating income decreased by $0.8 million to $23.9 million, as compared to $24.7 million during 2011. The decreased segment operating income was primarily driven by lower gross profit as a result of reduced precious metal volumes and associated surcharge reductions, which were partially offset by a favorable product mix in non-precious metal products. SG&A also increased in the Joining Materials segment due to 2012 business development activity, leading to the acquisition of Inmet.

Tubing

For the year ended December 31, 2012, the Tubing segment net sales increased by $4.2 million, or 5.4%, to $80.8 million, as compared to $76.7 million in 2011. The increase was attributable to higher sales volume of our stainless steel tubing products for oil and gas projects served by the Tubing segment and new markets for our welded carbon steel tubing products.

For the year ended December 31, 2012, segment operating income increased by $0.3 million to $14.3 million, as compared to $14.0 million in 2011. Higher operating income was principally driven by higher sales volume of our stainless steel tubing products and higher gross profit margin from our welded carbon steel tubing products due to favorable product mix.

Building Materials

For the year ended December 31, 2012, the Building Materials segment net sales increased by $10.2 million, or 5.7%, to $189.1 million, as compared to $178.9 million in 2011. The increased net sales were driven by higher volume of branded fasteners due to strong demand in the home-center market, as well as for our co-branded products. Sales volume from the segment’s commercial roofing business during 2012 was relatively flat, as compared to 2011.

Segment operating income increased by $2.3 million to $22.2 million for the year ended December 31, 2012, as compared to $19.9 million in 2011. The increase in operating income was principally the result of the higher sales volume. Gross profit margin for the year ended December 31, 2012 was higher compared to the year ended December 31, 2011, primarily due to increased sales of higher-margin branded fasteners during 2012. These improvements were partially offset by higher selling and promotional costs.

Arlon

For the year ended December 31, 2012, Arlon segment net sales decreased by $0.5 million, or 0.6% to $80.8 million, as compared to $81.3 million in 2011. Lower sales were driven by reduced demand for printed circuit board materials related to the telecommunications infrastructure in China and thermoset products to the military defense industry, partially offset by growth from coil insulation, tape and specialty products.

Segment operating income increased by $3.2 million to $11.6 million for the year ended December 31, 2012, as compared to $8.3 million in 2011. Gross margin was higher during 2012, as compared to 2011, primarily due to favorable product mix, effective cost control and improved operating efficiencies from its China manufacturing facility. A non-cash asset impairment charge of $0.7 million was recorded for the year ended December 31, 2011. The non-cash asset impairment charge was related to vacant land owned by Arlon in Rancho Cucamonga, California. The Company reduced this property’s carrying value by $0.7 million to reflect its lower fair market value.

Kasco

For the year ended December 31, 2012, Kasco segment net sales increased by $1.9 million, or 3.6%, to $54.1 million, as compared to $52.3 million in 2011. The sales improvement was principally from its route business in the United States.

Kasco segment operating income was relatively flat for the year ended December 31, 2012, as compared with 2011. Improvements in gross margin resulting from increased route business, in addition to lower manufacturing costs from the production facility in Mexico, were offset by higher SG&A from higher commissions on route sales and additional selling headcount.

Discussion of Consolidated Cash Flows

Comparison of the Years Ended December 31, 2013 and 2012

For the year ended December 31, 2013, $49.2 million was provided by operating activities, $36.9 million was used in investing activities and $17.4 million was used in financing activities. The following table provides supplemental information regarding the Company’s cash flows from operating activities for the years ended December 31, 2013 and 2012:

	Year ended
	December 31,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income	$42,029	$26,481
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items:
Depreciation and amortization	16,138	13,343
Non-cash stock-based compensation	4,860	4,476
Non-cash gain from investment in associated company, net of tax	(6,006)	—
Accrued interest not paid in cash	93	1,333
Loss on early retirement of debt	5,662	1,368
Non-cash pension expense	5,342	3,313
Non-cash loss (gain) from derivatives	1,051	(2,389)
Deferred income taxes	23,001	11,014
Other	(1,557)	2,317
Net income after non-cash items	90,613	61,256
Discontinued operations:
Net cash provided by operating activities	1,554	7,429
Non-cash gain on disposal of assets	(27,573)	(21)
Pension payments	(13,349)	(16,180)
Working capital, net of acquisitions:
Trade and other receivables	2,177	7,573
Precious metal inventory	519	1,013
Inventories other than precious metals	1,401	(1,434)
Prepaid and other current assets	(3,371)	1,006
Other current liabilities	(1,537)	(1,551)
Total working capital effect	(811)	6,607
Other items, net	(1,271)	(652)
Net cash provided by operating activities	$49,163	$58,439

Operating Activities

The Company reported net income of $42.0 million for the year ended December 31, 2013, which included $48.6 million of non-cash items, including depreciation and amortization of $16.1 million, non-cash stock-based compensation of $4.9 million, loss on early retirement of debt of $5.7 million and non-cash pension expense of $5.3 million. Other non-cash items included a deferred income tax change of $23.0 million, which was partially offset by a non-cash gain from investment in associated company, net of tax, of $6.0 million. Working capital used $0.8 million of cash during the year ended December 31, 2013, and the Company made pension payments of $13.3 million. As a result, net cash provided by operations was $49.2 million for the year ended December 31, 2013.

Operating cash flow for the year ended December 31, 2013 was $9.3 million lower, as compared to 2012. The decrease in cash flow from operations was principally attributable to net working capital increases during the year ended December 31, 2013, which reduced operating cash flow by $7.4 million, as compared to 2012. Accounts receivable provided $2.2 million in 2013, as compared to $7.6 million provided in 2012, primarily due to higher net sales during the fourth quarter of 2013, as compared to the fourth quarter of 2012. Inventory provided $1.9 million during 2013, as compared to a cash use of $0.4 million in 2012, driven by higher sales volume and lower precious metal prices in 2013. Prepaid and other current assets used $3.4 million in 2013, as compared to $1.0 million provided in 2012, primarily due to precious metal hedging activities as a result of lower precious metal prices and higher insurance premium payments in 2013.

Investing Activities

Investing activities used $36.9 million for the year ended December 31, 2013 and used $37.9 million in 2012. The investing activities in 2013 included acquisition consideration of $68.6 million, primarily related to the acquisitions of Wolverine Joining and PAM, as compared to $12.4 million in 2012. The 2013 balance also included proceeds from the sale of discontinued operations of $45.3 million. Capital spending in 2013 of $16.2 million was lower than the $20.3 million in 2012, primarily due to the purchase of a new building in the Building Materials segment and a facility expansion project in the Tubing segment during 2012. During 2012, the Company invested approximately $6.3 million, including brokerage commissions, in the common stock of ModusLink.

Financing Activities

The Company increased net borrowings on its revolving credit facility by $31.0 million and borrowed an additional $10.0 million on its senior term loan. These increases were offset by repayments of $9.3 million on its domestic term loans and $3.5 million on its foreign borrowings, and $36.3 million used for the repurchase of the Company’s Subordinated Notes for the year ended December 31, 2013. The timing of disbursement check overdrafts provided $1.8 million for the year ended December 31, 2013, as compared to a use of $1.4 million in 2012. The Company also used $9.8 million for the repurchase of its common stock during the year ended December 31, 2013.

For the year ended December 31, 2012, the Company’s financing activities used $12.2 million of cash. This included net borrowings of $25.5 million on its domestic term loans, net repayments of $23.8 million on its revolving credit facilities and $10.8 million for the repurchase of Subordinated Notes during the year ended December 31, 2012.

Comparison of the Years Ended December 31, 2012 and 2011

For the year ended December 31, 2012, $58.4 million was provided by operating activities, $37.9 million was used in investing activities and $12.2 million was used in financing activities. The following table provides supplemental information regarding the Company’s cash flows from operating activities for the years ended December 31, 2012 and 2011:

	Year Ended
	December 31,
(in thousands)	2012	2011
Cash flows from operating activities:
Net income	$26,481	$138,775
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items:
Depreciation and amortization	13,343	14,148
Non-cash stock-based compensation	4,476	3,146
Asset impairment charge	—	700
Accrued interest not paid in cash	1,333	2,358
Loss (gain) on early retirement of debt	1,368	(189)
Non-cash pension expense	3,313	6,357
Non-cash gain from derivatives	(2,389)	(1,465)
Deferred income taxes	11,014	(105,669)
Other	2,317	3,624
Net income after non-cash items	61,256	61,785
Discontinued operations:
Net cash provided by (used in) operating activities	7,429	(2,677)
Non-cash gain on disposal of assets	(21)	(6,041)
Pension payments	(16,180)	(15,328)
Working capital, net of acquisitions:
Trade and other receivables	7,573	(7,621)
Precious metal inventory	1,013	(608)
Inventories other than precious metals	(1,434)	438
Prepaid and other current assets	1,006	(443)
Other current liabilities	(1,551)	(5,904)
Total working capital effect	6,607	(14,138)
Other items, net	(652)	(2,047)
Net cash provided by operating activities	$58,439	$21,554

Operating Activities

The Company reported net income of $26.5 million for the year ended December 31, 2012, which included $34.8 million of non-cash items, including depreciation and amortization of $13.3 million, non-cash stock-based compensation of $4.5 million and non-cash pension expense of $3.3 million. Other non-cash items included a deferred income tax change of $11.0 million, accrued interest not paid in cash of $1.3 million and $2.7 million amortization of deferred debt issuance costs, which were partially offset by unrealized gains on derivatives of $2.4 million. Working capital provided $6.6 million of cash during the year ended December 31, 2012, and the Company made pension payments of $16.2 million. As a result, net cash provided by operations was $58.4 million for the year ended December 31, 2012.

Operating cash flow for the year ended December 31, 2012 was $36.9 million higher, as compared to 2011. The increase in cash flow from operations was principally attributable to net working capital declines during the year ended December 31, 2012 and higher operating income, which increased by $4.3 million, as compared to 2011. Accounts receivable provided $7.6 million in 2012, as compared to a use of $7.6 million in 2011, principally due to lower silver prices in 2012, compared with rising prices in 2011. Other current liabilities used $4.4 million more cash during the year of 2011, as compared to 2012, primarily due to 2011 management award payments.

Investing Activities

Investing activities used $37.9 million for the year ended December 31, 2012 and used $14.3 million in 2011. During the fourth quarter of 2012, the Company acquired Inmet and Hickman for $4.0 million and $8.4 million, respectively, net of cash acquired. The 2011 balance included proceeds from the sale of discontinued operations of $26.5 million. In 2011, the Company also acquired Tiger Claw, Inc. for $8.5 million. Capital spending in 2012 was $20.3 million, as compared to $12.0 million in 2011. Capital spending in 2012 included the purchase of a new building in the Building Materials segment and a facility expansion project in the Tubing segment. During 2012 and 2011, the Company invested $6.3 million and $18.0 million, respectively, including brokerage commissions, in the common stock of ModusLink.

Financing Activities

For the year ended December 31, 2012, the Company’s financing activities used $12.2 million of cash. This included net borrowings of $25.5 million on its domestic term loans, net repayments of $23.8 million on its revolving credit facilities and $10.8 million for the repurchase of Subordinated Notes during the year ended December 31, 2012.

Financing activities used $9.2 million of cash for the year ended December 31, 2011. The Company borrowed an additional $50.0 million of domestic term loans during 2011 and decreased its borrowings under its revolving credit facility by $18.8 million during the year. The Company also paid down $4.5 million on its domestic term loans and repurchased $35.1 million of Subordinated Notes.

Contractual Obligations

The following table and discussion summarize the Company’s contractual obligations at December 31, 2013 and the effects such obligations are expected to have on liquidity and cash flows in future periods. This table has not been updated to reflect events or changes in circumstances subsequent to December 31, 2013.

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt (a)	$156,887	$12,818	$37,660	$106,409	$—
Estimated interest expense (b)	$16,022	$4,737	$8,054	$3,231	$—
Minimum pension contributions (c)	$120,488	$24,326	$38,808	$29,709	$27,645
Lease commitments	$15,491	$4,331	$5,566	$3,368	$2,226

a)	Assumes repayment of the $31.0 million outstanding balance on H&H Group’s senior revolving credit facility on its contractual maturity date.

b)
Estimated interest expense does not include non-cash amortization of debt issuance costs and debt discounts, which are included in interest expense in the Company’s consolidated financial statements. The interest rates used to estimate future interest expense were based on interest rates at December 31, 2013. As the majority of the Company’s long-term debt bears interest at variable rates, any future interest rate fluctuations will impact future cash payments.

c)
Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described elsewhere in the consolidated financial statements and related notes thereto attached as Annex A and Annex B to the Information Statement, as well as other changes such as any plan termination.

In connection with the Hickman acquisition, H&H agreed it would pay additional contingent consideration if the combined net sales of certain identified products exceed the parameters set forth in the asset purchase agreement in 2013 and 2014. The additional consideration would be equal to 20% of 2014 net sales in excess of the specified parameters. In no event shall the additional contingent consideration exceed $1.5 million. The estimated fair value, $0.2 million, related to the contingent portion of the purchase price was recognized at the acquisition date. There was no significant change in the estimated fair value of this liability during the year ended December 31, 2013.

The Company’s facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, foreign and local authorities relating to the protection of the environment. The Company could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws. The Company has incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by the Company (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which it has disposed of hazardous substances. As of December 31, 2013, the Company established a reserve totaling $3.2 million with respect to certain presently estimated environmental remediation costs. This reserve may not be adequate to cover the ultimate costs of remediation, including discovery of additional contaminants or the imposition of additional cleanup obligations, which could result in significant additional costs. In addition, the Company expects that future regulations, and changes in the text or interpretation of existing regulations, may subject it to increasingly stringent standards. Compliance with such requirements may make it necessary for the Company to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps, which may be at a substantial cost to it.

Liquidity and Capital Resources

The Company’s principal source of liquidity is its cash flows from operations. As of September 30, 2014, the Company’s current assets totaled $234.8 million, its current liabilities totaled $80.5 million and its net working capital was $154.3 million, as compared to net working capital of $104.5 million as of December 31, 2013 and $111.8 million as of December 31, 2012. The Company’s debt is principally held by H&H Group, a wholly-owned subsidiary of HNH. HNH’s subsidiaries borrow funds in order to finance capital expansion programs and for working capital needs. The terms of certain of those financing arrangements place restrictions on distributions of funds to HNH, the parent company, subject to certain exceptions including required pension payments to the WHX Pension Plan. The Company does not expect these restrictions to have an impact on HNH’s ability to meet its cash obligations. HNH’s ongoing operating cash flow requirements consist primarily of arranging for the funding of the minimum requirements of the WHX Pension Plan and paying HNH’s administrative costs. As of September 30, 2014, the Company expects to have required minimum contributions to the WHX Pension Plan of $2.9 million for the remainder of 2014, and $15.6 million, $10.4 million, $9.4 million, $9.8 million and $47.5 million in 2015, 2016, 2017, 2018, and for the five years thereafter, respectively. Required future contributions are estimated based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes. Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as any plan termination.

The Company believes it has access to adequate resources to meet its needs for normal operating costs, capital expenditures, mandatory debt redemptions and working capital for its existing business. These resources include cash and cash equivalents, cash provided by operating activities and unused lines of credit. On August 29, 2014, H&H Group entered into an amended and restated senior credit agreement, which provides for an up to $365.0 million senior secured revolving credit facility. As of September 30, 2014, H&H Group’s availability under its senior secured revolving credit facility was $75.1 million. The Company’s ability to satisfy its debt service obligations, to fund planned capital expenditures and required pension payments, and to make acquisitions will depend upon its future operating performance, which will be affected by prevailing economic conditions in the markets in which it operates, as well as financial, business and other factors, some of which are beyond its control. In addition, the Company’s senior secured revolving credit facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants. There can be no assurances that H&H Group will continue to have access to its lines of credit if its financial performance does not satisfy the financial covenants set forth in the financing agreement. If H&H Group does not meet certain of its financial covenants, and if it is unable to secure necessary waivers or other amendments from the respective lenders on terms acceptable to management, its ability to access available lines of credit could be limited, its debt obligations could be accelerated by the respective lenders and liquidity could be adversely affected.

Management is utilizing the following strategies to continue to enhance liquidity: (1) continuing to implement improvements, using the HNH Business System, throughout all of the Company’s operations to increase sales and operating efficiencies, (2) supporting profitable sales growth both internally and potentially through acquisitions and (3) evaluating from time to time and as appropriate, strategic alternatives with respect to its businesses and/or assets. The Company continues to examine all of its options and strategies, including acquisitions, divestitures and other corporate transactions, to increase cash flow and stockholder value.

Off-Balance Sheet Arrangements

It is not the Company’s usual business practice to enter into off-balance sheet arrangements such as guarantees on loans and financial commitments, indemnification arrangements and retained interests in assets transferred to an unconsolidated entity for securitization purposes. Certain customers and suppliers of the Joining Materials segment choose to do business on a “pool” basis. Such customers or suppliers furnish precious metal to subsidiaries of H&H for return in fabricated form or for purchase from or return to the supplier. When the customer’s precious metal is returned in fabricated form, the customer is charged a fabrication charge. The value of pooled precious metal is not included on the Company’s consolidated balance sheet. As of September 30, 2014, H&H’s customer metal consisted of 172,209 ounces of silver, 532 ounces of gold and 1,391 ounces of palladium.

The Company’s discussion and analysis of financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience, expected future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.